EXHIBIT 99.8

THE FOLLOWING IS A REFERENCE TRANSLATION OF THE JAPANESE LANGUAGE ORIGINAL VERSION, AND IS PROVIDED FOR YOUR CONVENIENCE ONLY. THE JAPANESE ORIGINAL VERSION OF THE NOTICE IS THE SOLE OFFICIAL VERSION AND IN THE EVENT OF ANY DISCREPANCY BETWEEN THE JAPANESE ORIGINAL VERSION AND THE ENGLISH TRANSLATION, THE JAPANESE ORIGINAL VERSION SHALL PREVAIL.
(Code Number 5016)
January 5, 2010
Nippon Mining Holdings, Inc.
10-1 Toranomon 2-chome, Minato-ku, Tokyo 105-0001
Mitsunori Takahagi,
President and Chief Executive Officer
Notice of the Extraordinary General Meeting of Shareholders
Dear shareholder of Nippon Mining Holdings, Inc. (the “Company”):
I am pleased to invite you to join the Extraordinary General Meeting of Shareholders of the Company to be held as scheduled below:
If you are unable to attend the Meeting, you can exercise your voting rights by means of either of the following methods, and are kindly requested to exercise your voting rights on or before 5 p.m., Tuesday, January 26, 2010, after examining following Reference Materials for the General Meeting of Shareholders.
[Voting by mail]
Please indicate your approval or disapproval of each of the proposals in the enclosed Voting Card and return it by mail so that it will be received by the Company on or before the deadline as stated above.
[Voting via the Internet]
Please access the web site specified by the Company for the purpose of exercising your voting rights, and follow the guidance on the site to enter your approval or disapproval of each of the proposals.
You are kindly advised to read “Guidance for the Exercise of Voting Rights via the Internet” on pages 39 to 40 hereof before exercising your voting rights via the Internet.

1.	Date and time 10 a.m., Wednesday, January 27, 2010

2.	Venue Nissho Hall, 2nd floor, Nippon Shobo Kaikan

9-16, Toranomon 2-chome, Minato-ku, Tokyo
3.	Meeting Agenda TO BE RESOLVED:

Item 1: Approval of Share Transfer Plan

Item 2: Partial Amendment of the Articles of Incorporation
4.	Matters Determined by the Board of Directors in relation to the Extraordinary General Meeting of Shareholders

(1)	In case a vote is exercised both by mail and via the Internet, only the vote exercised via the Internet shall be recognized as valid. In case a vote is exercised via the Internet more than once, the last vote shall be recognized as valid.

(2)	A shareholder who chooses to split his/her vote on any of the proposals is requested to notify the Company in writing of his/her intention to cast a split vote and the reason by Saturday, January 23, 2010.

1.	If you attend the meeting in person, please submit the enclosed Voting Card at reception.

2.	Corrections, if any, to the Reference Materials for the General Meeting of Shareholders shall be posted on the Company’s website (http://www.shinnikko-hd.co.jp/).

Reference Materials for the General Meeting of Shareholders
Agenda and Supplementary Information
Item 1: Approval of Share Transfer Plan
Nippon Mining Holdings, Inc. (“Nippon Mining”) and Nippon Oil Corporation (“Nippon Oil”) (collectively, the “Companies”) have agreed to establish JX Holdings, Inc. (“JX Holdings”) via a share transfer (the “Share Transfer”) to be effected on April 1, 2010, and to become wholly owned subsidiaries of JX Holdings. Upon approval by their boards of directors at their respective meetings held on October 30, 2009, the Companies formulated a share transfer plan (the “Share Transfer Plan”) dated October 30, 2009, and subsequently entered into an agreement to integrate their businesses (the “Business Integration Agreement”).
     Shareholders are being asked to approve the Share Transfer Plan in this Item 1. Following are our reasons for wishing to undertake the Share Transfer, details of the Share Transfer Plan, and other relevant information.
1. Reasons for Undertaking the Share Transfer
     With unprecedented large changes in the business environment expected in the energy, resources and materials industries, the Nippon Mining Group is pursuing sustainable growth as a top priority while also addressing current issues.
     Amid rising concern about environmental issues, we need to make concentrated efforts as a corporation, particularly in the areas of new energy and energy savings. Another pressing issue is our response to the worldwide movements to secure natural resources.
     To enable it to act ahead of such structural changes in the business environment and succeed amid intensifying competition, the Nippon Mining Group believes that the best way forward lies in integrating its enterprise resources with those of the Nippon Oil Group to further strengthen the operating foundations of both groups. Nippon Oil aims to vertically integrate its oil operations (i.e., to integrate from upstream through downstream) and aspires to be an integrated energy company through its petrochemical, fuel cell, and other operations. Further, Nippon Mining’s Metals business, another of its core businesses, is actively engaged in various fields including electronic materials, environmental recycling, overseas mining development, and most notably a copper business that ranks among the top global players. Nippon Mining believes that the formation of an even sturdier financial foundation through the business integration will enable the Metals business to take on promising large projects to an even greater extent and be beneficial to our future growth strategy.
     Based on these viewpoints, Nippon Mining has reached an agreement with Nippon Oil to integrate their management in accordance with the following three basic principles:
1)	On an equal footing, we will fully integrate our management functions across all our business sectors by combining the enterprise resources of our respective groups and utilizing their combined strength to the fullest extent. On this basis, we aim to become one of the world’s leading “integrated energy, resources and materials groups”, operating in the areas of Petroleum Refining and Marketing, Oil and Natural Gas Exploration and Production (“E&P”), and Metals.

2)	The integrated group will develop and pursue aggressive strategies for global growth, with efforts focused on maximizing corporate value by preferentially allocating enterprise resources to the sectors with the highest profitability while staying true to “best practices”.

3)	At an early stage, we will undertake a comprehensive restructuring of the Petroleum Refining and Marketing business that we believe would not have been possible before the two groups’ integration.
     The Companies will, subsequent to the establishment of JX Holdings, integrate, restructure and reorganize all businesses of the Companies and, as of July 1, 2010, form the Petroleum Refining and Marketing Business Company, the Oil and Natural Gas Exploration and Production Business Company, and the Metals Business Company, which will comprise the core of the JX Group.
     From a fair and objective point of view, the JX Group will review every cost and undertake, without exception, rationalization and streamlining in all of its businesses, focusing mainly on the Petroleum Refining and Marketing business. At the same time, it will work to realize synergistic benefits arising from the business integration. In concrete terms, we aim to realize synergistic benefits of ¥60.0 billion per annum over the first three years after integration, comprising benefits from (1) the reduction of excess facilities in the refinery division (¥14.0 billion), (2) greater supply-chain efficiency in procurement, supply coordination, and transport (¥13.0 billion), (3) greater efficiency in the purchasing division (¥10.0 billion), and (4) other cost reductions attributable to rationalization (¥23.0 billion). Further, we aim to increase such synergistic benefits of ¥100.0 billion or more per annum over five years after integration.
2.	Details of the Share Transfer Plan
     Details of the Share Transfer Plan can be found on the “Share Transfer Plan (Copy)” on pages 28 to 38.
3.	Matters Relating to the Appropriateness of Items Stipulated in Accordance with Article 773, Paragraph 1, Items 5 and 6, of the Companies Act
1)	Matters Relating to the Allocation of Shares

Shown below is the share exchange ratio (the “Exchange Ratio”) that will be used to allocate shares of common stock of JX Holdings to shareholders of the Companies, which will become JX Holdings’ wholly owned subsidiaries, when JX Holdings is established via the Share Transfer.
(1)	The Exchange Ratio is detailed in the following table.

	Nippon Mining	Nippon Oil
Exchange Ratio	1.00	1.07
Note 1:
1.00 share of the common stock of JX Holdings will be allocated and delivered per share of common stock of Nippon Mining, and 1.07 shares of the common stock of JX Holdings will be allocated and delivered per share of common stock of Nippon Oil. However, the above-mentioned Exchange Ratio may be altered by mutual agreement of the Companies if any material changes occur in the status of Nippon Mining’s or Nippon Oil’s operations, assets, or liabilities.
The number of JX Holdings shares constituting one unit will be 100 shares.
Note 2:
Number of Shares to be Newly Issued by JX Holdings (subject to change): 2,495,485,929 shares of common stock

The above number of shares to be issued by JX Holdings has been calculated based on the total number of issued and outstanding shares of the Companies as of March 31, 2009. The actual number of shares to be issued by JX Holdings is subject to change.
(2)	Basis of Calculation of Share Exchange Ratio etc.

a. Basis of Calculations
     In order to support its efforts to ensure the fairness of the calculation of the Exchange Ratio, Nippon Mining primarily requested UBS Securities Japan Ltd (“UBS”), as well as Merrill Lynch Japan Securities Co., Ltd. (“BofA Merrill Lynch”), and Daiwa Securities Capital Markets Co. Ltd. (“Daiwa SCM”; to which its corporate name was changed from Daiwa Securities SMBC Co. Ltd. as of January 1, 2010) to perform financial analyses relating to the Exchange Ratio and received a valuation analysis detailing summary Exchange Ratio calculation from each of these three companies. An overview of the bases of their calculations of the share Exchange Ratio is given in “Overview of Basis of Calculation of Share Exchange Ratio etc.” on pages 6 to 11.
     In order to support the fairness of the calculation of the Exchange Ratio, Nippon Oil requested Mizuho Securities Co., Ltd. (“Mizuho Securities”), JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”), and Nomura Securities Co., Ltd. (“Nomura Securities”) to perform financial analyses with respect to the Exchange Ratio and received a valuation analysis summary detailing Exchange Ratio calculations from each of these three companies.
b. Background of Calculation
     Nippon Mining, with reference to the analysis of the Exchange Ratio calculated by UBS, BofA Merrill Lynch, and Daiwa SCM, comprehensively considered the Companies’ financial condition, status of assets, future prospects and other factors. As a result of thorough negotiations and discussions concerning the Exchange Ratio, Nippon Mining reached the conclusion that the Exchange Ratio set forth above is appropriate and formally agreed with Nippon Oil and resolved to apply such Exchange Ratio in the share transfer on October 30, 2009.
     Nippon Mining received separate opinions, each dated October 30, 2009, from UBS, BofA Merrill Lynch and Daiwa SCM to the effect that, subject to the conditions in “Overview of Basis of Calculation of Exchange Ratio etc.” on pages 6 to 11 and certain other conditions, the agreed-upon Exchange Ratio was fair, from a financial point of view, to the common stock shareholders of Nippon Mining.
     Nippon Oil received separate opinions dated October 29, 2009 from J.P. Morgan and Nomura Securities, and a separate opinion dated October 30, 2009 from Mizuho Securities, to the effect that, subject to certain conditions, the agreed-upon exchange ratio was fair, from a financial point of view, to the common stock shareholders of Nippon Oil.
c. Relationship with the Financial Advisors
     None of the financial advisors to Nippon Mining (UBS, BofA Merrill Lynch or Daiwa SCM) and none of the financial advisors to Nippon Oil (Mizuho Securities, J.P. Morgan or Nomura Securities) is a related party of Nippon Mining or Nippon Oil, respectively, and does not have any significant conflict of interests that should be mentioned with respect to this organizational restructuring.
Overview of Basis of Calculation of Share Exchange Ratio etc.
1. UBS
     UBS, in connection with the preparation of its written opinion referred to below, performed a historical trading ratio analysis and a discounted cash flow (“DCF”) analysis. The results of these analyses, which in each instance are expressed in terms of the ratio of an implied value per share of Nippon Oil common stock to an implied value per share of Nippon Mining common stock, are set forth below.

Analysis Method	Implied Ratio
Historical Trading Ratio Analysis	1.103 – 1.129
DCF Analysis	1.067 – 1.147
     The historical trading ratio analysis was based on the closing price of the common stock of each Company on October 29, 2009 (the “Base Date”) and the average daily closing prices of the common stock of each company for the one-week, one-month, three-month, and six-month periods up to and including the Base Date. The DCF analysis did not take into account any potential synergies resulting from the share transfer.
     The Board of Directors of Nippon Mining received a written opinion from UBS dated October 30, 2009, to the effect that, as of such date and based on the various assumptions, matters considered and limitations described in the opinion, the Exchange Ratio to be used in the Share Transfer was fair, from a financial point of view, to the common stock shareholders of Nippon Mining. The issuance of the written opinion was approved by a committee authorized by UBS. In preparing its opinion, UBS assumed and relied upon, without independent verification and with the consent of the Nippon Mining board of directors, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion and did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Companies. With respect to the financial forecasts and estimates provided by the Companies, that UBS was directed by the Nippon Mining board of directors to utilize for purposes of its analyses, UBS assumed, at the direction of the Nippon Mining board of directors, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nippon Mining as to the future performance of the Companies. UBS’s opinion was based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of October 30, 2009.
     The written opinion included other significant assumptions and disclaimers related to UBS’ analyses and opinion, certain details of which are described in Note A below. UBS did not recommend any specific Exchange Ratio to Nippon Mining or its board of directors or state that any specific Exchange Ratio constituted the only appropriate Exchange Ratio. UBS expressed no opinion as to the price at which Nippon Mining shares will trade following the announcement of the Share Transfer or what the value of the JX Holdings shares will be when issued pursuant to the Share Transfer or the prices at which the JX Holdings shares will trade at any time.

     UBS considered that the financial and operating characteristics of the Companies cause their financial results to have limited comparability, for valuation purposes, to those of other companies and transactions and, accordingly, UBS relied primarily on the DCF analysis referred to above for purposes of its opinion. UBS assumes no responsibility to update, revise, or reconfirm either its opinion or analyses based on any circumstances, changes, or for any other cause arising after October 30, 2009.
     UBS has acted as lead financial advisor to Nippon Mining in connection with the Share Transfer and will receive a fee for its services, a portion of which was paid prior to the date hereof and a significant portion of which is contingent upon approval of the Share Transfer by the shareholders of each of the Companies. In the past, UBS and its affiliates have provided investment banking services to Nippon Mining, for which UBS and its affiliates received compensation.
2. Merrill Lynch
     BofA Merrill Lynch, considering the trends of the market share prices, forecasts and other aspects of the performance of the Companies, conducted valuation analyses as part of the process of preparing its written opinion referred to below using a market price analysis and a discounted cash flow (“DCF”) analysis, and the Board of Directors of Nippon Mining received a valuation analyses presentation from BofA Merrill Lynch on October 30, 2009. Furthermore, the Board of Directors of Nippon Mining received a written opinion on October 30, 2009, to the effect that, based on the assumptions set forth below and other conditions set forth in such written opinion, the Exchange Ratio to be used in the Share Transfer is fair, from a financial point of view, to the common stock shareholders of Nippon Mining, other than Nippon Oil and its affiliates. Moreover, the Board of Directors of Nippon Mining has received supplementary explanation from BofA Merrill Lynch concerning the assumptions and disclaimers related to its analyses and opinion in evaluating the Exchange Ratio. (Please see Note A for details.) The market price analysis was based (1) on the closing price of each company on October 23, 2009 (the “Base Date (i)”) and the average closing prices of each company for the one-month, three-month and six-month periods up to and including the Record Date (i) and (2) on the closing prices of each company on December 3, 2008 (the “Base Date (ii)”), the business day immediately prior to the day on which the Basic Agreement of Share Transfer of the Companies was announced, and the average closing prices for the one-month, three-month and six-month periods up to and including the Record Date (ii). The DCF analysis was based upon the stand-alone forecasts for each company supplied by Nippon Mining. The table below sets forth the primary methodologies that BofA Merrill Lynch used in its valuation analyses of the Companies, along with the ranges of Exchange Ratios suggested as a result of such valuations. (The following ranges represent the number of shares of the JX Holdings to be allotted for each Nippon Oil Share, assuming that one share of the JX Holdings is to be allotted for each Nippon Mining Share.)

Calculation Range of
Method Used		Exchange Ratio
(1)-1	Market Price Analysis (BaseDate (i))	1.10 – 1.12
(1)-2	Market Price Analysis (BaseDate (ii))	1.17 – 1.37
(2)	DCF Analysis	1.06 – 1.24

     BofA Merrill Lynch, in preparing its written opinion and conducting the valuation analyses, which were the basis for the written opinion, has assumed and relied on the accuracy and completeness of all information supplied to it by the Companies or otherwise made available to BofA Merrill Lynch, discussed with or reviewed by BofA Merrill Lynch, or publicly available, and has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets, liabilities or facilities of the Companies. Moreover, with respect to the prospects for business, profits, cash flow, assets, liabilities, new business plans, and other matters furnished to or discussed with BofA Merrill Lynch, in addition to any information concerning cost savings expected to arise from the Share Transfer or the expenses related to the execution of the Share Transfer including the amount and timing of such cost savings and related expenses and synergies, BofA Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Nippon Mining’s management as to the expected future financial performance of the Companies. The written opinion and valuation summary provided by BofA Merrill Lynch are necessarily based on the information available to it and economic conditions as they existed on October 30, 2009, and BofA Merrill Lynch assumes no responsibility to update, revise, or reconfirm either its opinion or analyses based on any circumstances, changes, or for any other cause arising after such date.
     BofA Merrill Lynch is acting as financial advisor to Nippon Mining and will receive a fee from Nippon Mining for its services, the entire amount of which is contingent on the signing of the Business Integration Agreement. BofA Merrill Lynch was not requested to, and did not, participate in the negotiation of the terms of the Share Transfer, and BofA Merrill Lynch was not requested to, and did not, provide any advice or services in connection with the Share Transfer other than the delivery of its opinion and the valuation analyses presentation which formed in substantial part the basis for such opinion.
3. Daiwa SCM
Daiwa SCM performed a stock price analysis and a discounted cash flow (“DCF”) analysis in the course of preparing its opinion referred to below. The results of the analyses are as follows. The calculation range of the Exchange Ratio shows the number of shares of common stock of JX Holdings to be allotted for each share of common stock of Nippon Oil, assuming that one share of common stock of the JX Holdings will be allotted for each share of Nippon Mining’s common stock.
     In performing the stock price analysis, Daiwa SCM set October 29, 2009 as a base date, and used the volume weighted average price of the Companies shares during the one-month, three-month and six-month periods prior to and including the Base Date as a basis for the analysis.

Adopted Method		Calculation Range of Exchange Ratio
(1)	Stock Price Analysis	1.08 – 1.10
(2)	DCF Analysis	0.97 – 1.10
     Daiwa SCM provided a summary of its analysis, dated October 30, 2009, to the board of directors of Nippon Mining. Furthermore, Daiwa SCM delivered to the board of directors of Nippon Mining a written opinion dated October 30, 2009, to the effect that, based on the assumptions and other conditions set forth in the opinion, the Exchange Ratio is fair from a financial point of view to the common stock shareholders of Nippon Mining. Please see Note A below for more information regarding the analyses conducted by Daiwa SCM and the significant assumptions and disclaimers relating to its opinion.
     Note A:
The valuation analyses and the written opinions delivered by each of UBS, BofA Merrill Lynch and Daiwa SCM (the “Nippon Mining Advisors”) were prepared for the use of the board of directors of Nippon Mining in connection with its evaluation of the Exchange Ratio for the Share Transfer, and may not be used or relied upon for any other purpose.
     The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Each of the Nippon Mining Advisors’ analyses necessarily involved complex considerations and judgments concerning financial and operational characteristics and other factors that could affect such analyses. Each of the Nippon Mining Advisors made qualitative judgments as to the significance and relevance of each analysis and each factor considered in the course of preparing its respective opinion. Accordingly, each of the Nippon Mining Advisors believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analysis, could create an incomplete view of the processes underlying such analysis and opinion. Each of the Nippon Mining Advisors made numerous assumptions with respect to Nippon Mining, Nippon Oil, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Nippon Mining and involve the application of complex methodologies and educated judgment. Analyses relating to the financial value of businesses or securities are not appraisals and may not reflect the present or future prices at which businesses, companies or securities may actually be sold, which may be significantly different from those suggested by those analyses. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
     Each of the Nippon Mining Advisors has assumed and relied upon, without independent verification and with the consent of the Nippon Mining board of directors, the accuracy and completeness in all material respects of the information relating to the Companies provided to or reviewed by them for the purpose of its respective analysis and opinion. In addition, with the consent of the Nippon Mining board of directors, the Nippon Mining Advisors have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, and have not conducted any physical inspection of the properties or facilities of, the Companies, and have not evaluated the solvency or fair value of the Companies under any Japanese or foreign laws relating to bankruptcy, insolvency or similar matters. With respect to internal oil and gas reserve, ore reserve and production estimates of the Companies, the Nippon Mining Advisors are not experts in the engineering, evaluation or appraisal of oil and gas properties or mining deposits and each of them has relied, without independent verification, upon the estimates provided to them by the management of Nippon Mining. With respect to the financial forecasts and estimates prepared by the Companies that the

Nippon Mining Advisors were directed by the Nippon Mining board of directors to utilize for purposes of their analyses (including adjustments made by the management of Nippon Mining), each of the Nippon Mining Advisors assumed, at the direction of the Nippon Mining board of directors, that such financial forecasts and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nippon Mining as to the future financial performance of the companies. In addition, each of the Nippon Mining Advisors assumed, with the approval of the Nippon Mining board of directors, that such financial forecasts and estimates would be achieved at the times and in the amounts projected. Each of the Nippon Mining Advisors assumed, with the consent of the Nippon Mining board of directors, that (i) the final executed form of the Business Integration Agreement would not differ in any material respect from the draft reviewed, (ii) the parties to the Business Integration Agreement would comply with all material terms of the Business Integration Agreement, (iii) the Share Transfer would be consummated in accordance with the terms of the Business Integration Agreement without any adverse waiver or amendment of any material term or condition thereof, (iv) all governmental, regulatory or other consents and approvals necessary for the consummation of the Share Transfer would be obtained without any material adverse effect on Nippon Mining, Nippon Oil, the JX Holdings or the Share Transfer and (v) the Share Transfer would qualify as a tax-free reorganization for Japanese income tax and corporate tax purposes. The opinion of each of the Nippon Mining Advisors was based on economic, monetary, market and other conditions as in effect on, and the information available to each such Advisor as of, the date of their respective opinion.
     None of the Nippon Mining Advisors was authorized to solicit, nor did any of them solicit, indications of interest in a transaction with Nippon Mining from any party.
     Nippon Mining has agreed to indemnify the Nippon Mining Advisors for certain liabilities arising out of their engagement. The Nippon Mining Advisors have, in the past, provided financial advisory and financial services to Nippon Mining and/or Nippon Oil and have received, and may receive, fees for the rendering of such services. Further, in the ordinary course of business, the Nippon Mining Advisors or their affiliates may engage in derivative or commodities transactions with Nippon Mining, Nippon Oil and their affiliates and may actively trade the common stock or other securities of Nippon Mining, as well as the common stock or other securities of Nippon Oil, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Each of the opinions of UBS, BofA Merrill Lynch and Daiwa SCM was approved by a committee authorized by the respective advisor.
     Neither the valuation analyses nor the respective written opinions delivered by the Nippon Mining Advisors address the merits of the underlying decision by Nippon Mining to engage in the Share Transfer as compared to other business strategies or transactions that might be available to Nippon Mining or constitute a recommendation to any stockholder of Nippon Mining as to how such stockholder should vote on (or whether any opposing stockholder should exercise its statutory opposition rights of appraisal in respect of) the Share Transfer or any matter related thereto. In addition, none of the Nippon Mining Advisors was asked to address, and none of their respective valuation analyses or written opinions addressed, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Nippon Mining other than the holders of the common stock of Nippon Mining. In addition, none of the Nippon Mining Advisors expressed any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Share Transfer, or any class of such persons, relative to the Exchange Ratio. In addition, the Nippon Mining Advisors expressed no opinion as to the terms, other than the Exchange Ratio to the extent expressly specified in their respective opinions, of the Share Transfer documents or the form of the transaction. None of the Nippon Mining Advisors expressed any opinion in their respective valuation analyses or written opinions as to the prices at which shares of Nippon Mining, Nippon Oil or the JX Holdings would trade following the announcement or consummation of the Share Transfer.
2) Matters Relating to the Amounts of Capital and Reserves
The Companies set the amounts of capital and reserves for JX Holdings as the time of its incorporation by the Share Transfer as follows.
(1) Paid-in capital: ¥100.0 billion
(2) Capital reserve: ¥25.0 billion
(3) Earned surplus reserve: ¥0
The abovementioned amounts of capital and reserves were determined through discussions between the Companies based on comprehensive study and consideration of the capital policy of JX Holdings and other circumstances. The amounts were set within the limits prescribed in Article 52 of the Corporate Accounting Regulations.
4.	Matters Relating to Nippon Oil
1)	Details of Financial Statements for Most Recent Fiscal Year (ended March 31, 2009)

Details appear in Attached Materials for Item 1, “Matters Relating to Nippon Oil Corporation for the Fiscal Year ended March 31, 2009,” of the Reference Materials for the General Meeting of Shareholders [Additional Volume], attached hereto.
2)	Details of Events Occurring After the End of the Most Recent Fiscal Year that Materially Impact Nippon Oil’s Assets

Not applicable
5.	Details of Events Occurring After the End of the Most Recent Fiscal Year that Materially Impact Nippon Mining’s Assets
     Not applicable

6.	Matters Relating to Candidates for Director of JX Holdings.
     Candidates for director of JX Holdings are set out below.

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Shinji Nishio (October 23, 1940)	April 1964	Joined Nippon Oil Corporation	(1) 0 shares (2) 105,000 shares (3) 112,350 shares
	June 1995	Director, Nippon Oil Corporation Comptroller, Nippon Oil Corporation

	June 2000	Director, Senior Vice President, Nippon Mitsubishi Oil Corporation

	June 2002	Representative Director, Executive Vice President, Nippon Oil Corporation

	April 2004	Executive Director of Corporate Management Division I and Executive Director of Corporate Management Division II, Nippon Oil Corporation

	June 2004	Executive Officer, Executive Director of Corporate Management Division I, Nippon Oil Corporation

	June 2005	Representative Director, President, Nippon Oil Corporation (to date)

	June 2008	President and Executive Officer, Nippon Oil Corporation (to date)

Mitsunori Takahagi (December 3, 1940)	April 1964	Joined Nippon Mining Co., Ltd.	(1) 81,770 shares (2) 0 shares (3) 81,770 shares
	June 1994	Director, Japan Energy Corporation

	June 1998	Managing Director, Japan Energy Corporation

June 1999	Director and Executive Corporate Officer, Japan Energy Corporation
Group General Manager, Managerial Staff Group, and Advisor to Chief Officer,
Corporate Principles Headquarters, Japan Energy Corporation

	April 2001	Deputy Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation

	June 2001	Senior Executive Corporate Officer, Japan Energy Corporation

	April 2002	President and Representative Director, Japan Energy Corporation

	September 2002	Director, Nippon Mining Holdings, Inc.

	April 2003	President and Representative Director, Japan Energy Corporation (Resigned June 2006)

	June 2006	President and Chief Executive Officer, Nippon Mining Holdings, Inc. (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Shigeo Hirai (May 30, 1948)	April 1971	Joined Nippon Oil Corporation	(1) 0 shares (2) 61,000 shares (3) 65,270 shares
	April 1999	Deputy General Manager of Corporate Planning & Managing Department, Nippon Mitsubishi Oil Corporation

	June 2000	General Manager of Corporate Planning & Managing Department, Nippon Mitsubishi Oil Corporation

	June 2002	Director, Nippon Oil Corporation

	June 2005	Director, Senior Vice President, Nippon Oil Corporation Executive Officer, Executive Director of Corporate Management Division I, Nippon Oil Corporation

	June 2008	Director, Nippon Oil Corporation (to date) Senior Vice President, Executive officer and Executive Director of Corporate Management Division I, Nippon Oil Corporation (to date)

Kiyonobu Sugiuchi (May 16, 1949)	April 1973	Joined Nippon Mining Co., Ltd.	(1) 22,770 shares (2) 0 shares (3) 22,770 shares
	June 1999	General Manager, Control Department, Managerial Staff Group (In charge of management), Japan Energy Corporation

	April 2001	Associate Director, Japan Energy Corporation (Resigned March 2003)

	September 2002	Senior Officer, Nippon Mining Holdings, Inc. In charge of management, Planning & Management Group, Nippon Mining Holdings, Inc. In charge of audit, Auditing Group, Nippon Mining Holdings, Inc.

	April 2004	In charge of finance, Financial Group, Nippon Mining Holdings, Inc. (to date)

	June 2004	Director, Nippon Mining Holdings, Inc.

	April 2006	In charge of Internal Control Promotion Department, Nippon Mining Holdings, Inc. (to date)

	April 2007	In charge of management and IR, Planning & Management Group, Nippon Mining Holdings, Inc. (to date)

	June 2007	Director, (Managing Director), Nippon Mining Holdings, Inc. (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Yukio Yamagata	April 1972	Joined Mitsubishi Oil Co., Ltd.	(1) 0 shares
(September 20, 1949)			(2) 23,525 shares
	April 1999	Deputy General Manager of Kyushu Branch Office, Nippon Mitsubishi Oil Corporation	(3) 25,171 shares

	June 2001	General Manager of Shikoku Branch Office, Nippon Mitsubishi Oil Corporation

	April 2003	General Manager of Kanto II Branch Office, Nippon Oil Corporation

	June 2004	Executive Officer, Nippon Oil Corporation General Manager of Tokyo Branch Office, Nippon Oil Corporation (Resigned June 2006)

	June 2006	Representative Director, President of Nippon Oil Business Services Co., Ltd. (Resigned March 2008)

	April 2008	Executive Officer, Nippon Oil Corporation Executive Director of Corporate Management Division II, Nippon Oil Corporation

	June 2008	Director, Nippon Oil Corporation (to date) Senior Vice President, Executive Officer and Executive Director of Corporate Management Division II, Nippon Oil Corporation (to date)

Kazuo Kagami	April 1975	Joined Nippon Mining Co., Ltd.	(1) 12,705 shares
(December 4, 1951)			(2) 0 shares
	April 1994	Transferred to Nippon Mining & Metals Co., Ltd.	(3) 12,705 shares

	April 1998	Deputy General Manager (in charge of labor control), Corporate Support Division, Nippon Mining & Metals Co., Ltd.

	April 2001	Executive Officer, Nippon Mining & Metals Co., Ltd.

	May 2001	In charge of Corporate Team, Executive Office, Nippon Mining & Metals Co., Ltd.

	April 2002	Deputy director of Saganoseki Smelter & Refinery, Nippon Mining & Metals Co., Ltd.

	April 2005	In charge of general affairs, General Administration Group, Nippon Mining & Metals Co., Ltd.

	April 2006	Director (Resigned June 2007), Executive Officer, Nippon Mining & Metals Co., Ltd.
In charge of General Administration Group, and Planning & Coordination Department (General Affairs), Resources & Metals Company, Nippon Mining & Metals Co., Ltd.

	April 2008	Executive Corporate Officer, Nippon Mining & Metals Co., Ltd. (Resigned June 2009)
In supervision of General Administration Group, Nippon Mining & Metals Co., Ltd.
Advisor to Chief Officer, Planning & Coordination Department, Metals Group, Nippon Mining & Metals Co., Ltd.

	April 2009	In charge of CSR Department, Nippon Mining & Metals Co., Ltd.

	June 2009	Director, Nippon Mining Holdings, Inc. (to date) In charge of general affairs, General Administration Group, Nippon Mining Holdings, Inc. (to date)
Secretary-General, Nippon Mining Management College, Nippon Mining Holdings, Inc. (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Ichiro Uchijima (February 9, 1952)	April 1976	Joined Kyodo Oil Co., Ltd.	(1) 10,000 shares (2) 0 shares (3) 10,000 shares
	September 1999	Senior Manager, Petroleum Retail Marketing Group, Japan Energy Corporation

	April 2003	General Manager, In charge of planning & management, Corporate & Planning Department, Japan Energy Corporation

	April 2004	General Manager, Planning & Management, Japan Energy Corporation

	April 2007	Corporate Officer, Japan Energy Corporation In charge of Planning & Management Department, Japan Energy Corporation (to date) In charge of Accounting Department, Japan Energy Corporation

	April 2008	In charge of Finance & Control Department, Japan Energy Corporation (to date)

	April 2009	Executive Corporate Officer, Japan Energy Corporation (to date)

Junichi Kawada (September 26, 1955)	April 1978	Joined Nippon Oil Corporation	(1) 0 shares (2) 14,000 shares (3) 14,980 shares
	April 1999	Group Manager of Organization Authority Group Corporate Planning & Management Department, Nippon Mitsubishi Oil Corporation

	June 2000	Group Manager of Legal & Corporate Affairs Group General Administration Department, Nippon Mitsubishi Oil Corporation

	April 2001	Deputy General Manager of General Administration Department, Nippon Mitsubishi Oil Corporation

	June 2004	General Manager of General Administration Department, Corporate Management Division II, Nippon Oil Corporation

	June 2007	Executive Officer, General Manager of General Administration Department Corporate Management Division II, Nippon Oil Corporation (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Yasushi Kimura	April 1970	Joined Nippon Oil Corporation	(1) 0 shares
(February 28 , 1948)			(2) 43,000 shares
	April 1999	Deputy General Manager of Marketing Department, Nippon Mitsubishi Oil Corporation	(3) 46,010 shares

	June 2001	General Manager of Industrial Energy Department, Nippon Mitsubishi Oil Corporation

	March 2002	General Manager of Kyushu Branch Office, Nippon Mitsubishi Oil Corporation

	June 2002	Director, Nippon Oil Corporation (Resigned June 2004)

	June 2004	Executive Officer, General Manager of Kyushu Branch Office, Nippon Oil Corporation

	June 2005	Director, Nippon Oil Corporation Executive Officer, Deputy Director of Lubricants & Specialties Business Division, Nippon Oil Corporation

	June 2007	Director, Senior Vice President, Nippon Oil Corporation Executive Officer, Executive Director of Energy Solution Division (to date)

	June 2008	Director, Nippon Oil Corporation (to date) Senior Vice President, Executive Officer and Executive Director of Energy Solution Division, Nippon Oil Corporation (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Isao Matsushita	April 1970	Joined Nippon Mining Co., Ltd.	(1) 33,000 shares
(April 3, 1947)			(2) 0 shares
	June 1998	Associate Director, Japan Energy Corporation General Manager, Finance Department, Japan Energy Corporation	(3) 33,000 shares

	April 2001	Corporate Officer, Japan Energy Corporation (Resigned September 2002) Deputy General Manager, Managerial Staff Group, Japan Energy Corporation

	September 2002	Director, Nippon Mining Holdings, Inc.
In charge of finance, Financial Group, Nippon Mining Holdings, Inc.

	June 2003	Managing Director, Nippon Mining Holdings, Inc.

April 2004	Director, Nippon Mining Holdings, Inc. (Resigned June 2004)
Executive Corporate Officer, Japan Energy Corporation In supervision of Supply Coordination Department, Logistics Department, Crude Oil and Products Acquisition Department, Japan Energy Corporation

	June 2004	Director, Japan Energy Corporation

	April 2005	Senior Executive Corporate Officer, Japan Energy Corporation
In supervision of Marketing Planning Department, Sales Department, Commercial Sales Department, Petroleum Retail Marketing Department and LP Gas Department, Japan Energy Corporation

	June 2006	President and Representative Director, Japan Energy Corporation (to date) Director, Nippon Mining Holdings, Inc. (to date)

(Representative positions at other companies) President and Representative Director, Japan Energy Corporation Representative Director, Japan Energy Development Co., Ltd.

Makoto Koseki	April 1969	Joined Nippon Oil Corporation	(1) 0 shares
(July 23, 1946)			(2) 34,000 shares
	June 1998	General Manager of Industrial Fuel Oil Department, Nippon Oil Corporation	(3) 36,380 shares

	July 2000	General Manager of Liquefied Natural Gas Department, Nippon Mitsubishi Oil Corporation

	July 2001	General Manager of Gas Business Department of Energy Innovation Division, Nippon Mitsubishi Oil Corporation

	June 2002	Director, Nippon Oil Corporation (Resigned June 2004)

	June 2004	Executive Officer, General Manager of Gas Business Department of Energy Innovation Division, Nippon Oil Corporation (Resigned June 2005)

	June 2005	Representative Director, Executive Vice President of Nippon Oil Exploration Ltd.

	March 2008	Representative Director, President of Nippon Oil Exploration Ltd. (to date)

	June 2008	Director, Nippon Oil Corporation (to date)

(Representative positions at other companies) Representative Director, President of Nippon Oil Exploration Ltd.

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Masanori Okada (September 27, 1946)	April 1970	Joined Nippon Mining Co., Ltd.	(1) 44,500 shares (2) 0 shares (3) 44,500 shares
	June 1998	Associate Director, Japan Energy Corporation

	June 1999	General Manager in charge of Control & Coordination, Electronic Materials Group, Japan Energy Corporation

	April 2001	Corporate Officer, Group General Manager, Electronic Materials Group and Advisor to Chief Officer, Corporate Principles Headquarters, Japan Energy Corporation

	June 2002	President and Representative Director, Nikko Materials Co., Ltd. (Resigned June 2005)

	September 2002	Director, Japan Energy Corporation Director, Nippon Mining Holdings, Inc. (to date)

	June 2005	President and Representative Director, Nippon Mining & Metals Co., Ltd.

	April 2006	President and Representative Director, Nippon Mining & Metals Co., Ltd. (to date)

(Representative positions at other companies) President and Representative Director, Nippon Mining & Metals Co., Ltd.

Etsuhiko Shoyama (March 9, 1936)	April 1959	Joined Hitachi, Ltd.	(1) 5,000 shares (2) 0 shares (3) 5,000 shares
	June 1991	Director, Hitachi, Ltd.

	June 1993	Executive Managing Director, Hitachi, Ltd.

	June 1995	Senior Executive Managing Director, Hitachi, Ltd.

	June 1997	Executive Vice-President and Representative Director, Hitachi, Ltd.

	April 1999	President and Representative Director, Hitachi, Ltd.

	June 2003	Representative Executive Officer, President & CEO, and Director, Hitachi, Ltd.

	April 2006	Representative Executive Officer, Chairman, and Director, Hitachi, Ltd.

	April 2007	Chairman of the Board, Hitachi, Ltd.

	June 2007	Outside Director, Nippon Mining Holdings, Inc. (to date)

	April 2009	Chairman of the Board of Directors, Hitachi, Ltd.

	June 2009	Chairman Emeritus, Hitachi, Ltd. (to date)

Juichi Takamura (January 24, 1938)	May 1961	Joined Nikkei Inc. (Resigned January 1998)	(1) 8,000 shares (2) 0 shares (3) 8,000 shares
	May 1998	Professor, Faculty of Contemporary Society, Musashino Women’s University (currently Musashino University)

	April 2005	Trustee and Vice president, Musashino University

	May 2008	Emeritus professor, Musashino University (to date)

	June 2008	Outside Director, Nippon Mining Holdings, Inc. (to date)

(1) Number of shares of
Nippon Mining held
(2) Number of shares of
Nippon Oil held
(3) Number of shares of
Name	Personal history, positions, assignments		JX Holdings to be
(Date of birth)	and representative positions at other companies		allocated
Masahiro Sakata (September 20, 1943)	April 1966	Joined the Ministry of Finance	(1) 0 shares (2) 2,000 shares (3) 2,140 shares
	June 1992	Deputy Director-General of the Minister’s Secretariat, the Ministry of Finance

	July 1993	Director-General of the Third Department of the Cabinet Legislation Bureau

	August 1999	Director-General of the First Department of the Cabinet Legislation Bureau

	August 2002	Deputy Director-General of the Cabinet Legislation Bureau

	August 2004	Director-General of the Cabinet Legislation Bureau (Resigned September 2006)

	November 2006	Registered as attorney-at-law (to date)

	December 2006	Of Council, Anderson Mori & Tomotsune (to date)

	June 2007	Outside Statutory Auditor of Tokio Marine & Nichido Fire Insurance Co., Ltd. (to date) Outside Statutory Auditor of the Nishi-Nippon City Bank, Ltd. (to date)

	June 2008	Outside Statutory Auditor of Nippon Oil Corporation (to date)

(Representative positions at other companies) Administrative Director of Japan Deafblind Association

Hiroshi Komiyama (December 15, 1944)	December 1972	Research Associate at the Department of Chemical System Engineering, the Faculty of Engineering of the University of Tokyo	(1) 0 shares (2) 10,000 shares (3) 10,700 shares

	July 1988	Professor at the Department of Chemical System Engineering, the Faculty of Engineering of the University of Tokyo

	April 2000	Dean of the Graduate School of Engineering and Dean of the Faculty of Engineering of the University of Tokyo

	April 2003	Executive Vice President of the University of Tokyo

	April 2005	President of the University of Tokyo (Resigned March 2009)

	April 2009	Chairman of Mitsubishi Research Institute, Inc. (to date)

	June 2009	Outside Director of Nippon Oil Corporation (to date) Outside Statutory Auditor of the Tokyo Electric Power Company, Inc. (to date)

Notes:
1.	None of the candidates have any conflicts of interest with respect to Nippon Mining or Nippon Oil, nor are they expected to have any conflicts of interest with respect to JX Holdings.

2.	Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, and Hiroshi Komiyama are candidates for outside director.

3.	Matters relating to the candidates for outside director:
1)	Reason for proposing the following persons as candidates for outside director:
(1)	Etsuhiko Shoyama has long been in charge of management of Hitachi, Ltd. and has deep insight, a wealth of experience, and an established track record with respect to corporate management. The Companies recommend him for the position of outside director of JX Holdings in the expectation that his insight, experience, and track record will be reflected in the execution of his duties in that position, such as making decisions about business of JX Holdings and supervising the performance of management.

(2)	Juichi Takamura has filled various posts such as an officer and editorial writer at Nikkei Inc., after which he held a teaching position at Musashino Women’s University (currently Musashino University) while serving as a member of a textile committee and a carbon committee of the Industrial Structure Council, a consultative body of the Minister for Economy, Trade and Industry. He has a high degree of expertise and has deep insight with respect to corporate management.

The Companies recommend him for the position of outside director in the expectation that his knowledge and insight will be reflected in the execution of his duties in that position, such as making decisions about business of JX Holdings and supervising the performance of management.

He has never been involved in corporate management as an executive officer. Nevertheless, as explained above, the Companies believe that he has the capabilities to appropriately execute duties as outside director of JX Holdings.

(3)	Masahiro Sakata has long served at the Ministry of Finance, filled various key posts at the Cabinet Legislation Bureau, and has a wealth of expertise and experience in public administration and legislation. The Companies recommend him for the position of outside director of JX Holdings in the expectation that his knowledge and experience will be reflected in the execution of his duties in that position, such as making decisions about business of JX Holdings and supervising the performance of management.

He has never been involved in corporate management except as an outside statutory auditor. Nevertheless, as explained above, the Companies believe that he has the capabilities to appropriately execute duties as outside director of JX Holdings.

(4)	Hiroshi Komiyama specializes in chemical system engineering, functional materials engineering, and global environmental engineering. He has long been engaged in education and research at the University of Tokyo and was involved in management of that university as President until March 2009. The Companies recommend him for the position of outside director of JX Holdings in the expectation that his experience and knowledge will be reflected in the execution of his duties in that position, such as making decisions about business of JX Holdings and supervising the performance of management.

He has never been involved in corporate management except as an outside director and outside statutory auditor. Nevertheless, as explained above, the Companies believe that he has the capabilities to appropriately execute duties as outside director of JX Holdings.
2)	Improper business conduct etc. at other corporations where the candidates for outside director have served as directors etc.

Hitachi, Ltd., for which Etsuhiko Shoyama serves as Chairman Emeritus, received a cease and desist order from and was ordered by the Fair Trade Commission to pay a surcharge for violations of the Antimonopoly Act in connection with a bid for electrical equipment works at a water processing facility in Sapporo city in October 2008. The violations took place between 2003 and 2005, when Etsuhiko Shoyama was either President & CEO or Representative Executive Officer, President, Chief Executive Officer and Director. In response, Etsuhiko Shoyama worked to enhance awareness of compliance within Hitachi, Ltd., by reexamining and implementing the company’s basic policy on ensuring full compliance with laws and regulations and a commitment to fair and free competition.

3)	Number of years served as outside director or outside statutory auditor of Nippon Mining or Nippon Oil (through the close of this extraordinary general meeting of shareholders)

Etsuhiko Shoyama (Outside Director of Nippon Mining): 2 years and 7 months

Juichi Takamura (Outside Director of Nippon Mining): 1 year and 7 months

Masahiro Sakata (Outside Statutory Auditor of Nippon Oil): 1 year and 7 months

Hiroshi Komiyama (Outside Director of Nippon Oil): 7 months
4)	Outline of liability limitation agreements

JX Holdings will enter into liability limitation agreements with Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, and Hiroshi Komiyama to limit their liabilities to JX Holdings to the minimum limited liability specified by laws and regulations.

Nippon Mining has entered into liability limitation agreements with Etsuhiko Shoyama and Juichi Takamura to limit their liabilities to Nippon Mining to the greater of five (5) million yen or the minimum limited liability specified by laws and regulations. Nippon Oil has entered into liability limitation agreements with Masahiro Sakata and Hiroshi Komiyama to limit their liabilities to Nippon Oil to the minimum limited liability specified by laws and regulations.

4.	Nippon Mining Co., Ltd. merged with Kyodo Oil Co., Ltd. and changed its corporate name to “Nikko Kyodo Co., Ltd.” in December 1992, to “Japan Energy Corporation” in December 1993, and to “Japan Energy Electronic Materials, Inc.” in April, 2003.

In April, 2003, Japan Energy Electronic Materials, Inc. (former corporate name: Japan Energy Corporation) created and spun off a division engaging mainly in petroleum related businesses, which was succeeded by a newly established subsidiary “Japan Energy Corporation”. Japan Energy Electronic Materials, Inc. merged with the Company in October 2003 before being dissolved.

In April 2006, Nippon Mining & Metals Co., Ltd. was merged by the Company after it spun off its copper, environmental recycling and technological development businesses to be succeeded by Nikko Materials Co., Ltd., and Nikko Materials Co., Ltd. merged with Nikko Metal Manufacturing Co., Ltd. and changed its corporate name to Nippon Mining & Metals Co., Ltd.

5.	In April 1999, Nippon Oil merged with Mitsubishi Oil Co., Ltd. and changed its corporate name to Nippon Mitsubishi Oil Corporation. In June 2002, Nippon Mitsubishi Oil Corporation changed its corporate name to Nippon Oil Corporation.

7. Matters Relating to the Candidates for Statutory Auditor of JX Holdings
     Candidates for statutory auditor of JX Holdings are set out below.

(1) Number of shares
of Nippon Mining
held
(2) Number of shares
of Nippon Oil held
(3) Number of shares
Name	Personal history, positions, assignments		of JX Holdings to
(Date of birth)	and representative positions at other companies		be allocated
Fumio Ito (January 5, 1949)	July 1971	Joined Nippon Mining Co., Ltd.	(1) 28,770 shares (2) 0 shares (3) 28,770 shares
	April 1997	General Manager, Legal Department, Japan Energy Corporation

	June 1999	Associate Director, Japan Energy Corporation

	April 2002	Deputy General Manager, General Administration & Human Resources Department, Japan Energy Corporation

	June 2002	Executive Officer, Japan Energy Corporation (Resigned September 2002)

	September 2002	Director, Nippon Mining Holdings, Inc.

In charge of legal affairs, General Administration Group, Nippon Mining Holdings, Inc. (to date)

	April 2006	In charge of Internal Control Promotion Department, Nippon Mining Holdings, Inc. (to date)

	June 2006	In charge of Audit, Auditing Group, Nippon Mining Holdings, Inc. (to date)

	June 2007	Director (Managing Director), Nippon Mining Holdings, Inc. (to date)

Hideo Tabuchi (April 16, 1950)	April 1974	Joined Nippon Oil Corporation	(1) 0 shares (2) 25,000 shares (3) 26,750 shares
	April 1999	Deputy General Manager of Reform Promotion Department, Nippon Mitsubishi Oil Corporation

	July 2001	General Manager of Investor Relations Department, Nippon Mitsubishi Oil Corporation

	April 2004	General Manager of Internal Audit Office, Nippon Oil Corporation

	June 2004	Executive Officer, General Manager of Internal Audit Office, Nippon Oil Corporation

	July 2004	Executive Officer, General Manager of Corporate Social Responsibility Department, Nippon Oil Corporation
(Resigned March 2008)

	June 2007	Director, Nippon Oil Corporation

	June 2008	Statutory Auditor (full-time), Nippon Oil Corporation (to date)

Masao Fujii (November 7, 1932)	April 1957	Assistant Judge	(1) 0 shares (2) 21,000 shares (3) 22,470 shares
	November 1987	Director-General of the Civil Affairs Bureau of the Ministry of Justice of Japan

	March 1990	Department Director and Judge of Tokyo High Court

	March 1992	President of Yokohama District Court

	March 1994	President of Osaka High Court

	November 1995	Judge of Supreme Court (Resigned November 2002)

	January 2003	Registered as attorney-at law (to date)

	June 2003	Outside Statutory Auditor of Nippon Oil Corporation (to date)

	June 2005	Outside Director of Marubeni Corporation (Resigned June 2009)

(1) Number of shares
of Nippon Mining
held
(2) Number of shares
of Nippon Oil held
(3) Number of shares
Name	Personal history, positions, assignments		of JX Holdings to
(Date of birth)	and representative positions at other companies		be allocated
Hidehiko Haru (November 4, 1937)	April 1960	Joined the Tokyo Electric Power Company, Inc.	(1) 0 shares (2) 5,000 shares (3) 5,350 shares
	June 1995	Director, the Tokyo Electric Power Company, Inc. General Manager of Accounting and Treasury Department, the Tokyo Electric Power Company, Inc.

	June 1999	Senior Vice President and Representative Director, the Tokyo Electric Power Company, Inc.

	December 2000	Executive Vice President and Representative Director, the Tokyo Electric Power Company, Inc. (Resigned April 2002)

	April 2002	Member of the Policy Board of the Bank of Japan (Resigned April 2007)

	June 2007	Outside Statutory Auditor, Nippon Yusen Kabushiki Kaisha (to date)

	June 2008	Outside Statutory Auditor, Nippon Oil Corporation (to date)

Hiroyasu Watanabe (April 11, 1945)	July 1969	Joined Ministry of Finance	(1) 2,000 shares (2) 0 shares (3) 2,000 shares
	July 1996	Deputy Director-General of the Tax Bureau, Ministry of Finance

	July 1997	Director-General of the Tokyo Regional Taxation Bureau, National Tax Agency

	July 1998	Director-General of the Customs and Tariff Bureau, Ministry of Finance

	June 2000	President, Policy Research Institute, Ministry of Finance

	July 2002	Commissioner, National Tax Agency (Resigned July 2003)

	November 2003	Special-appointment Professor, University of Tokyo Graduate Schools for Law and Politics

	April 2004	Professor, Waseda University Graduate School of Finance, Accounting and Law (to date)

	September 2005	Outside Director, Ishida Co., Ltd. (to date)

	May 2006	Outside Statutory Auditor, NOMURA Co., Ltd. (to date)

	June 2006	Outside Statutory Auditor, Takara Standard Co., Ltd. (Resigned June 2009)

	June 2007	Outside Statutory Auditor, Nippon Mining Holdings, Inc. (to date)

	April 2008	Visiting Professor, University of Tokyo Graduate Schools for Law and Politics (to date)

	June 2009	Outside Statutory Auditor, Mitsui & Co. Ltd. (to date)

(1) Number of shares
of Nippon Mining
held
(2) Number of shares
of Nippon Oil held
(3) Number of shares
Name	Personal history, positions, assignments	of JX Holdings to
(Date of birth)	and representative positions at other companies	be allocated
Mitsudo Urano (March 20, 1948)	April 1971 April 1997 June 1999 June 2001 June 2007 June 2008 June 2009	Joined Nippon Reizo Co., Ltd. (currently Nichirei Corporation)

General Manager, Corporate Planning Department, Nichirei Corporation

Director, Nichirei Corporation

President and Representative Director, Nichirei Corporation

Chairman and Representative Director, Nichirei Corporation (to date)

Outside Statutory Auditor, Nippon Mining Holdings, Inc. (to date)

Outside Director, Mitsui Fudosan Co., Ltd. (to date)

Outside Statutory Auditor, NSD Co., Ltd. (to date)

(1) 10,000 shares (2) 0 shares (3) 10,000 shares
(Representative positions at other companies)
Chairman and Representative Director, Nichirei Corporation
Notes:
1.	None of the candidates has any conflicts of interest with respect to Nippon Mining or Nippon Oil, nor are they expected to have any conflicts of interest with respect to JX Holdings.

2.	Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, and Mitsudo Urano are candidates for outside statutory auditor.

3.	Matters relating to the candidates for outside statutory auditor:
1)	Reason for proposing the following persons as candidates for outside statutory auditor:
(1)	Masao Fujii has a wealth of expertise and experience in the judiciary as he has successively held the position of President of the Osaka High Court and Justice of the Supreme Court of Japan in the course of his long career as a judge. The Companies recommend him for the position of outside statutory auditor of JX Holdings in the expectation that his knowledge and experience will be reflected in the auditing of JX Holdings.

He has never been involved in corporate management except as outside director and outside statutory auditor. Nevertheless, as explained above, the Companies believe that he has the capabilities to appropriately execute duties as outside statutory auditor of JX Holdings.

(2)	Hidehiko Haru has long worked for The Tokyo Electric Power Company, Incorporated (TEPCO) and was a member of the Policy Board of the Bank of Japan until April 2007, and has a wealth of expertise and experience in corporate management and fiscal policy. The Companies recommend him for the position of outside statutory auditor of JX Holdings in the expectation that his knowledge and experience will be reflected in the auditing of JX Holdings.

(3)	Hiroyasu Watanabe has filled various key posts such as Commissioner of the

National Tax Agency at the Ministry of Finance and has a high degree of expertise in and deep insight with respect to management. After leaving the ministry, he held teaching positions at Waseda University Graduate School and the University of Tokyo Graduate School. The Companies recommend him for the position of outside statutory auditor of JX Holdings in the expectation that his knowledge and insight will be reflected in the auditing of JX Holdings.
He has never been involved in corporate management except as outside director or outside statutory auditor. Nevertheless, as explained above, the Companies believe that he has the capabilities to appropriately execute duties as outside statutory auditor of JX Holdings.

(4)	Mitsudo Urano has long been involved in management of Nichirei Corporation and has deep insight, rich experience, and an excellent track record with respect to corporate management. The Companies recommend him for the position of outside statutory auditor of JX Holdings in the expectation that his insight, experience, and track record will be reflected in the auditing of JX Holdings.
2)	Number of years served as outside statutory auditor of Nippon Mining or Nippon Oil (through the close of this extraordinary general meeting of shareholders)

Masao Fujii (Outside Statutory Auditor of Nippon Oil): 6 years and 7 months

Hidehiko Haru (Outside Stautory Auditor of Nippon Oil): 1 year and 7 months:

Hiroyasu Watanabe (Outside Statutory Auditor of Nippon Mining): 2 years and 7 months

Mitsudo Urano (Outside Statutory Auditor of Nippon Mining): 1 year and 7 months

3)	Outline of liability limitation agreements

JX Holdings will enter into liability limitation agreements with Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, and Mitsudo Urano to limit their liabilities to JX Holdings to the minimum limited liability specified by laws and regulations.

Nippon Mining has entered into liability limitation agreements with Hiroyasu Watanabe and Mitsudo Urano to limit their liabilities to Nippon Mining to the greater of five (5) million yen or the minimum limited liability specified by laws and regulations. Nippon Oil has entered into liability limitation agreements with Masao Fujii and Hidehiko Haru to limit their liabilities to Nippon Oil to the minimum limited liability specified by laws and regulations.
4.	Nippon Mining Co., Ltd. merged with Kyodo Oil Co., Ltd. and changed its corporate name to “Nikko Kyodo Co., Ltd.” in December 1992, to “Japan Energy Corporation” in December 1993, and to “Japan Energy Electronic Materials, Inc.” in April 2003.

5.	In April 1999, Nippon Oil merged with Mitsubishi Oil Co., Ltd. and changed its corporate name to Nippon Mitsubishi Oil Corporation. In June 2002, Nippon Mitsubishi Oil Corporation changed its corporate name to Nippon Oil Corporation.

8. Matters Relating to the Candidate for Accounting Auditor of JX Holdings
     The candidate for accounting auditor of JX Holdings is set out below.

Name	Ernst & Young ShinNihon LLC

Principal office of business	Hibiya Kokusai Building, 2-2-3 Uchisaiwai-cho, Chiyoda-ku, Tokyo 100-0011 Japan

History	October 1985	Audit firms Tetsuzo Ota & Co. and Showa Audit Corporation merged to form Showa Ota & Co.

	January 1986	Century Audit Corporation established.

	April 2000	Showa Ota & Co. and Century Audit Corporation merged to form Century Ota Showa & Co.

	July 2001	Changed its name to Shin Nihon & Co.

	July 2008	Became a limited liability audit firm and changed its name to Ernst & Young ShinNihon LLC.
     Note:
Matters specified in Article 77, Paragraph 7, of the Ordinance for Enforcement of the Companies Act are as follows
1)	The Companies have paid ¥70 million in total to Ernst & Young ShinNihon LLC as compensation for advisory services on development of internal controls over financial reporting. :

2)	The Companies have paid ¥214 million in total to Ernst & Young ShinNihon LLC as compensation for consulting services on the filing of a registration statement on Form F-4 with the US Securities and Exchange Commission in connection with the proposed Share Transfer.
9. Matters Relating to Approval of Item 1
     Pursuant to the provisions of Article 9 or Article 10 of the Share Transfer Plan, if and when the Share Transfer is canceled or ceases to be effective, approval of Item 1 will be revoked.
Item 2: Partial Amendment of the Articles of Incorporation
1. Reason for Amendment
     If Item 1, “Approval of Share Transfer Plan,” is approved and the Share Transfer is effected on April 1, 2010, JX Holdings will be the sole shareholder of Nippon Mining, and accordingly the provision in Nippon Mining’s articles of incorporation relating to the record date for ordinary general meetings of shareholders will no longer be necessary.
     Therefore, Nippon Mining proposes to delete Article 11 of its current articles of incorporation to abolish the record date for ordinary general meetings of shareholders, and to renumber the articles following the current Article 11 accordingly.
     These changes to the articles of incorporation will take effect on March 31, 2010, provided that Item 1, which requests the approval of the Share Transfer Plan, is approved and that, if approved, the Share Transfer Plan remains in effect and has not been canceled by the day immediately preceding March 31, 2010.

2. Details of Amendment
     The amendment to the articles of incorporation is summarized below.
(amended sections are underlined)

Current articles of incorporation	Proposed changes
(Record Date for Ordinary General Meeting of Shareholders)	[Deleted]

Article 11 The record date for determining shareholders with voting rights to be convened to the Company’s ordinary general meeting of shareholders shall be March 31 of each year.

Article 12 – Article 40 [Provisions Omitted]	Article 11 – Article 39 [Provisions unchanged]
For reference:
     In accordance with Article 39 (Record Date for the Payment of Dividends) of Nippon Mining’s articles of incorporation (Article 38 of the amended articles of incorporation), Nippon Mining will pay dividends (i.e., a year-end dividend) for fiscal year 2009 (from April 1, 2009 to March 31, 2010) to shareholders or registered pledgees who are recorded in the latest shareholders’ register as of March 31, 2010 pursuant to the resolution of the Nippon Mining’s board of directors to be held in May 2010. For fiscal year 2009, Nippon Mining intends to pay a year-end dividend of ¥7.50 per share.

(Translation)
Share Transfer Plan
Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby agree to conduct a joint share transfer and jointly prepare this share transfer plan (the “Plan”).
Article 1 (Share Transfer)
In accordance with this Plan, Nippon Oil and Nippon Mining shall conduct a joint share transfer (the “Share Transfer”) in which all of the issued shares of Nippon Oil and Nippon Mining will be acquired by the newly established holding company (the “Holding Company”).

Article 2	(Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company and any other matters specified by the Articles of Incorporation)
Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company shall be provided in the following items.
(1)	Purpose

The purpose of the Holding Company shall be as described in Article 2 of the Articles of Incorporation attached hereto.

(2)	Corporate name

The name of the Holding Company shall be “JX Holdings Kabushiki Kaisha,” and “JX Holdings, Inc.” in English.

(3)	Location of head office

The location of the head office of the Holding Company shall be Chiyoda-ku, Tokyo and its address shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.

(4)	Total number of authorized shares

The total number of authorized shares issuable by the Holdings Company shall be 8,000,000,000.
2.	In addition to what is prescribed in the preceding paragraph, matters to be prescribed in the Articles of Incorporation of the Holdings Company are stipulated in the Articles of Incorporation attached hereto.

Article 3	(Names of directors, corporate auditors and accounting auditor of the Holding Company at the time of incorporation)
Names of the directors of the Holding Company at the time of incorporation shall be as follows:
Shinji Nishio, Mitsunori Takahagi, Shigeo Hirai, Kiyonobu Sugiuchi, Yukio Yamagata, Kazuo Kagami, Ichiro Uchijima, Junichi Kawada, Yasushi Kimura, Isao Matsushita, Makoto Koseki, Masanori Okada, Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, Hiroshi Komiyama
2.	Names of the corporate auditors of the Holding Company at the time of incorporation shall be as follows:

Fumio Ito, Hideo Tabuchi, Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, Mitsudo Urano

3.	Name of the accounting auditor of the Holding Company at the time of incorporation shall be as follows:

Ernst & Young ShinNihon LLC.

Article 4	(The shares of common stock to be issued by the Holding Company upon the Share Transfer and the allotment of such shares)
The number of shares of common stock of the Holding Company to be issued to the shareholders of Nippon Oil and Nippon Mining upon the Share Transfer in exchange for the shares of common stock of Nippon Oil or Nippon Mining shall be the total sum of the numbers set forth in the following items.
(1)	The number obtained by multiplying the total number of the issued shares of common stock of Nippon Oil at the end of the day immediately preceding the Date of Incorporation of the Holding Company (as defined in Article 6; the same shall apply hereinafter) by 1.07.

(2)	The number obtained by multiplying the total number of the issued shares of common stock of Nippon Mining at the end of the day immediately preceding the Date of Incorporation of the Holding Company by 1.00.

2.	Upon the Share Transfer, the Holding Company shall allot the shares of common stock of the Holding Company to the shareholders of Nippon Oil or Nippon Mining whose names appear on the latest registers of shareholders as of the day immediately preceding the Date of Incorporation of the Holding Company at the ratios set forth in the following items, respectively.

(1)	1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil to the shareholder of Nippon Oil.

(2)	1.00 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Mining to the shareholder of Nippon Mining.

3.	In the calculations set forth in the preceding two paragraphs, if a fraction constituting less than one share of common stock will be allotted, it shall be handled in accordance with Article 234 of the Company Act and other applicable laws and regulations.

Article 5 (Matters regarding amount of capital and reserves of the Holding Company)
The amount of capital and reserves of the Holding Company on the Date of Incorporation shall be as provided in each of the following items.
(1) Amount of capital

100,000,000,000 yen
(2) Amount of capital reserve

25,000,000,000 yen
(3) Amount of retained earnings reserve

0 yen
Article 6 (The scheduled date of incorporation of the Holding Company)
The scheduled date for the registration of incorporation of the Holding Company (the “Date of Incorporation”) shall be April 1, 2010; provided, however, that Nippon Oil and Nippon Mining may change such date, by consultation between them, if necessary, to proceed with the Share Transfer or for any other reason.
Article 7 (Management of corporate assets, etc.)
From the preparation of this Plan until the Date of Incorporation of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.
Article 8 (Distribution of surplus)
Nippon Oil may make a distribution of surplus up to 14,600,000,000 yen in total and 10 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.
2.	Nippon Oil may make a distribution of surplus up to 11,800,000,000 yen in total and 8 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.
3.	Nippon Mining may make a distribution of surplus up to 7,000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.
4.	Nippon Mining may make a distribution of surplus up to 7,000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.
5.	Nippon Oil and Nippon Mining shall not pass any resolution for distribution of surplus to set the record date for a payment of dividends to the day on and prior to the Date of Incorporation after the preparation of this Plan except for as set forth in each of the preceding paragraphs.

Article 9	(Change of terms and conditions of the Share Transfer, and termination of the Share Transfer)
Nippon Oil and Nippon Mining may change the terms and conditions of the Share Transfer and other matters prescribed in the Plan or cease the Share Transfer by mutual consent upon mutual consultation in good faith in cases where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed or in cases where circumstances that significantly impede the execution of the Share Transfer occur, or it becomes clear that they will occur, or any other circumstances that it is found to be extremely difficult to achieve the purpose of the Share Transfer, during the period from the preparation of this Plan to the Date of Incorporation of the Company.

Article 10	(Effectiveness of this Plan)
This Plan shall cease to be effective,
(1)	if either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for this Plan at its general meeting of shareholders, or
(2)	if either Nippon Oil or Nippon Mining does not obtain statutory approvals, etc. necessary for the Share Transfer from the relevant governmental authorities, etc.
Article 11 (Matters to be consulted in good faith)
With respect to any matter not set forth in this Plan or any uncertainties regarding the interpretation of any provision in this Plan, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Plan in duplicate by placing their respective signatures and seals thereon, and each party shall keep one original.
October 30, 2009

Nippon Oil	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo Nippon Oil Corporation Representative Director and President	Shinji Nishio

Nippon Mining	10-1, Toranomon 2-chome, Minato-ku, Tokyo Nippon Mining Holdings, Inc. President and Chief Executive Officer	Mitsunori Takahagi

Attachment to the Share Transfer Plan
(Translation)
ARTICLES OF INCORPORATION
of
JX Holdings, Kabushiki Kaisha
CHAPTER I — GENERAL PROVISIONS
(CORPORATE NAME)
ARTICLE 1 — The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JX Holdings, Inc..
(PURPOSES)
ARTICLE 2 — The purposes of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:
(1) To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum, natural gas and other energy resources and by-products thereof;
(2) To manufacture, process, purchase and sell petrochemical products and other chemical products;
(3) To supply electricity;
(4) To develop, manufacture, purchase and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems;
(5) To develop, manufacture, purchase and sell biotechnology-related products;
(6) To purchase and sell automobiles and automotive supplies and to service and repair automobiles;
(7) To explore, develop, recover, refine, process, store, purchase and sell and transport metal and other mineral resources and by-products thereof;
(8) To process metal and to manufacture, purchase and sell electronic materials and the raw materials thereof;
(9) To engage in the resource recycling business, soil cleanup business and waste disposal business;
(10) To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;
(11) To engage in the financing business and to act as casualty insurance agent and life insurance broker;
(12) To undertake development, sales and purchase, lease and operation of computer system and software, and to provide information services;
(13) To contract combined and facility engineering work;
(14) To engage in the transportation business;
(15) To manufacture, purchase and sell general machinery and instrument, electrical machinery and instrument, and precision machinery and instrument;
(16) To engage in non-destructive inspection business, staffing business, environmental assessment business, travel business and travel agency business;
(17) To manage athletic facilities;
(18) To purchase and sell daily commodities;

(19) To do any and all other businesses incidental or relating to any of the foregoing items.
2. The Company may conduct any business stipulated in each items of the preceding paragraph.
(LOCATION OF HEAD OFFICE)
ARTICLE 3 — The head office of the Company shall be located in Chiyoda-ku, Tokyo.
(CORPORATE BODIES)
ARTICLE 4 — The Company shall have the following organizations in addition to the general meeting of shareholders and directors:
(1) Board of Directors
(2) Executive Officers
(3) Corporate Auditors
(4) Board of Corporate Auditors
(5) Accounting Auditors
(METHOD OF PUBLIC NOTICE)
ARTICLE 5 — Public notices of the Company shall be given electronically; provided, however, that in the event the Company is unable to give electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be given in the Nihon Keizai Shimbun newspaper.
CHAPTER II — SHARES
(TOTAL NUMBER OF AUTHORIZED SHARES)
ARTICLE 6 — The total number of authorized shares issuable by the Company shall be eight (8) billion.
(ACQUISITION OF THE COMPANY’S OWN SHARES)
ARTICLE 7 — The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.
(NUMBER OF SHARES CONSTITUTING ONE UNIT OF SHARES)
ARTICLE 8 — The number of shares constituting one unit of shares of the Company shall be one hundred (100).
(RIGHTS PERTAINING TO SHARES OF LESS THAN ONE UNIT)
ARTICLE 9 — A shareholder of the Company is not entitled to exercise any right with respect to shares constituting less than one unit held by such shareholder except for any of the following rights:
1. Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;
2. Right to allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held by the shareholder; and
3. Right to demand sale of additional shares constituting less than one unit as provided in the following Article.
(DEMAND FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES CONSTITUTING LESS THAN ONE UNIT)
ARTICLE 10 — Shareholders of the Company may, pursuant to the Share Handling Regulations set forth in Article 12 hereof, demand that the Company sell to the shareholder a number of shares that, together with shares constituting less than one unit held by the shareholder will constitute one unit.
(SHAREHOLDER REGISTER ADMINISTRATOR)
ARTICLE 11 — The Company shall have an administrator of the Shareholder Register for share administration.
2. The Company shall, by a resolution of the Board of Directors, appoint an administrator of the Shareholder Register and designate the place to perform his duties as such, and the Company shall give public notice of such appointment and designation.

3. All administration services relating to the Register of Shareholders and the ledger of stock acquisition rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed by the Company but shall be delegated to the administrator of the Shareholder Register.
(SHARE HANDLING REGULATIONS)
ARTICLE 12 — All share administration procedures and the fees thereof shall be subject to the Share Handling Regulations determined by a resolution of the Board of Directors, except as provided by laws, ordinances or this Articles of Incorporation.
CHAPTER III — GENERAL MEETING OF SHAREHOLDERS
(CONVENING)
ARTICLE 13 — An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.
(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)
ARTICLE 14 — The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.
(ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)
ARTICLE 15 — The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial documents (hereinafter collectively referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.
(CHAIRMAN)
ARTICLE 16 — The President shall act as Chairman at the General Meetings of Shareholders. If the President is unable to act as Chairman at a General Meeting of Shareholders, a Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.
(ADOPTION OF RESOLUTIONS)
ARTICLE 17 — All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present who are entitled to exercise voting rights.

2. Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two thirds (2/3) of the voting rights held by the shareholders present at the meeting, at which no less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights are present.
(EXERCISE OF VOTING RIGHTS BY PROXY)
ARTICLE 18 — A shareholder may exercise his or her voting right(s) by appointing one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).
(MINUTES)
ARTICLE 19 — Minutes shall be prepared at each General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.

CHAPTER IV — DIRECTORS, BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
(NUMBER AND ELECTION OF DIRECTORS)
ARTICLE 20 — The Company shall have no more than twenty (20) Directors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Directors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in adapting a resolution for election of Directors.
(TERM OF OFFICE OF DIRECTORS)
ARTICLE 21 — The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment.
2. The term of office of a Director elected to increase the number of Directors or fill the vacancy of the Board created by earlier termination of a Director shall be the remainder of the term of office of the other Directors.
(REMUNERATION, ETC. OF DIRECTORS)
ARTICLE 22 — Remuneration, bonuses and other financial benefits of Directors received from the Company in consideration for the execution of the duties (hereinafter referred to as “Remunerations, etc.”) shall be determined by a resolution of a General Meeting of Shareholders.
(AGREEMENT LIMITING LIABILITY OF OUTSIDE DIRECTORS)
ARTICLE 23 — Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside directors to limit their liabilities under Article 423, paragraph 1 of the Companies Act to the amount provided by laws and ordinances.
(CONVOCATION OF MEETINGS OF THE BOARD OF DIRECTORS)
ARTICLE 24 — Notice of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days before the day of the Meeting; provided, however, that in case of emergency such notice period may be shortened.
(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)
ARTICLE 25 — Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.
2. The Board of Directors may, by resolution, appoint one (1) President, and one (1) Chairman and one (1) Vice Chairman of the Board of Directors.
(REGULATIONS OF THE BOARD OF DIRECTORS)
ARTICLE 26 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations of the Board of Directors which shall be adopted by a resolution of the Board of Directors.
(DEEMED ADOPTION OF A RESOLUTION OF THE BOARD OF DIRECTORS)
ARTICLE 27 — If a Director makes a proposal on any agenda item at the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Corporate Auditors object.
(EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS WITH SPECIAL TITLES)
ARTICLE 28 — The Company shall elect Executive Officers by a resolution of the Board of Directors.
2. The Board of Directors may, by resolution, appoint one (1) President and Executive Officer, and several Executive Vice Presidents, Senior Executive Officers and Senior Vice Presidents.

(REGULATIONS FOR EXECUTIVE OFFICERS)
ARTICLE 29 — Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations for Executive Officers which shall be adopted by a resolution of the Board of Directors.
CHAPTER V — CORPORATE AUDITORS, BOARD OF CORPORATE AUDITORS AND ACCOUNTING AUDITORS
(NUMBER AND ELECTION OF CORPORATE AUDITORS)
ARTICLE 30 — The Company shall have no more than eight (8) Corporate Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(TERM OF OFFICE OF CORPORATE AUDITORS)
ARTICLE 31 — The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment.
2. The term of office of a Corporate Auditor elected to fill the vacancy created by earlier termination of a Corporate Auditor shall be the remainder of the term of office of the Corporate Auditor being replaced.
(REMUNERATIONS, ETC. OF CORPORATE AUDITORS)
ARTICLE 32 — Remunerations, etc. of Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.
(AGREEMENT LIMITING LIABILITIES OF OUTSIDE CORPORATE AUDITORS)
ARTICLE 33 — Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with an outside Corporate Auditor to limit their liabilities under Article 423, paragraph 1, of the Companies Act to the amount required by laws and ordinances.
(CONVOCATION OF MEETINGS OF THE BOARD OF CORPORATE AUDITORS)
ARTICLE 34 — Notice of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the Meeting; provided, however, that in case of emergency such notice period may be shortened.
(STANDING CORPORATE AUDITOR)
ARTICLE 35 — Standing Corporate Auditor(s) shall be appointed among Corporate Auditors by a resolution of the Board of Corporate Auditors.
(REGULATIONS OF THE BOARD OF CORPORATE AUDITORS)
ARTICLE 36 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Corporate Auditors shall be administered in accordance with the Regulations of the Board of Corporate Auditors which shall be adopted by a resolution of the Board of Corporate Auditors.
(ESTABLISHMENT AND ELECTION OF ACCOUNTING AUDITORS)
ARTICLE 37 — The Company shall elect Accounting Auditors by a resolution of a General Meeting of Shareholders.
CHAPTER VI — ACCOUNTING
(FISCAL YEAR)
ARTICLE 38 — The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(YEAR — END DIVIDENDS)
ARTICLE 39 — The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the General Meeting of Shareholders, declare and distribute surplus in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date each year.
(INTERIM DIVIDENDS)
ARTICLE 40 — The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and distribute surplus in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date of that year.
(NEGATIVE PRESCRIPTION)
ARTICLE 41 — The Company shall be released from its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the first payable date.
CHAPTER VII — SUPPLEMENTAL PROVISION
(INITIAL REMUNERATIONS, ETC. OF DIRECTORS AND CORPORATE AUDITORS)
ARTICLE 42 — Notwithstanding Article 22 and Article 32 hereof, the Remunerations, etc. of the Company’s Directors and Corporate Auditors for the period from the establishment of the Company to the first Ordinary General Meeting of Shareholders shall be as follows:
(1) The total amount of Remunerations, etc. of the Company’s Directors shall be no more than 1.1 billion yen per one (1) fiscal year; provided, however, that such amount shall not include the compensation and bonus to be paid as employee if a Director serves concurrently as an employee; and
(2) The total amount of Remunerations, etc. of the Company’s Corporate Auditors shall be no more than 200 million yen per one (1) fiscal year.
(DELETION OF SUPPLEMENTAL PROVISION)
ARTICLE 43 — This Supplemental provision shall be deleted as of the close of the first Ordinary General Meeting of Shareholders.

Guidance for Exercise of Voting Rights via the Internet
I Guidance for the Exercise of Voting Rights via the Internet (for Individual Shareholders)
It is possible to exercise your voting rights via the Internet by using the website designated by the Company (http://www.web54.net).
When exercising your voting rights via the Internet, please access the site and follow the guidance on the page to enter your “voting code” and “password” provided on the top right of the Voting Card, and enter a new password, which will lead to the voting instruction page for entering your approval or disapproval of each of the proposals.
The website is not accessible through cellular phone as a terminal device.

You are kindly advised to acknowledge the following matters before exercising your voting rights via the Internet:
1. Password
(1)	As the password is the sole means to identify you as the shareholder, please be sure to keep your password in a safe place until the conclusion of the Extraordinary General Meeting of Shareholders. Please be advised that the Company will not inform the original password nor issue another password to you even if you have lost your password.
(2)	If a wrong password is entered in a certain number of times, the system will be locked and make the Internet page unusable, in which case please follow the instruction on such page.
(3)	The password shall be valid only for the purpose of the Extraordinary General Meeting of Shareholders to be held on Wednesday January 27, 2010.
2. System Requirements
(1)	To view and use the website for the exercise of voting rights, you are required to have the following system environment:
(i)	Availability of Internet access and the use of SVGA monitor with 800x600 or higher resolution.

(ii)	You will need to have Microsoft® Internet Explorer Ver.5.01 SP2 and later versions installed.

(iii)	You will need to have Adobe® Acrobat® ReaderTM Ver.4.0 and later versions, or Adobe® Reader® Ver.6.0 and later versions installed to view the Notice of the Extraordinary General Meeting of Shareholders and the Reference Materials for the General Meeting of Shareholders.
(2)	Internet service fees charged by Internet service providers and line connection fees charged by telecommunication carriers, etc. and any other related charges for using the website for the exercise of your voting rights shall be paid by you.

(3)	When accessing the site from corporations, etc., communication via the Internet may be restricted due to the local firewall setting at the corporations, etc. In such cases, please ask the system administrator responsible for the setting.
3. Contact
(1)	For enquiries about PC related and other procedures regarding the exercise of voting rights via the Internet, please contact:

Transfer Agent Web Support, The Chuo Mitsui Trust and Banking Company, Limited [Telephone] 0120-65-2031 (Toll free number) [Hours of operation] 9 a.m. – 9 p.m. (Except weekends and public holidays)
(2)	For other enquiries such as registered postal address and the number of shares owned, etc., please contact:

Transfer Agent Business Center, The Chuo Mitsui Trust and Banking Company, Limited
[Telephone] 0120-78-2031 (Toll free number)
[Hours of operation] 9 a.m. – 5 p.m. (Except weekends and public holidays)
II Guidance for for using ICJ Platform for Institutional Investors
Institutional investors who are the Company’s shareholders are also able to use the “Platform for Institutional Investors” operated by ICJ, Inc.
III Exercise of Voting Rights
1.	Voting rights shall be exercised by 5:00pm, on Tuesday, January 26, 2010.

2.	In case a vote is exercised both by mail and via the Internet, only the vote exercised by web shall be recognized as valid.

3.	In case a vote is exercised via the Internet more than once, the last vote shall be recognized as valid.

Information for Shareholders
Business Integration with Nippon Oil Corporation

Contents
To Our Shareholders	1
Overview of the Business Integration	2
1. Background to the Business Integration	2
2. Objectives of the Business Integration	2
3. Basic Concept of the Business Integration	3
4. Outline of the New Holding Company	3
5. Directors and Statutory Auditors of the New Holding Company	4
6. Outline of the Integrated Group	4
7. Process of the Business Integration	5
8. Exchange Ratio	5
9. Basic Philosophy of the Integrated Group	7
10. Basic Strategy of the Integrated Group	7
11. Individual Strategies for Core Businesses	7
12. Management Goal of the Integrated Group	9
13. Reduction of Petroleum Refining Capacity	9
14. Synergies from the Business Integration	10
Q&A Regarding the Business Integration	11
Profiles of Nippon Mining Holdings and Nippon Oil Corporation	14
Nippon Mining Holdings, Inc.

To Our Shareholders
     I would like to thank our shareholders for their warm and continuous support.
     Nippon Mining Holdings and Nippon Oil Corporation have agreed to establish a new company named JX Holdings, Inc., via a share transfer to be effected on April 1, 2010, and to become its wholly owned subsidiaries. Upon approval by their boards of directors at their respective meetings held on October 30, 2009, the companies formulated a share transfer plan dated October 30, 2009, and subsequently entered into an agreement to integrate their businesses.
     Details of the share transfer plan can be found in the enclosed notice of the extraordinary general meeting of shareholders under the heading “Reference Materials for the General Meeting of Shareholders.” This booklet was designed to describe the outline of the share transfer plan and how to treat shares of our company upon the share transfer, and to help you understand the business integration with Nippon Oil.
     We hope that our shareholders will understand the intent and importance of these plans, and we ask you to approve the business integration at the extraordinary general meeting of shareholders to be held on January 27, 2010.
January 5, 2010
Mitsunori Takahagi
President and Chief Executive Officer
Nippon Mining Holdings, Inc.

Overview of the Business Integration
1. Background to the Business Integration
• Domestic demand for petroleum products has been in decline for the past few years, and this tendency has been compounded by exorbitant crude oil prices and the ongoing severe economic downturn.
• Prices of crude oil, copper, and other resources have fluctuated wildly as speculative money flows in and out of global markets.
• Global competition among international resource majors or newly developing countries such as China to secure natural resources grows more intense.
• Amid rising concern about environmental issues, we need to make concentrated efforts as a corporation, particularly in the areas of new energy and energy savings.
2. Objectives of the Business Integration
Petroleum Business
To enable it to act ahead of structural changes in the business environment and succeed amid intensifying competition, the Nippon Mining Group believes that the best way forward lies in integrating its enterprise resources with those of the Nippon Oil Group to further strengthen the operating foundations of both groups. Nippon Oil aims to vertically integrate its oil operations, (i.e., to integrate from upstream through downstream), and aspires to be an integrated energy company through its petrochemical, fuel cell, and other operations.
Metals Business
Nippon Mining’s Metals business is actively engaged in various fields including electronic materials, environmental recycling, overseas mining development, and most notably a copper business that ranks among the top global players. Nippon Mining believes that the formation of an even sturdier financial foundation through the business integration will enable the Metals business to take on promising large projects to an even greater extent and be beneficial to our future growth strategy.

3. Basic Concept of the Business Integration
• On an equal footing, The Companies will fully integrate our management functions across all of our business operations by combining the management resources of our respective groups and utilizing their combined strength to the fullest extent. On this basis, The Companies aim to become one of the world’s leading integrated energy, resources and materials groups, operating in the areas of Petroleum Refining and Marketing, Oil and Natural Gas Exploration and Production, and Metals.
• The integrated group will develop and pursue aggressive strategies for global growth, with efforts focused on maximizing corporate value by allocating management resources to operating offering the highest profitability under the concept of “Best Practices”.
• The integrated group will, at an early stage, undertake a comprehensive restructuring of the Petroleum Refining and Marketing business that would not have been possible before the two groups’ integration.
4. Outline of the New Holding Company

Corporate name	JX Holdings, Inc.

Location of head office	6-3 Otemachi 2-chome, Chiyoda-ku, Tokyo

Name and title of representatives	Shinji Nishio, Representative Director and Chairman of the Board (currently Representative Director and President, President and Executive Officer of Nippon Oil Corporation)

Mitsunori Takahagi, Representative Director and President (currently President and Chief Executive Officer of Nippon Mining Holdings, Inc.)

Principal businesses	Supervision and management of subsidiaries and group companies engaged in petroleum refining and marketing, oil and natural gas exploration and production, and metals operations, and any business incidental to those businesses.

Paid-in capital and capital reserve	Paid-in capital: ¥100 billion

Capital reserve: ¥25 billion

Fiscal year-end	March 31

Number of shares scheduled to be issued	2,495,485,929 shares

Number of shares constituting one unit	100 shares

Stock exchange on which shares will be listed	Tokyo Stock Exchange, Osaka Securities Exchange, and Nagoya Stock Exchange

Accounting auditor	Ernst & Young Shin Nihon LLC

Administrator of shareholder register	The Chuo Mitsui Trust and Banking Co., Ltd.

5. Directors and Statutory Auditors of the New Holding Company
• To enhance the transparency and objectivity of JX Holdings’ board of directors, and to strengthen the supervisory function of directors’ execution of their duties, 4 out of 16 directors (of which 8 directors will be full-time directors) will be outside directors.
• To enhance the audit system, such as the monitoring of directors’ actions and otherwise, 4 out of 6 statutory auditors (of which 2 statutory auditors will be full-time statutory auditors) will be outside auditors.
6. Outline of the Integrated Group
Name of the integrated group     JX Group
“JX” is a name which represents the basic philosophy of the integrated group. The “J” represents a Japanese and world leading “integrated energy, resources and materials group”, and the “X” represents challenges of the unknown, growth and development for the future, and creativity and innovation. “JX” is pronounced “J” “X”.
Name of the holding company     JX Holdings, Inc. (JX Holdings Kabushiki Kaisha in Japanese)
The Holding Company will, for the maximization of the corporate value of group companies, establish mid-to long-term group strategies and strategically distribute management resources for the realization of such strategies, and pursue the business development and innovation of the whole group and synergies of the core business corporation and other group companies.
Names of core-business companies

Petroleum Refining and Marketing Business Company	JX Nippon Oil & Energy Corporation (JX Nikko Nisseki Energy Kabushiki Kaisha in Japanese)

Oil and Natural Gas Exploration and Production Business Company	JX Nippon Oil & Gas Exploration Corporation (JX Nikko Nisseki Kaihatsu Kabushiki Kaisha in Japanese)

Metals Business Company	JX Nippon Mining & Metals Corporation (JX Nikko Nisseki Kinzoku Kabushiki Kaisha in Japanese)
The core business companies will, as the core of the business operations of the Integrated Group, promote the petroleum refining and marketing business, oil and natural gas exploration and production business, and metals business.

7. Process of the Business Integration
8. Exchange Ratio
Shown to the right is the share exchange ratio (the “exchange ratio”) that will be used to allocate shares of common stock of JX Holdings to shareholders of Nippon Mining Holdings, Inc. and Nippon Oil Corporation, when JX Holdings is established via the share transfer.

1.00 share of the common stock of JX Holdings, Inc. will be allocated and delivered per share of common stock of Nippon Mining Holdings to shareholders recorded in the latest shareholders’ register of Nippon Mining Holdings as of March 31, 2010. 1.07 shares of the common stock of JX Holdings, Inc. will be allocated and delivered per share of common stock of Nippon Oil Corporation to shareholders recorded in the latest shareholders’ register of Nippon Oil Corporation as of March 31, 2010.

*  The above-mentioned exchange ratio may be altered by mutual agreement of Nippon Mining Holdings and Nippon Oil Corporation if any material changes occur in the status of either company’s operations, assets, or liabilities.

9. Basic Philosophy of the Integrated Group
• In the areas of energy, resources and materials, the Integrated Group will seek harmony with the global environment and coexist with society. The Integrated Group will establish sound and transparent corporate governance and an appropriate and expeditious business operation, and by doing so will contribute to the creation and development of a sustainable economy and society.
• The integrated group will pursue stable and efficient supply and creativity and innovation in all aspects of energy, resources and materials under a vertically integrated operating structure.
10. Basic Strategy of the Integrated Group
• Aim to become one of the largest integrated “energy, resources and materials groups” in the world.
• Maximize corporate value by prioritizing the distribution of management resources in areas offering the highest profitability.
• Promote projects that assist in the creation of a better global environment and innovation of new technologies, and contribute to the development of a sustainable economy and society.
11. Individual Strategies for Core Businesses
■ Petroleum Refining and Marketing Business
▶ Undertake fundamental structural reforms that anticipate future changes in the business environment.
• Maintain and enhance the competitiveness of refineries by reducing refining capacity and increasing the efficiency of refining facilities and promoting the value added by refining facilities.
• Significantly improve cost competitiveness by maximizing synergies and realizing economies of scale.
• Actively pursue the global expansion of business, focusing on the growing Asian market.
▶ Strive to be an integrated energy company that responds to customers’ needs.
• Work to improve customer satisfaction and strengthen brand value.
• Actively engage in new energy business, such as fuel cells and photovoltaic power generation.

■ Oil and Natural Gas Exploration and Production Business
▶ Aim for continuous growth while responding flexibly to changes in the business environment.
• Actively invest to become a global oil and natural gas exploration and production company while rigorously managing risks and responding flexibly to changes in the business environment.
▶ Strengthen the operating business on a global scale through accumulation of technology and relationships with governments of oil-producing countries and business partners.
• Combine the knowledge and know-how of both companies to accumulate technology, and generate promising business opportunities by strengthening relationships with governments of oil-producing countries and business partners.
■ Metals Business
▶ Aim to establish a global integrated production system centered on the copper business.
• Actively develop copper mines, improve our equity-base entitlement volume, and improve investment returns.
• By utilizing the new smelting technology which enables the effective recovery of such metals as gold and silver from low-grade copper concentrate, it is expected to make it possible to develop types of mines that have previously been difficult to develop.
▶ Aim to have one of the top market shares in areas where significant growth is expected.
• In the electronic materials business, introduce high-functionality materials to the market in a timely manner.
• By actively promoting the environmental services business and recycling of non-ferrous metal, contribute to the realization of a society that reuses resources, and stabilize the procurement of rare metals.
• Develop into new core business areas the titanium products business and the business of manufacturing polysilicon for photovoltaic power generation.

12. Management Goal of the Integrated Group
■ The Integrated Group will conduct a review of the future business environment, the Group’s competitiveness, and the strategy and profitability of each business and the most appropriate distribution of management resources for the future. After formulating the Integrated Group’s “Long-Term Vision” and “Mid-Term Management Plan” for the three fiscal years from April 2010 onwards, a public announcement is scheduled to be made around April 2010.
■ With respect to the formulation of the Long-Term Vision and the Mid-Term Management Plan, it is our financial goal to achieve at an early stage at least 10% return on equity and a debt to equity ratio of not more than 1.0.
13. Reduction of Petroleum Refining Capacity
■ The integrated group will reduce its petroleum refining capacity by approximately 400,000 barrels per day by March 31, 2011, with December 4, 2008 (the date of basic agreement of the Business Integration) as the benchmark date.
■ Petroleum refining capacity is scheduled to be reduced by a further 200,000 barrels per day by March 31, 2015, at the latest.

14. Synergies from the Business Integration
■ During the period after the incorporation of the Holding Company in April 2010 and by the end of March 2013, The Companies aim to achieve synergies of ¥60 billion or more per year from the business integration.
■ Furthermore, by the end of March 2015, The Companies seek to increase the amount by an additional ¥40 billion per year to achieve synergies of a total annual amount of ¥100 billion or more.

Q&A Regarding the Business Integration
Q
What is a share transfer?
A
A share transfer is a mechanism for a company, acting alone or jointly with one or more other companies, to establish a holding company. Specifically, Nippon Mining and Nippon Oil will jointly establish JX Holdings as their new holding company. All shares held by both companies’ shareholders will be transferred to JX Holdings, and, in exchange, shares of JX Holdings common stock to be newly issued will be allotted.
Q
How are JX Holdings’ shares to be allotted to shareholders?
A
All shareholders recorded in the last shareholders’ register of Nippon Mining, as of March 31, 2010 (Wednesday), the day immediately proceeding the effective date of share transfer, will be allotted one share of JX Holdings common stock for each share of Nippon Mining common stock that they own.
Q
How did Nippon Mining and Nippon Oil determine their Exchange Ratio for JX Holdings?
A
With reference to the analyses of the Exchange Ratio calculated by their respective financial advisors (each company had three advisors), Nippon Mining and Nippon Oil comprehensively considered their respective financial conditions, status of assets, future prospects, and other factors. As a result of thorough negotiations and discussions concerning the Exchange Ratio, Nippon Mining and Nippon Oil reached the conclusion that the Exchange Ratio is appropriate and formally agreed upon and resolved to apply such Exchange Ratio in the share transfer on October 30, 2009.
Both companies received separate opinions from their respective financial advisors that the agreed Exchange Ratio was fair from a financial point of view, to the common stock shareholders of Nippon Mining and Nippon Oil.

Q
Please explain about the minimum share unit, which is to be set at 100 shares for JX Holdings.
A
Nippon Mining’s share unit is currently 500 shares but JX Holdings’ share unit will be 100 shares. The share unit is the size of the round lot in which shares are traded on the market. Reducing the size of the share unit makes a stock more marketable. Additionally, voting rights at general meetings of shareholders are granted per share unit. For example, a shareholder who currently owns 500 shares of Nippon Mining stock would have one vote at Nippon Mining’s general meetings of shareholders but five votes at JX Holdings’ future general meetings of shareholders.
Q
When will JX Holdings’ new shares be allotted in exchange for existing shares? Do shareholders need to do anything to exchange their existing shares?
A
On April 1, 2010, the effective date of the share transfer, shareholders will be allotted one share of JX Holdings common stock for every share of Nippon Mining common stock that they own. More specifically, the new shares will be allotted and delivered to shareholders recorded in the last shareholders’ register of Nippon Mining as of the day immediately preceding the effective date of share transfer (March 31, 2010) by automatic transfer to their respective accounts (i.e., trading account at their brokerage or other financial institution or special account at The Chuo Mitsui Trust and Banking Co., Ltd., Nippon Mining’s transfer agent) via the book-entry transfer system for stocks and other securities. Shareholders need not do anything in particular to exchange their shares.
Q
Will Nippon Mining pay a fiscal year-end dividend for the year ending March 31, 2010?
A
Nippon Mining will pay dividends (i.e. a year-end dividend) for fiscal year 2009 (from April 1, 2009 to March 31, 2010) to shareholders who are recorded in the latest shareholders’ register as of March 31, 2010 pursuant to the resolution of the Nippon Mining’s board of directors to be held in May 2010. For fiscal year 2009, Nippon Mining intends to pay a year-end dividend of ¥7.50 per share.

Q
What is the share transfer schedule and when can I trade Nippon Mining Holdings or JX Holdings shares?
A
The share transfer schedule appears in the table below. Please take note of when you will be able to trade your shares.

2010	Schedule	Share trading
January 27 (Wednesday)	Extraordinary general meeting of shareholders to approve the business integration

March 26 (Friday)	Last day of trading for Nippon Mining Holdings shares	Until March 26, Nippon Mining Holdings shares may be traded on the stock exchange as usual.

March 29 (Monday)	Nippon Mining Holdings’ delisting date	From March 27, you will no longer be able to trade Nippon Mining Holdings shares.

April 1 (Thursday)	Effective date of share transfer JX Holdings shares newly listed	From this date, you will be able to trade JX Holdings shares on the stock exchange.
If you have questions about asking JX Holdings to purchase odd-lot shares or about selling shares to cover a share unit shortfall, please direct your questions as shown below.
     • Shares held in accounts not designated as special accounts*
          Please contact the brokerage at which the account is held.
     • Inquires about general shareholder procedures and special accounts
          Transfer agent and special account manager

          The Chuo Mitsui Trust and Banking Co., Ltd.

Contact:	Stock Transfer Agency Services Center Stock Transfer Agent Division The Chuo Mitsui Trust and Banking Co., Ltd. Telephone: 0120-78-2031 (toll-free from within Japan)

*	Special accounts are those set up by Nippon Mining Holdings in the name of its shareholders at Chuo Mitsui Trust and Banking to hold shares that were not transferred to the Japan Securities Depository Center by securities brokerages, etc., by January 5, 2009, the date on which the dematerialized New Book-Entry Transfer System for Stocks etc. was implemented.

Profiles of Nippon Mining Holdings and Nippon Oil Corporation
(as of September 30, 2009)

Corporate Name	Nippon Mining Holdings, Inc.	Nippon Oil Corporation

Date of establishment	September 27, 2002	May 10, 1888
(commenced operations on December 26, 1905)

Location of head office	10-1 Toranomon 2-chome, Minato-ku, Tokyo	3-12 Nishi Shimbashi 1-chome, Minato-ku, Tokyo

Name and title of representative	Mitsunori Takahagi, President and Chief Executive Officer	Shinji Nishio, Representative Director and President

Paid-in capital	¥73,900 million	¥139,400 million

Number of issued and outstanding shares	928.46 million shares	1,464.51 million shares

Principal businesses	Production and sale of petroleum products Production and sale of non-ferrous metal products and processed electronic materials products	Refinement and sale of petroleum products Import and sale of gas Generation and sale of electricity

Major shareholders (and their percentages of ownership)	Japan Trustee Services Bank, Ltd. (Trust Unit) (10.0%)
The Master Trust Bank of Japan, Ltd. (Trust Unit) (9.0%)
Japan Trustee Services Bank, Ltd. (Trust Unit 9) (3.5%)
Mizuho Corporate Bank, Ltd. (2.4%)
Sumitomo Mitsui Banking Corporation (2.4%)	Japan Trustee Services Bank, Ltd. (Trust Unit) (6.2%)
The Master Trust Bank of Japan, Ltd. (Trust Unit) (5.4%)
Mizuho Corporate Bank, Ltd. (3.2%)
Mitsubishi Corporation (3.1%)
Sumitomo Mitsui Banking Corporation (2.8%)
Bank of Tokyo Mitsubishi UFJ, Ltd. (2.1%)

Number of employees	10,936 (consolidated) (Breakdown: petroleum 4,380; metals 5,058; other 1,498)	13,869 (consolidated) (Breakdown: petroleum refining and marketing 9,305; oil and natural gas exploration and production 589; construction/other 3,975)

Main clients	Nationwide exclusive distributors and direct sale customers; electric cable manufacturers	Nationwide exclusive distributors and direct sale customers

Main financing banks	Mizuho Corporate Bank, Ltd. Sumitomo Mitsui Banking Corporation	Mizuho Corporate Bank, Ltd Sumitomo Mitsui Banking Corporation
	Bank of Tokyo Mitsubishi UFJ, Ltd.	Bank of Tokyo Mitsubishi UFJ, Ltd.

Fiscal year-end		March	March

Relationships between the parties	Capital relationships	None

	Personnel relationships	None

	Transactional relationships	Japan Energy Corporation, a subsidiary of Nippon Mining Holdings, Inc., and Nippon Oil Corporation are parties to a business alliance in refining and distribution.
Inquiries about this booklet:
Nippon Mining Holdings, Inc.
10-1 Toranomon 2-chome, Minato-ku, Tokyo 105-0001 Japan
Contact: General Administration Group (in charge of general affairs)
Telephone: +81 3-5573-5170
URL: http://www.shinnikko-hd.co.jp/

Reference Materials for the General Meeting of Shareholders
[Additional Volume]
Attached Materials for Item 1
(Matters Relating to Nippon Oil Corporation for the Fiscal Year ended March 31, 2009)

Business Report	pp.1-30
Consolidated Balance Sheet	p.31
Consolidated Statement of Income	p.32
Consolidated Statement of Changes in Net Assets	p.33
Notes to Consolidated Financial Statements	pp.34-39
Balance Sheet	p.40
Statement of Income	p.41
Statement of Changes in Net Assets	p.42
Notes to Non-Consolidated Financial Statements	pp.43-48
Independent Auditor’s Report (Consolidated Financial Statements)	p.49
Independent Auditor’s Report	p.50
Corporate Auditor’s Report	pp.51-52
Nippon Mining Holdings, Inc.

[The 194th Fiscal Term]
BUSINESS REPORT
April 1, 2008 — March 31, 2009
NIPPON OIL CORPORATION

[Attached Document and Reference Material for the General Meeting of Shareholders]
BUSINESS REPORT
April 1, 2008 — March 31, 2009
1. Issues Concerning Present Situation of the Enterprise Group
(1) Progress and Achievements in Business

A.	General Economic Situation and Operating Environment Surrounding the Nippon Oil Corporation (“NOC”) Group
     The Japanese economy fell into a serious recession during fiscal year 2008, due to a sharp decline in both exports and capital expenditure, with weaker consumer spending triggered by the financial and economic crisis in the United States and Europe.
     Meanwhile, on the global crude oil scene, following the upward trend from the previous fiscal year, the crude oil price hit the historic high of over US$ 140 per barrel for Dubai crude in July 2008. Subsequently, due to the impact of the sluggish global economy, the crude oil price witnessed a steep decline to US$ 46 for Dubai crude at the end of fiscal year 2008, which overall resulted in a year of unprecedented oil price fluctuations.
     Under these circumstances, domestic demand for all kinds of petroleum products dropped below that of previous fiscal year levels. This is attributable to the impact of the trend of decreased automobile use and a reduction of production activities due to economic recession, as well as the increased use of fuel-efficient cars and advances of conversion to alternative energy such as gas and electricity. Further, the demand for petroleum products and petrochemical products in Asia also followed a trend of deceleration in the worsening economic conditions.
B. Progress and Achievements in Business Activities
     Under the above-mentioned circumstances, the NOC Group launched its “Fourth Medium-Term Management Plan” (“4th Mid-Term Plan”) in April 2008, and positioned the three-year period from the fiscal year 2008 through to fiscal year 2010 as the period of “Challenge for Change.” Challenge for Change means the “structural reform of existing businesses and reinforcement of foundations for new businesses” with the aim of establishing an integrated operating framework and to become a comprehensive energy company group. NOC is determined to work together with its Group companies to establish a stable position in the domestic market as well as to capture overseas business opportunities, particularly in Asia, for further business development in the future. Under the 4th Mid-Term Plan, NOC has implemented several measures within each business area in fiscal year 2008, as described below:
     (a) Petroleum Refining and Marketing Business (including Petrochemical Business)

(i) Measures taken concerning production of petroleum and petrochemical products
     Establishment of optimum production systems
     In terms of production, the NOC group first sought to optimize Group-wide production systems to respond appropriately to changes in the business environment, in which the domestic demand for petroleum products is anticipated to decrease in the future while mid-to-long term overseas demand for petroleum products will increase, particularly in Asia.
     Firstly, Nihonkai Oil Co., Ltd. stopped refining at its Toyama Refinery, which was converted into an oil terminal in April 2009. The reason for this conversion was that the refinery, with no heavy oil-cracking units, had to use light crude oil for refining and became less competitive, thus experiencing a continued deterioration of its refining margin in recent years. On the other hand, the NOC Group decided to convert Nippon Petroleum Refining Co., Ltd.’s Osaka Refinery into an export-oriented refinery of petroleum products for Asia Pacific markets, on which discussions with China National Petroleum Corporation (“CNPC”) are in progress.
     Reinforcement of competitiveness of refineries
     Secondly, in order to enhance the competitiveness of refineries, steps were taken to increase the production of high value-added products in response to changes in demand structure.
     The NOC Group completed the construction of production facilities for cumene, a petrochemical product, at Muroran Refinery in October 2008. Cumene is a material for phenol resin and polycarbonate resin used for information and communication equipment components in electronic equipment (such as personal computers and mobile phones) and lenses for automotive lamps, for which a growth in demand is expected principally in Asia. In addition, in March 2009, the NOC Group completed Solvent De-Asphalting facilities at Mizushima Refinery to extract light distillate materials, such as light diesel oil, from heavy distillates such as asphalt. The operation of these facilities will enable the NOC Group to process heavier crude oil, reduce the production of fuel oil C, for which demand is sharply falling, and increase the production of more profitable light oil. At the same time, supplying residual oil produced by its facilities to neighboring petrochemical companies as boiler fuel will help promote energy-saving activities in the Mizushima petrochemical complex area.
(ii) Marketing side Measures
     In relation to marketing, NOC concentrated its efforts on improving the profitability of its domestic businesses, as well as expanding overseas business. NOC also focused on introducing plant-derived biomass fuels as part of measures against further global warming.
     To this end, as a first measure, NOC introduced a new pricing system in October 2008 that links the wholesale price of its gasoline, kerosene, diesel oil and fuel oil A products to the prices quoted in the domestic wholesale market for petroleum products, in an attempt to establish a more transparent and fair product pricing system. Further, NOC enhanced its marketing activities for petroleum products with a particular emphasis on overseas markets where mid-to-long term demand growth is expected. As NOC has worked hard to increase the capabilities of refineries to actively export petroleum products, the total export volume of petroleum products reached a record high of 5,520,000 kiloliters in fiscal year 2008, a 50% increase from the previous year. This was partly due to the increased volume of commissioned refining transactions with the CNPC Group. In lubricants, with an aim of reinforcing marketing activities in Asia and Central and South America, NOC acquired shares in a Singapore-incorporated company which owned a lubricant manufacturing facility and turned it into a subsidiary. In addition, NOC established a representative office in New Delhi, India, and a local company in Sao Paulo, Brazil, respectively.
     Further, NOC has been introducing plant-derived biomass fuel, considered effective in combating global warming, and has begun trial sales of biogasoline containing ETBE (Ethyl Tertiary Buty1 Ether), a substance derived from bioethanol, since 2007, together with other members of the Petroleum Association of Japan. In fiscal year 2008, trial sales of biogasoline were conducted at 30 service stations, an increase from 13 at the end of the previous fiscal year. From June 2009, NOC will significantly increase the number of service stations to sell biogasoline to approximately 1,000, mainly in Tokyo, Kanagawa, Yamanashi, Saitama and Nagano. In February 2009, NOC established the Research Association of Innovative Bioethanol Technology, together with Mitsubishi Heavy Industries, Ltd., TOYOTA MOTOR CORPORATION, KAJIMA CORPORATION, SAPPORO ENGINEERING LTD. and TORAY INDUSTRIES, INC., and commenced joint research towards establishing technology for the integrated production of cellulosic bioethanol, which makes effective use of plant materials that cannot be utilized for food.
(iii) Business Integration with Kyushu Oil Co., Ltd.
     On October 1, 2008, the NOC Group integrated Kyushu Oil Co., Ltd., which had been in a close business relationship, in an effort to further reinforce its business base and establish international competitiveness in refining and marketing. As a result of this integration, the NOC Group took over from Kyushu Oil the Oita Refinery, the only refinery in the Kyushu region, and further reinforced its operating structure even more towards expanding exports of petroleum products and petrochemical products to the Asia and Pacific regions, while achieving higher efficiency in both crude oil procurement and distribution.
(iv) Sale of Gas, Electricity and Coal
     In addition to its core petroleum and petrochemical products, NOC is also engaged in the supply of other diverse energy sources including gas, electricity, and coal.
     In gas operations, NOC owns an LNG (Liquefied Natural Gas) terminal at Mizushima

Refinery in partnership with The Chugoku Electric Power Co., Inc., and another LNG terminal of its own at a former oil terminal site in Hachinohe City, Aomori Prefecture, each of which supplies natural gas and LNG to customers in their respective areas. New LNG tanks are now undergoing construction to expand the supply capacities of the LNG terminal at Mizushima Refinery to meet increasing demand, with completion expected by the end of fiscal year 2011. Further, in July 2008, jointly with The Chugoku Electric Power Co., Inc., NOC established Okayama Pipeline Company to expand the sales coverage for natural gas supplied from the LNG terminal at Mizushima Refinery by laying natural gas pipelines from the Mizushima LNG terminal to the Okayama City area.
     In electric power operations, the NOC Group is engaged in the wholesale supply and the retail marketing of electricity at its refineries and operating facilities nationwide. In fiscal year 2008, the total electricity sold by the NOC Group amounted to 1.89 million kilowatt. This resulted from the commencement of operations of an 800 thousand kilowatt natural gas generator by Kawasaki Natural Gas Generation Co., Ltd., a joint venture established with TOKYO GAS CO., LTD., and the acquisition of the wholesale supply of electricity from Oita Refinery following the integration of Kyushu Oil Co., Ltd.
     Where coal operations are concerned, NOC sold a total of 7.75 million tons, mainly to electric power and steel companies.
(v) New energy business
     In an effort to continue to grow as an “integrated energy company” into the future, the NOC Group took the following measures to strengthen its new energy business, such as fuel cells and solar cells, of which future growth is expected.
     Firstly, NOC installed 1,338 residential-use fuel cell systems during the four-year period from fiscal year 2005 through to fiscal year 2008, the largest share among Japan’s fuel cell business operators, as a result of actively introducing such systems under the government-led Stationary Fuel Cell Large-Scale Demonstration Project. In April 2008, NOC established ENEOS CELLTECH Co., Ltd. (“CELLTECH”) to acquire the stationary fuel cell business of SANYO Electric Co., Ltd. (“SANYO Electric”), a partner of NOC in the fields of fuel cell development and manufacturing. Accordingly, NOC will accelerate its efforts to improve the reliability and durability of residential-use fuel cells and reduce manufacturing costs by consolidating technologies fostered by NOC and SANYO Electric. CELLTECH has been expanding manufacturing facilities to establish the capacity to manufacture approximately 10,000 units per year from fiscal year 2010. NOC will adopt the name ENE FARM for its products, an industry fuel cell brand approved by the Fuel Cell Commercialization Conference of Japan, for the fully-fledged marketing of residential-use fuel cells starting from fiscal year 2009.
     Secondly, NOC has been focusing on the future expansion of its business into the development, manufacturing and marketing of solar cells, which have attracted attention as an environmentally friendly energy system that generates solar-powered electricity. As a first step, NOC purchased certain newly issued shares of SPACE ENERGY CORPORATION (“SEC”), which manufactures silicon wafer, a key material in used in solar cells. As a result, NOC currently holds a total of 46% of SEC’s shares. In addition, NOC has established a strategic alliance with SANYO Electric. in connection with its solar cell business, and both companies launched a joint company in January 2009 called SANYO ENEOS Solar Co., Ltd. for the development of technologies for producing thin-film solar panels, and their manufacturing and marketing. Thin-film solar panels allow manufacturing at lower cost by using less silicon and are expected to bring about the future expansion of the solar power market, mainly in use in large-scale power generation such as at factories and power plants.
     Further, in January 2009, NOC entered into a joint venture agreement with GS Caltex Corporation, a Korean petroleum company to establish Power Carbon Technology Co., Ltd., a joint company incorporated in Korea, for the purpose of developing, manufacturing and marketing carbon materials for capacitor electrodes. A capacitor is an efficient electric storage device that can store as electricity the energy released when automobile brakes are applied and can discharge a large volume of electricity in a short time. Demand is expected to increase in the future for applications such as construction machinery, trucks, and railway rolling stock. While Power Carbon Technologies Co., Ltd. plans to construct a plant in Korea to manufacture carbon materials for capacitors and start production from the spring of 2010, NOC will, by applying the expertise gained from the manufacture of electrode coke at Marifu Refinery, supply coke produced at Marifu as a raw material for capacitor carbon.
     In addition to those described above, NOC has been developing and verifying the efficiency of operation methods in an effort to cut residential CO2 (carbon dioxide) emissions and offer the most suitable energy system in light of regional characteristics and individual lifestyles, by combining residential equipment such as fuel cells, solar cells, and electricity storage devices in an effective way. As part of this effort, NOC launched its “ENEOS Home Energy Generation Project” with the cooperation of experts from residential design and energy-related areas, completing an Energy-Generating House in Yokohama City in March 2009 as a base for verification tests.
(b) Exploration & production (“E&P”) of Oil and Natural Gas Business
     The following steps have been taken towards the sustainable growth of the future E&P Oil and Natural Gas business during fiscal year 2008:
     In production operations, in August 2008, the NOC Group commenced crude oil production at the Phuong Dong oil field located in Vietnam, followed, in September 2008, by production of natural gas and condensate (super-light crude oil) in the Saderi gas field located in Malaysia.
     Turning to development operations, in May 2008, the NOC Group commenced the construction of production facilities at the West Don oil field in the U.K. North Sea upon receiving approval of a development plan from the U.K. Government. In the U.S. Gulf of Mexico, the NOC Group confirmed new gas reserves that are available for a commercialization, and started preparations for transition to the development phase. In addition, the Tangguh LNG Project in Indonesia is now in the final phase of gas field development and construction of the LNG plant, which the NOC Group expects will commence production by the end of this year.
     In exploration operations, the NOC Group continued to prepare for test drilling in exploration concessions off the coast of Libya. In addition, we discovered new promising gas reserves in the U.K. North Sea. In January 2009, four exploration fields located onshore and offshore of Papua New Guinea were newly acquired.
     Moreover, in July 2008, the NOC Group acquired from the Government of Japan 50% of the issued shares of MOC Exploration (U.K.) Limited, which owns interests in oil and gas fields operating in the U.K. North Sea, making the company a wholly owned subsidiary of NOC. In Papua New Guinea, the NOC Group is preparing for the commencement of LNG business with its business partner to produce, transport and liquefy natural gas in an integrated system, and acquired exploration interests in December 2008 from AGL Energy Limited, an Australian gas and power supplier, increasing the percentage of its interest in the project.
(c) Construction Business
     In the construction business, NIPPO CORPORATION, which plays a leading role in the business, faced a difficult management environment due to decreased public works, and the impact of reduced capital expenditure in Japan. Under these circumstances, NIPPO Corporation focused on the improvement of its profitability by utilizing its competitive technologies, reducing costs and streamlining its operations, as well as passing on the rise in materials costs due to the higher crude oil price to customers.
(d) Business Integration with NIPPON MINING HOLDINGS, INC.
     Details of the business integration with NIPPON MINING HOLDINGS, INC., which was announced in December 2008, are set out in this section.
     Both the NOC Group and the NIPPON MINING HOLDINGS GROUP are engaged in the business of energy, resources and materials, and share as the same top priority the pursuit of sustainable future growth and development while taking appropriate measures against the current challenges amid the business environment that is expected to change more significantly than ever. Since June 2006, the NOC Group had been in a business alliance with JAPAN ENERGY CORPORATION, a NIPPON MINING HOLDINGS GROUP oil company, in the areas of exploration and refining of petroleum and its distribution. However, in order to preempt the fundamental structural changes in the business environment and succeed amidst intensifying competition, both groups reached an agreement that the best choice would be to move beyond their alliance by integrating their management and to progress under a new management philosophy.
     The specific method for integrating NOC and NIPPON MINING HOLDINGS will be to establish an integrated holding company by the joint transfer of stocks scheduled for April 2010, followed by the integration, restructuring or liquidation of all businesses of both parties under the integrated holding company. Three core business companies in the “Petroleum Refining and Marketing,” “E&P of Oil and Natural Gas” and “Metals” areas will be established for July 2010. For a smooth integration, NOC will continue to make preparations together with NIPPON MINING HOLDINGS. NOC will seek approval for the transfer of stocks relating to establishment of the integrated holding company at an extraordinary general meeting of shareholders.
(e) Promotion of CSR Management
     Guided by the Group philosophy of “Creating the energy future and promoting prosperity and harmony with nature”, the NOC Group intends constantly to conduct business activities that reflect the importance it places on Corporate Social Responsibility (“CSR”).
     As a part of its CSR activities, the NOC Group considers “Harmony with the Global Environment” to be a vital mission of every company engaged in the supply of energy, and launched a “Medium-Term Environmental Management Plan” covering the three years from the fiscal year 2008 through to fiscal year 2010. Under this plan, the NOC Group continues its efforts against global warming and to reduce environmental load by attempting to cut CO2 across the entire supply chain, in addition to curbing the generation of VOCs (Volatile Organic Compounds) from refineries and oil terminals, and further reducing the percentage of waste finally disposed (i.e., the volume of waste that is non-recyclable or cannot be reduced by dehydration or any other means) against the volume of waste generated by each operating facility.
     In social contribution activities continued from the previous fiscal year, NOC provided funding support for original basic research relating to hydrogen energy through the “ENEOS Hydrogen Trust Fund”, which was established in the hope of broadly disseminating hydrogen energy systems in society. Additional social contributions included the NOC Group’s donation of funds for building a junior high school in Vietnam, where the NOC Group has been producing crude oil, with the aim of improving the educational environment in that country. In addition, the NOC Group conducted various activities such as organizing “ENEOS Environmental Classes” at elementary schools in Japan so that children can easily learn about issues such as the relationship between petroleum and peoples’ lives, global warming, and hydrogen energy.
(f) Summary of Business Performance
     As a result of business activities described above, the consolidated performance for fiscal year 2008 is as follows: Net sales dropped by 1.8% from the previous year to

7,389.2 billion yen, with an operating loss of 312.5 billion yen, an ordinary loss of 275.4 billion yen and net loss of 251.6 billion yen, reflecting the impact of inventory valuation factors (effect of inventory valuation loss by using gross average method) due to the significant decline of the crude oil price after July 2008. On the other hand, if excluding the impact of inventory value, ordinary income reached 171.6 billion yen, an increase of 59.2% over the previous fiscal year, which was attributable to improved revenues of petroleum products in the Refining and Marketing Business.
     Consolidated net sales and operating income (loss) by segment are as shown below:

	Net Sales		Operating Income (Loss)
Segment	Fiscal Year 2008	Change	Fiscal Year 2008	Change
	(Million yen)	(%)	(Million yen)	(%)
Refining and Marketing	6,760,525	Δ1.5	Δ434,402	—
E & P of Oil and Natural Gas	218,623	Δ6.9	106,377	Δ16.0
Construction	356,540	Δ3.9	7,499	23.7
Other	53,545	Δ4.5	8,019	65.3

Total	7,389,234	Δ1.8	Δ312,506	—

     The interim dividend paid in fiscal year 2008 was 10 yen per share, which was an increase of 4 yen per share from the previous year, to raise the level of profit distributed to shareholders.
(2) Tasks for the NOC Group
     A. Business Environment surrounding the NOC Group
     Given the outlook for the Japanese economy, NOC anticipates that the bottoming out of the economy toward self-sustained recovery driven by private sector demands will still take a considerable amount of time, despite the extensive economic measures taken by the government to tackle the current economic crisis. In addition, the Asian economy, as a whole, is expected to maintain its decelerated pace for the time being.
     Under these circumstances, it is likely that the trend of declining domestic demand for petroleum products will continue into the future. This is due to current stagnant distribution and production activities arising from the economic recession, as well as structural factors such as declining automobile ownership, the progress of energy savings and conversion of energy to gas and electricity. Meanwhile, NOC expects that the demand for petroleum products and petrochemical products in Asia will turn upward from the mid-to-long term as the world economy will depart from recession, whilst the current economic doldrums are placing pressure on the speed of such demand and therefore growth.
     During this situation, given a business environment in which the Japanese domestic demand for petroleum products will be declining, the oil industry faces a pressing challenge to tackle issues of excessive refining capacity and the number of Service Stations in Japan, and a fundamental reinforcement of its management base is required against global competition among energy companies for resource development.
B. Challenges Facing the NOC Group
     Under these circumstances, the NOC Group is determined to focus all its efforts to address the current challenges and achieve the structural reform of existing businesses and reinforcing foundations for new business, as set out in the 4th Mid-Term Plan. Further, The NOC Group will prepare for its great leap to become an integrated energy, resources and materials company group by completing the management integration with NIPPON MINING HOLDINGS GROUP.
     As to specific management challenges, the NOC Group will firstly continue to implement necessary steps to secure stable profitability in the core business of Refining and Marketing. On the production-side, efforts will focus on safe and stable operations, more efficient operations in the procurement and refining of crude oil, and the distribution and sales of the NOC Group as a whole, including those of the Oita Refinery, which was acquired from Kyushu Oil Co., Ltd. On the marketing-side, the NOC Group will strive to implement the new pricing system and undertake the reorganization and consolidation of the service stations network to reinforce its competitiveness, as well as engage in the flexible export of products depending on customer demands. Further, through the integration with NIPPON MINING HOLDINGS, INC., fundamental streamlining of the refining and marketing business will be sought by reducing the total refining capacity of both companies by 400,000 barrels a day within two years of the business integration. Additional reduction of the refining capacity will be considered depending on circumstances.
     Secondly, in relation to the E&P of Oil and Natural Gas business, which is a pillar of mid-to-long term growth strategies, the NOC Group will focus on preparations to develop the currently developing business to the production phase as soon as possible, while maintaining and expanding production volumes in its production operations. In addition, the NOC Group will continue to concentrate on investments in the key areas of Southeast Asia, Oceania, the U.S. Gulf of Mexico and the U.K. North Sea to seek further business development, while paying careful attention to profitability and risk management.
     Thirdly, in relation to its new energy business, the NOC Group will actively focus its efforts on nurturing and developing promising businesses to secure the future growth. Initially, quick commercial production and expansion of residential-use fuel cell sales channels is a critical issue towards full-scale marketing. Meanwhile, NOC will work towards the commercialization of thin-film solar panels, and actively prepare for the full-scale launch of business at SANYO ENEOS Solar Co., Ltd. NOC will continue its efforts to strengthen its new energy business by putting, for example, the manufacturing and sales of carbon materials for capacitor electrodes for use in electric storage devices on track, and seeking successful results as soon as possible.

     As stated above, the NOC Group is firmly determined to ensure the implementation of the above measures in the respective business segments, bringing the integration with the NIPPON MINING HOLDINGS GROUP to success, and contributing to the sustainable development of the economy and society through the stable and efficient supply of energy, resources and materials. The strong support and trust from shareholders will always be highly appreciated.
(3) Capital Investment of the NOC Group
Total capital invested in fiscal year 2008 amounted to 179.5 billion yen, and expenditure by business segment is as stated below:

Segment	Amount	Major Investment
	(million yen)
Refining and Marketing	94,687	New construction of solvent deasphalting facility, cumene production facility, etc.
E&P of Oil and Natural Gas	75,163	Capital investments for development of oil and gas fields
Construction	8,675	Renewal and upgrade of manufacturing equipment at asphalt mixing plants
Others	991	Renewal of information systems, etc.

Total	179,517

(4)	Succession of Rights and Obligations of the Business of Other Enterprises through Acquisition of Shares, Merger or Absorption-type Split
     On August 22, 2008, NOC acquired the shares of Kyushu Oil Co., Ltd. from 13 companies including NIPPON STEEL CORPORATION, thereby obtaining 100% of the voting rights of the acquired company. On October 1, 2008, Nippon Petroleum Refining Co., Ltd. succeeded to the business of Kyushu Oil Co., Ltd. at Oita Refinery through an absorption-type split, and then NOC merged with Kyushu Oil Co., Ltd. on the same date.
(5) Financing
     The aggregate amount borrowed by the NOC Group, including outstanding corporate bonds, as of the end of fiscal year 2008, was 1,457.4 billion yen. The major financing activities during the current fiscal year are listed below.

     A. Issue of corporate bonds

		Total Amount	Date of Redemption at
Issuer	Name	Issued	Maturity	Issued Date
NOC	28th Unsecured Bonds (Publicly offered)	30 billion yen	June 11, 2018	June 11, 2008

NOC	29th Unsecured Bonds (Publicly offered)	20 billion yen	June 11, 2014	June 11, 2008
     B. Long-term Loans

Borrower	Lender Name	Total Amount	Period
NOC	Mizuho Corporate Bank, Ltd.	180.5 billion yen	4-12 years

Sumitomo Mitsui Banking Corporation

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Meiji Yasuda Life Insurance Company

Development Bank of Japan, Inc.

Mitsubishi UFJ Trust and Banking Corporation

SUMITOMO LIFE INSURANCE COMPANY

Etc.
(6) Main Lenders and Outstanding Borrowings (as of March 31, 2009)

Borrower	Lender Name	Balance
		(million yen)
NOC	Japan Oil, Gas and Metals National Corporation	183,188

	Mizuho Corporate Bank, Ltd.	93,662

	Sumitomo Mitsui Banking Corporation	59,958

	The Bank of Tokyo — Mitsubishi UFJ, Ltd.	59,533

	Meiji Yasuda Life Insurance Company	59,350

	SUMITOMO LIFE INSURANCE COMPANY	40,750

	Nippon Life Insurance Company	30,620

(7) Operating Results and Financial Position of the NOC Group

FY				2008
Item	2005	2006	2007	(Current FY)
Number of consolidated subsidiaries	57	57	54	53
Number of unconsolidated subsidiaries/affiliates accounted for under the equity method	39	40	38	25
Net Sales (million yen)	6,117,988	6,624,256	7,523,990	7,389,234
Ordinary income/loss (million yen)	309,088	186,611	275,666	Δ275,448
Net income/loss (million yen)	166,510	70,221	148,306	Δ251,613
Net income/loss per share (yen)	114.08	48.12	101.49	Δ172.42
Total assets (million yen)	4,231,814	4,385,533	4,594,197	3,969,730
Net assets (million yen)	1,130,328	1,331,981	1,429,266	1,016,306
(8) Core Business of the NOC Group (as of March 31, 2009)
     Main business activities of the NOC Group are as shown below:

Segment	Main Business Activities
Refining and Marketing	Manufacture and marketing of various petroleum and petrochemical products

E&P of Oil and Natural Gas	Exploration, development and production of oil and natural gas

Construction	Road repairs, paving work, and other contracted construction work

Other	Marketing of automobile-related supplies; sale, purchase, lease and management of real estate
(9)	Principal Consolidated Subsidiaries and Subsidiaries/Affiliates Accounted for under the Equity Method (as of March 31, 2009)
     The NOC Group held 53 consolidated subsidiaries and 25 subsidiaries/affiliates that were accounted for under the equity method as of March 31, 2009. Among those indicated, 24 principal consolidated subsidiaries and 3 main such subsidiaries/affiliates are stated as set out below in A and B:

     A. Principal Consolidated Subsidiaries

					Voting
Segment	Company Name	Head Office	Capital		Rights	Business
			(million yen)		(%)
Refining and Marketing	Nippon Petroleum Refining Co., Ltd.	Minato-ku, Tokyo		5,000	100.0	Manufacture of petroleum and petrochemical products

	Nippon Oil Staging Terminal Co., Ltd.	Kagoshima City, Kagoshima Pref.		6,000	100.0	Operation of petroleum storage and terminal facilities

	Nippon Oil Tanker Corporation	Naka-ku, Yokohama City		4,000	100.0	Ocean transport of crude oil and petroleum products

	Nihonkai Oil Co., Ltd.	Toyama City, Toyama Pref.		4,000	100.0	Marketing of petroleum products

	ENEOS Frontier Co., Ltd.	Shinagawa-ku, Tokyo		495	100.0	Marketing of petroleum products

	NISSEKI PLASTO Co., Ltd.	Minato-ku, Tokyo		200	100.0	Manufacture, purchase and marketing of non-woven fabrics, sheet pallets, and synthetic resins processing-related products

	Wakayama Petroleum Refining Co., Ltd.	Kainan City, Wakayama Pref.		4,420	99.0	Manufacture and marketing of petroleum products

	Okinawa CTS Corporation	Uruma City, Okinawa Pref.		495	65.0	Operation of petroleum storage and terminal facilities

	Kawasaki Natural Gas Generation Co., Ltd.	Minato-ku, Tokyo		3,750	51.0	Supply of electricity

	Nippon Oil (U.S.A.) Ltd.	U.S.A.	US$	3,000,000	100.0	Marketing of petroleum products

	Nippon Oil Lubricants (America) LLC	U.S.A.	US$	23,000,000	100.0	Manufacture and marketing of lubricants

	Nisseki Chemical Texas Inc.	U.S.A.	US$	30,100,000	100.0	Marketing of ethylidene norbornene and production and marketing of solvents used in the manufacture of carbonless copy paper and high voltage capacitor insulating fluids, etc.

	Atlanta Nisseki CLAF, Inc.	U.S.A.	US$	8,934,000	100.0	Manufacture and marketing of non-woven fabrics

	Nippon Oil (Asia) Pte. Ltd.	Singapore	S$	300,000	100.0	Purchase and marketing of crude oil and petroleum products

	Nippon Oil Europe Ltd.	U.K.	US$	6,000,000	100.0	Purchase and marketing of crude oil and petroleum products

	Nippon Oil (Australia) Pty. Ltd.	Australia	A$	76,780,000	100.0	Purchase and marketing of coal and other mineral resources

	Nippon Oil (Guanzhou) Lubricants Corporation	China	US$	17,000,000	90.0	Manufacture and marketing of lubricants

	Nippon Oil LC Film (Suzhou) Corporation	China	US$	41,000,000	100.0	Manufacture and marketing of liquid crystal films

				Voting
Segment	Company Name	Head Office	Capital	Rights	Business
			(million yen)	(%)
E&P of Oil and Natural Gas	Nippon Oil Exploration Ltd.	Minato-ku, Tokyo	9,815	100.0	Overall control of oil and natural gas exploration

Construction	NIPPO Corporation	Chuo-ku, Tokyo	15,324	57.2	Road repairs, paving, civil engineering work, and planning, designing and construction of oil-related facilities

Other	Nippon Oil Real Estate Co., Ltd.	Naka-ku, Yokohama City	500	100.0	Purchase and marketing, lease and management of real estate

	Nippon Oil Trading Corporation	Minato-ku, Tokyo	330	100.0	Marketing of automobile-related products, leasing of equipment, insurance agency, travel agency and operation of sports facilities

	Nippon Oil Business Services Co., Ltd.	Naka-ku, Yokohama City	50	100.0	Provision of accounting, payroll-related and welfare-related services for the NOC Group

	Nippon Oil Information Technology Corporation	Naka-ku, Yokohama City	300	51.0	Development and operation of data processing and communications networks
Notes:	1.	NOC’s voting rights in each company are inclusive of the voting right(s) held by the consolidated subsidiaries.

	2.	Nippon Petroleum Refining Co., Ltd. merged with Nippon Petrochemicals Co., Ltd. effective April 1, 2008.

	3.	ENEOS Frontier Co., Ltd. merged with Taiheiyo Sekiyu Hanbai Co., Ltd. and Takanawa Energy Corporation effective April 1, 2008.

	4.	NOC acquired the shares of Nihonkai Oil Co., Ltd. from Hokuriku Electric Power Company and Nissan Chemical Industries, Ltd., thereby obtaining 100% of the voting rights of the acquired company as of March 27, 2009. Nihonkai Oil Co., Ltd. has changed its main business to “Operation of petroleum storage and terminal facilities,” effective from April 1, 2009.

	5.	Kawasaki Natural Gas Generation Co., Ltd. launched the electricity supply operation in the current fiscal year and its operation has come to have a material impact on the NOC Group business. The company has therefore been newly included in the list of principal consolidated subsidiaries.

     B. Other Main Subsidiaries/Affiliates that are Accounted for Under the Equity Method

				Voting
Segment	Company Name	Head Office	Capital	Rights	Business
			(million yen)	(%)
Refining and Marketing	Mizushima LNG Co., Ltd.	Kurashiki City, Okayama Pref.	800	50.0	Receiving, storage, vaporization and transmission of LNG

	Japan Oil Transportation Co., Ltd.	Shinagawa-ku, Tokyo	1,661	29.4	Land transportation of petroleum products

	Tianjin Nisseki Lubricants & Grease Co., Ltd.	China	RMB 61,000,000	40.0	Manufacture and marketing of lubricants
(10) The NOC Group’s Main Place of Business (as of March 31, 2009)
     A. Refining and Marketing Segment

Company Name	Division	Head Office and Branch Offices
NOC	Head Office	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo, Japan

	Laboratory	Central Technical Research Laboratory (Naka-ku, Yokohama City)

	Branch Offices	Hokkaido	(Chuo-ku, Sapporo City)

		Tohoku	(Aoba-ku, Sendai City)

		Tokyo	(Minato-ku, Tokyo)

		Kanto I	(Minato-ku, Tokyo)

		Kanto II	(Omiya-ku, Saitama City)

		Kanto III	(Naka-ku, Yokohama City)

		Chubu	(Nakamura-ku, Nagoya City)

		Kansai	(Nishi-ku, Osaka City)

		Chugoku	(Minami-ku, Hiroshima City)

		Kyushu	(Hakata-ku, Fukuoka City)

		Okinawa	(Naha City, Okinawa Pref.)

	Terminal	Kawasaki (Kawasaki-ku, Kawasaki City)

	Overseas Offices	Abu Dhabi Office (United Arab Emirates)

Jakarta Office (Indonesia)

Beijing Office (China)

Nippon Petroleum Refining Co., Ltd.	Head Office	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo, Japan

	Refineries and Plants	Muroran Refinery	(Muroran City, Hokkaido)

		Sendai Refinery	(Miyagino-ku, Sendai City)

		Negishi Refinery	(Isogo-ku, Yokohama City)

		Osaka Refinery	(Takaishi City, Osaka)

		Mizushima Refinery	(Kurashiki City, Okayama Pref.)

		Marifu Refinery	(Waki-cho, Kuga-gun, Yamaguchi Pref.)

		Oita Refinery	(Oita City, Oita Pref.)

		Kawasaki Plant	(Kawasaki-ku, Kawasaki City)

		Yokohama Plant	(Kanagawa-ku, Yokohama City)
Notes:	1.	NOC relocated the Kyushu Branch from Chuo-ku, Fukuoka City to the aforementioned place on October 14, 2008, and established the New Delhi Office in India on April 1, 2009.

2.	Nippon Petroleum Refining Co., Ltd. merged with Nippon Petrochemicals Co., Ltd. effective April 1, 2008. As a result, Nippon Petroleum Refining Co., Ltd. changed the name of “Kawasaki Operating Center,” which was inherited from the latter company, to “Kawasaki Plant,” as well as changing the name of “Yokohama Refinery” to “Yokohama Plant.”

3.	Nippon Petroleum Refining Co., Ltd. succeeded to the business of Kyushu Oil Co., Ltd. at Oita Refinery through an absorption-type split on October 1, 2008.
B. Oil and Natural Gas E&P Segment

Company Name	Division	Head Office and Branch Offices
Nippon Oil Exploration Ltd.	Head Office	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo, Japan
	Overseas Bases	Tripoli Office (Libya)
Ho Chi Minh Office (Vietnam)
Nippon Oil Exploration U.S.A. Ltd. (U.S.A.)
Nippon Oil Exploration and Production U.K. Ltd. (U.K.)
Japan Vietnam Petroleum Co., Ltd., Vietnam Office (Vietnam)
Nippon Oil Exploration (Malaysia), Ltd., Miri Office (Malaysia)
Notes:	1.	Nippon Oil Exploration U.S.A. Ltd.; Nippon Oil Exploration and Production U.K.
Ltd.; Japan Vietnam Petroleum Co., Ltd. and Nippon Oil Exploration (Malaysia) Ltd. are subsidiaries of Nippon Oil Exploration Ltd. (Nippon Oil Exploration Ltd.’s voting rights in each company are inclusive of the voting right(s) held by the consolidated subsidiaries.)

2.	Nippon Oil Exploration Ltd. newly established its Ho Chi Minh Office in Vietnam effective April 1, 2008. The company also established its Brisbane Office in Australia and its Jakarta Office in Indonesia on April 1, 2009.
C. Construction Segment

Company Name	Division	Head Office and Branch Office
NIPPO Corporation	Head Office	19-11, Kyobashi 1-chome, Chuo-ku, Tokyo, Japan
	Branch Offices	Hokkaido	(Toyohira-ku, Sapporo City)
		Tohoku	(Aoba-ku, Sendai City)
		Kanto Daiichi	(Shinjuku-ku, Tokyo)
		Kanto Daini	(Shinagawa-ku, Tokyo)
		Hoku-shinetsu	(Chuo-ku, Niigata City)
		Chubu	(Naka-ku, Nagoya City)
		Kansai	(Chuo-ku, Osaka City)
		Shikoku	(Takamatsu City, Kagawa Pref.)
		Chugoku	(Minami-ku, Hiroshima City)
		Kyushu	(Chuo-ku, Fukuoka City)
		Kanto Architectural	(Chiyoda-ku, Tokyo)

(11) Employees of the NOC Group (as of March 31, 2009)

Segment	Number of Employees
Refining and Marketing	9,442	(2,797)
E&P of Oil and Natural Gas	562	(34)
Construction	3,404	(2,446)
Other	736	(243)

Total	14,144	(5,520)

Notes:	1.	The number of employees covers those working in the operations of the NOC Group, excluding the NOC Group employees that are dispatched to work outside the group business, but including external workers working within the NOC Group.

	2.	The numbers in parentheses represent the annual average of temporarily employed staff (not included in the left column).

	3.	The total number of employees increased by 1,447 compared with March 31, 2008.
     This happened mainly because of the increase in the number of employees in the Refining and Marketing Segment as a result of merger of ENEOS Frontier Co., Ltd. with its sales subsidiaries and integration of NOC with Kyushu Oil Co., Ltd.
(12) Others
A.	In connection with bidding for petroleum product supplies to the Defense Agency during the period from April 1995 to November 1998, NOC was delivered a judgment dated February 14, 2007, by the Fair Trade Commission (“FTC”) of Japan, to the effect that the FTC ordered an exclusory disposition against NOC. NOC filed an administrative lawsuit with the Tokyo High Court on March 15, 2007, to appeal the judgment and rescind it. The Tokyo High Court dismissed NOC’s claim on April 24, 2009, and NOC decided not to make a final appeal to the Supreme Court.
     On January 16, 2008, NOC received a fine payment order from the FTC to an aggregate amount of 2,156.01 million yen in connection with the same bidding issue. NOC requested that the FTC initiate hearing procedures against this order on February 14, 2008, and hearing procedures are currently being conducted.
B.	In connection with the business of petroleum fuel-based cogeneration systems, or the “Total Energy System (TES) business,” NOC uses swap instruments to hedge risks from fluctuations in crude oil prices and maintain steady cash flows. NOC received a notice of correction disposition dated October 31, 2006, by the Tokyo Regional Taxation Bureau for transactions of this kind made in fiscal years 2003 and 2004. NOC filed a request for reinvestigation to the head of the National Tax Tribunal on December 22, 2006, to appeal against the correction and rescind it, but the Tribunal delivered a decision to dismiss NOC’s appeal on January 22, 2009. NOC has decided to file an administrative lawsuit with the Tokyo District Court to appeal the decision and rescind the notice of correction disposition by the Tokyo Regional Taxation Bureau.

2.	Issues Concerning Shares of NOC (as of March 31, 2009)

(1) Total number of shares authorized to be issued by NOC:	5,000,000 thousand

(2) Total number of shares issued:	1,464,508 thousand

(3) Number of shareholders at fiscal year-end:	102,130
(decrease of 1,714 from the preceding term)

(4) Major Shareholders (Top 10)

	Investment by Shareholders in NOC
	Number of Shares	Capital
	Held	Contribution
Name	(thousands of shares)	(%)
Japan Trustee Services Bank, Ltd. (Trust Unit)	109,674	7.5
The Master Trust Bank of Japan, Ltd. (Trust Unit)	93,543	6.4
Japan Trustee Services Bank, Ltd. (Trust Unit 4G)	74,601	5.1
Mizuho Corporate Bank, Ltd.	47,298	3.2
Mitsubishi Corporation	45,435	3.1
Sumitomo Mitsui Banking Corporation	40,398	2.8
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,617	2.1
Tokio Marine & Nichido Fire Insurance Co., Ltd.	29,323	2.0
INPEX CORPORATION	17,557	1.2
Mitsui Sumitomo Insurance Company, Limited	16,722	1.1

Note:	Percentage of capital contribution represents the number of common shares held, divided by the number of common shares issued and outstanding (excluding 4,489,000 NOC treasury stocks).

3.	Issues Concerning Directors and Corporate Auditors

(1)	Names, Titles, and Primary Responsibilities of Directors and Corporate Auditors (as of March 31, 2009)

Primary Responsibilities at NOC and Details of
Name	Title	Positions on the Boards of Other Organizations
Fumiaki Watari	Representative Director, Chairman of the Board
Shinji Nishio	Representative Director, President	President and Executive Officer
Makoto Satani	Representative Director	Executive Vice President and Executive Officer
Toshikazu Kobayashi	Representative Director	Executive Vice President and Executive Officer
Ikutoshi Matsumura	Representative Director	Executive Vice President, Executive Officer, Executive Director of the Energy System Business Division and Executive Director of Research & Development Division
Masahito Nakamura	Director	Senior Vice President, Executive Officer and Executive Director of Fuel Retail Sales Division
Shigeo Hirai	Director	Senior Vice President, Executive Officer and Executive Director of Corporate Management Division I
Kan Ueno	Director	Senior Vice President, Executive Officer and Executive Director of Chemicals Division
Yasushi Kimura	Director	Senior Vice President, Executive Officer and Executive Director of Energy Solution Division
Yasuo Kamino	Director	Senior Vice President, Executive Officer and Executive Director of Lubricants & Specialties Business Division
Junichi Kohashi	Director	Senior Vice President, Executive Officer, Executive Director of Environment, Safety & Quality Management Division and Executive Director of Manufacturing Technology & Engineering Division
Naoaki Tsuchiya	Director	Senior Vice President, Executive Officer and Executive Director of Overseas Business Division and Executive Director of Supply Division
Makoto Kuramochi	Director	Senior Vice President, Executive Officer and Deputy Director of Overseas Business Division
Yukio Yamagata	Director	Senior Vice President, Executive Officer and Executive Director of Corporate Management Division II
Akira Kitamura	Director	Executive Officer and General Manager of Secretariat
Michio Ikeda	Director	Executive Officer and General Manager of Corporate Planning & Management Department
Hajime Okazaki	Director	Executive Officer and General Manager of Central Technical Research Laboratory of Research & Development Division

Primary Responsibilities at NOC and Details of
Name	Title	Positions on the Boards of Other Organizations
Hiroshi Ono	Director	Representative Director and President of Nippon Petroleum Refining Co., Ltd.
Makoto Koseki	Director	Representative Director and President of Nippon Oil Exploration Ltd.
Hiroshi Maru	Standing Corporate Auditor
Hideo Tabuchi	Standing Corporate Auditor
Masao Fujii	Corporate Auditor
Hidehiko Haru	Corporate Auditor
Masahiro Sakata	Corporate Auditor	Administrative Director of Japan Deafblind Association

Notes: 1.	Mr. Yukio Yamagata, Mr. Hajime Okazaki and Mr. Makoto Koseki were newly appointed as directors at the 193rd Ordinary General Meeting of Shareholders held on June 24, 2008, and assumed their positions.

2.	Mr. Hideo Tabuchi and Mr. Teruo Omori retired from their positions as directors as of June 24, 2008, on the closing of the 193rd Ordinary General Meeting of Shareholders.

3.	Mr. Hideo Tabuchi, Mr. Hidehiko Haru and Mr. Masahiro Sakata were newly appointed as corporate auditors at the 193rd Ordinary General Meeting of Shareholders held on June 24, 2008, and assumed their position.

4.	Mr. Seiji Sakamoto, Mr. Setsuo Umezawa and Mr. Koji Furukawa retired from their positions as corporate auditors as of June 24, 2008, on the closing of the 193rd Ordinary General Meeting of Shareholders.

5.	Mr. Masao Fujii, Mr. Hidehiko Haru and Mr. Masahiro Sakata are outside auditors.

6.	Mr. Hiroshi Maru has experience in working for the accounting and finance departments of the NOC group companies, and Mr. Hideo Tabuchi has experience in working for the IR department of NOC. Both of them have significant knowledge concerning accounting and finance. Mr. Masao Fujii has experience as a judge. Mr. Hidehiko Haru worked for the accounting division of the Tokyo Electric Power Company, Inc, after which he served as Member of the Policy Board of the Bank of Japan. Mr. Masahiro Sakata has worked for the Ministry of Finance and the Cabinet Legislation Bureau. All of the auditors therefore have significant knowledge and experience concerning accounting and finance.

7.	Mr. Masao Fujii is a lawyer and an outside director of Marubeni Corporation.

8.	Mr. Hidehiko Haru doubles as an outside auditor of NIPPON YUSEN KABUSHIKI KAISHA (NYK LINE).

9.	Mr. Masahiro Sakata is a lawyer and concurrently serves as an outside auditor of Tokio Marine & Nichido Fire Insurance Co., Ltd. and THE NISHI-NIPPON CITY BANK, LTD.

(2)	Remuneration Paid to Directors and Corporate Auditors

	Number of	Total
Grantee	People	Remuneration	Remarks
(million yen)
Directors Corporate Auditors (Outside auditors)	21 8 (5)	832 104 (30)	The total remuneration for directors is up to 1.1 billion yen for a business year (excluding employees salaries and bonuses for employee-directors), and the total remuneration for corporate auditors is up to 160 million yen for a business year. (Resolved at the General Meeting of Shareholders held on June 29, 2006.)

Notes: 1.	The above figures include the remuneration paid to Mr. Hideo Tabuchi and Mr. Teruo Omori, who retired from their positions as directors as of June 24, 2008, on the closing of the 193rd Ordinary General Meeting of Shareholders. The remuneration paid to Mr. Seiji Sakamoto, Mr. Setsuo Umezawa and Mr. Koji Furukawa, who retired from their positions as corporate auditors on the same date, is also included in the above figures. Since Mr. Hideo Tabuchi has assumed the position of corporate auditor on the same day he retired from the director position, the remuneration paid to Mr. Tabuchi is included in both the remuneration paid to directors and those paid to corporate auditors.

2.	Total remuneration shown above includes total bonuses of 170 million yen paid to directors and of 20 million yen paid to corporate auditors.

3.	Employee salaries and bonuses of 46 million yen paid to three employee-directors are excluded from the total remuneration shown above.

4.	NOC has abolished the retirement benefit system for directors and corporate auditors as of June 29, 2005, on the closing of the 190th Ordinary General Meeting of Shareholders. At the same General Meeting, it was resolved that NOC will pay an appropriate amount of retirement benefits to the directors and corporate auditors, based on the period of service until the closing of the 190th General Meeting and in accordance with the criteria set out by NOC, and decision with respect to the specific amount, payment schedule, terms of payment, etc. regarding the retirement benefits for the directors is entrusted to Board of Directors, and regarding the retirement benefits for the corporate auditors, will be determined in consultation with the corporate auditors.

Based on this resolution, NOC paid retirement benefits for the fiscal year 2008 in the amounts shown below, in addition to the remuneration stated above, to retired directors and corporate auditors.
159 million yen to 2 directors
3 million yen to 3 corporate auditors (including 1 million yen of which was paid to 2 outside auditors)

(3)	Issues Concerning Outside auditors
A.	Attendance at Board Meetings and Auditors’ Meetings
(a)	NOC convened 13 board meetings (11 ordinary board meetings and 2 extraordinary board meetings). Mr. Masao Fujii attended all board meetings, while Mr. Hidehiko Haru and Mr. Masahiro Sakata attended 8 of the 10 board meetings held after their assumption of the post.

(b)	NOC convened 12 auditors’ meetings. Mr. Masao Fujii attended 11 meetings. Mr. Hidehiko Haru and Mr. Masahiro Sakata attended 7 and 8 meetings respectively, out of 9 auditors’ meetings held after their assumption of the post.
B.	Statements Made at Board Meetings and Auditors’ Meetings
(a)	Outside auditors, capitalizing on their rich expertise and experience, asked questions and offered opinions at the board meetings from an objective and fair standpoint, concerning issues such as oil and natural gas exploration projects, management integration with NIPPON MINING HOLDINGS, INC., etc.

(b)	Outside auditors asked questions and offered opinions at the auditors’ meetings, from the standpoint of auditing the execution of duties by directors and employees, concerning matters such as initiatives based on the 4th Mid-term Management Plan, establishment of an internal control system under the Financial Instruments and Exchange Law.
C.	Other Activities

As well as the above-mentioned items, outside auditors, together with standing corporate auditors, regularly exchanged views with representative directors on how the corporate governance of NOC should function. They have been actively contributing to further improving the soundness of NOC management.

D.	Outline of Contractual Provisions (so-called limited liability contract) under Article 427, Paragraph 1 of the Companies Act

NOC, pursuant to Article 427, Paragraph 1 of the Companies Act and Article 28 of its Articles of Incorporation, has entered into contracts with three outside auditors to limit liability for damages provided by Article 423, Paragraph 1 of the Companies Act. Hence, unless gross negligence has been committed and if an outside auditor attends to his or her job with bona fide intention, the liability of outside auditors shall be limited to the amount stipulated in Article 425, Paragraph 1 of the Companies Act (an amount equal to two years’ remuneration for the outside auditor held responsible).

4.	Issues Concerning the Accounting Auditor of NOC
(1)	Name of the Accounting Auditor Ernst & Young ShinNihon LLC
Note:	Effective July 1, 2008, Ernst & Young Shin Nihon has become a limited liability auditing firm under Article 1-3, Paragraph 4 of the Certified Public Accountant Law and has changed its corporate name to Ernst & Young ShinNihon LLC.
(2)	The Total Amount of Fees and Other Interests with Financial Worth to be Paid to Ernst & Young ShinNihon LLC by NOC and its Subsidiaries (for FY 2008). 391 million yen
Note:	Among primary consolidated subsidiaries listed in 1.(9)A, financial statements of 9 overseas subsidiaries are audited by a certified public accountant or an accounting firm other than Ernst & Young ShinNihon LLC.
(3)	Remuneration as an Accounting Auditor out of the Total Amount Described in the above (2) (for FY 2008)
137 million yen

Note:	The audit agreement between NOC and the accounting auditor does not distinguish audit fees under the Companies Act from those under the Financial Instruments and Exchange Law, and they are virtually indistinguishable; therefore, the amount indicated above shows the total amount of such audit fees.
(4)	Contents of Non-Auditing Activities
     Operations other than auditing and certifying activities as stipulated in Article 2, Paragraph 1 of the Certified Public Accountant Law that NOC entrusted to Ernst & Young ShinNihon LLC are as follows:
a.	Advising on English translations of financial statements and accounting auditors’ reports (for FY 2008)

b.	Consultation on the Form F-4 registration documents to be submitted to the Securities and Exchange Commission of the United States in connection with the joint share transfers with NIPPON MINING HOLDINGS, INC.
(5)	Policies for Decision-Making on the Dismissal or Non-Reappointment of the Accounting Auditor
     The board of directors, in the case of occurrences of incidents such as breaches of occupational obligations or misconduct by the accounting auditor, upon the request of, or consent from, the board of auditors, shall propose a motion concerning dismissal or non-reappointment of the said accounting auditor to the general meeting of shareholders. In addition, in the case of occurrences of incidents such as breaches of occupational obligations or misconduct by the accounting auditor and if the board of auditors determines that the accounting auditor should be dismissed immediately without requiring the process of resolution at the general meeting of shareholders, the board of auditors shall dismiss the said accounting auditor, based on the unanimous agreement of all auditors, according to the provision of Article 340 of the Companies Act.

5.	Contents of the Resolution Concerning Development of the Internal Control System of NOC
     Contents of the resolution concerning development of the internal control system of NOC as stipulated in Article 362, Paragraph 4, Item 6 of the Companies Act (internal control system) are as follows.
I. The Basic Concept of NOC Concerning the Internal Control System
     NOC and its primary group companies have formulated the following “NOC Group Management Philosophy,” and all directors and employees undertake their daily operations to realize this management philosophy:
     NOC Group Management Philosophy

o Group Philosophy:	Your Choice of Energy
Creating the energy future and promoting
prosperity and harmony with nature

o Six Values We Respect:	Ethics
New Ideas
Environmental Harmony
Relationships
Global Approach
You!
     To ensure that this Group Philosophy is realized and corporate social responsibility is fulfilled, NOC established the NOC CSR Meeting (hereinafter referred to as the “CSR Meeting”) for NOC and primary group companies, with the Representative Director and President of NOC serving as chair. Under the CSR Meeting, six committees, “Compliance,” “Human Rights,” “Information Security,” “Corporate Citizenship,” “Environment & Safety” and “Quality Assurance,” with an executive director of a division of NOC as chair of each committee, have been established. In this way, CSR-oriented management will be strongly promoted in each area.
     Compliance, in particular, is being positioned as the most significant duty of the management of NOC, and not only directors, but each and every employee has been fully informed of its importance.
NOC, as part of the above CSR-oriented management, is engaged in development of systems to secure proper operations, and an internal control system has been established as described below. NOC continuously reviews the system as internal and external situations, and the operational environment change, with the aim of improving the internal control system.
II. Status of Establishing the Internal Control System as Stipulated in Article 362, Paragraph 4, Item 6 of the Companies Act
1. System to ensure that execution of duties by directors complies with laws and regulations, and Articles of Incorporation

(1)	NOC enacted the “Compliance Rules” to thoroughly implement open and fair business activities and to maintain and strengthen the confidence of society in the NOC Group. In every sphere of their duties, all directors shall comply with laws and regulations, contracts, and internal rules etc. Furthermore, NOC has taken every possible measure to prevent insider trading from occurring by establishing the “Rules Governing Internal Transactions etc.” for directors.

(2)	The board of directors has established the “Board Meeting Rules” to provide for procedures to convene meetings, and criteria for submitting resolution matters and reporting matters to the board. The board is thus making efforts towards its enhanced management and deliberation.

(3)	Corporate auditors monitor the execution of duties by directors by attending all board meetings, and as appropriate, receive reports from directors and examine approval documents to ensure effectiveness in their auditing. Furthermore, the accounting auditor conducts thorough auditing through close communication with the corporate auditors.

2.	System to ensure that execution of duties by employees complies with laws and regulations, and the Articles of Incorporation

(1)	Education concerning full implementation of compliance is provided to employees by utilizing various opportunities. In addition, based on the “Compliance Rules,” employees are fully informed of the expected standard of conduct, such as prioritizing compliance in every sphere of operations, and researching the laws and regulations to be complied with at all times in conducting business. Finally, the “Guidelines Concerning Prevention of Insider Transactions” have been established to prevent insider trading by employees.

(2)	Under the CSR Meeting, the “NOC Group Compliance Committee” has been established with the Executive Director of the Corporate Management Division II as chair. Through the planning and deliberation of this committee, measures to increase awareness of compliance, research compliance-related laws and regulations, inspection of status of compliance, and other compliance-relevant activities are being implemented across the organization. In particular, with respect to inspections of compliance status, August and September of each year are being set as enhanced inspection months, when the compliance of all operations is to be reconfirmed.

(3)	To ensure the earliest correction of conduct that violates, or possibly violates, laws and regulations, an internal reporting system (Compliance Hotline) has been introduced as a window to receive reports from employees. It is prohibited to unfavorably treat a whistle-blower with a legitimate objective. In addition, the CSR Department—which reports directly to the president—has been established and conducts internal auditing independently of other departments.

(4)	From the standpoint of maintaining peace and security in the international community, and preventing the proliferation of weapons of mass destruction, thorough export controls are being implemented with respect to cargoes and technologies in accordance with the provisions of the “Foreign Exchange and Foreign Trade Control Law.” As a part of these efforts, a self-control system to prevent trading which threatens international security has been developed with the president as chief officer.

3.	System to retain and manage information concerning execution of duties by directors and employees

(1)	Execution of duties by directors and employees, in principle, shall be done in writing. To clarify this procedure, the “Documentation Rules” have been introduced regarding preparing, receiving and sending, and retaining documents; preparing and circulating documents requiring approval by the president (approval documents), reports to the president (inspection documents) and other documents requiring approval; and handling official seals and signatures.

(2)	Pursuant to the provisions of the laws and regulations, minutes of the general meetings of shareholders and board meetings are properly prepared and made available. Furthermore, the “Electronic Approval/Inspection Document System” and the “General, Branch and Store Manager’s Electronic Approval System” have been developed to efficiently and properly prepare, circulate, retain, and manage documents for approval by the president (approval), reporting to the president (inspection), and approval by the general, branch and store manager. Materials for senior-vice-presidents’ meetings (a consultative function for approval by the president, comprising the president, executive vice presidents, senior vice presidents, and others designated by the president) are properly retained and managed by utilizing a dedicated electronic folder.

(3)	By enacting the “Corporate Information Security Standard Rules,” the “Classified Information Handling Rules,” and the “Personal Information Protection Rules,” improper use, disclosure, and leakage of corporate information are prevented, and proper handling procedures for classified information and personal information are clearly defined. Both directors and employees are thoroughly informed of such rules. In addition, with the objective of thorough implementation of proper handling of corporation information, the “NOC Group Information Security Committee” has been established under the CSR Meeting, with the general manager of Corporate Management II as chair.

(4)	Business reports, accounting documents, consolidated accounting documents, financial statement reports, internal control reports, and other reports are carefully prepared in accordance with the Companies Act, the Financial Instruments and Exchange Law, and the timely-disclosure rules set by the stock exchange. In addition, the IR department responsible for communicating information to investors has been established to realize timely and appropriate disclosure of corporate information (such as business results, decisions, and events). Finally, the customer service office, a function dedicated to the proper response to inquiries from customers has also been introduced.

4.	Rules and structure concerning loss-risk management

(1)	“Investment Profitability Guidelines” have been prepared, which provide for profitability criteria and the follow-up for capital investments. In making investment decisions on individual capital investments, profitability is vigorously verified, and identification and analysis of projected risks are fully implemented. Then, according to the size of investment, the individual capital investment is deliberated and resolved at either a meeting of the board of directors, the board of senior vice presidents, or the Investment Deliberative Council (a deliberative function concerning capital investment of the Group, comprising the president, executive vice presidents, relevant senior vice presidents and relevant general managers, etc.). Only after these processes are complete is an investment undertaken.

(2)	To ensure all possible means are used to prevent accidents and problems in the areas of procurement, manufacturing, distribution and sale of oil, a full product quality control system is in place. As part of such efforts, with the purpose of planning and deliberation of various measures concerning “environment safety” and “quality assurance,” the “NOC Group Environment & Safety Committee” and the “NOC Group Quality Assurance Committee” have been introduced under the CSR Meeting, and the Executive Director of the Environment, Safety & Quality Management Division serves as chair of these committees.

(3)	With respect to the oil development and the transactions of futures, exchange futures, financial derivatives and financing of funds that are associated with purchase of oil products/semi-finished products/oil and sales of oil products, criteria applicable to such transactions have been predetermined, transaction policies are promptly formulated and implemented, and the status of transactions is regularly reported to the president. In addition, exclusive distributors, users, and other sales outlets are adequately examined for credit standing, and a security or guarantee is obtained from those with credit standings lower than the criteria set by NOC. Through these measures, NOC proactively reduces the risks associated with its transactions.

(4)	To prepare for an incident that may significantly affect the management of NOC, the “Crisis and Emergency Response Rules” have been enacted and the relevant system is in place. In the event of an emergency, a response headquarters shall be established with the president and other directors at the head in order to protect those that have suffered, prevent the damage from spreading, and rapidly communicate and control information. The system has also been developed to prevent such incidents from recurring. Furthermore, to respond to a large-scale disaster, such as a major earthquake, the “Anti-Earthquake Measures: Basic Rules” have been prepared to develop comprehensive countermeasures against such an event.

5.	System to ensure that directors and employees efficiently execute their duties

(1)	To promote the efficient execution of duties by directors and employees, the “Organization Rules” provide for the structure, offices, and division of duties, while the “Authority Rules” provide for approval matters and authorities by office and function. Furthermore, to secure rapid and effective decision-making, and to articulate functional responsibilities, the number of directors is set at an appropriate level, and a division system and an executive officer system have been introduced.

(2)	To allow for approval by the president (approval documents) to be efficiently and properly undertaken, approval by the president is subject to prior deliberation at a meeting of senior vice presidents, where executive vice presidents, senior vice presidents, and others designated by the president support the president in making decisions from both a company-wide standpoint and the expert view of each executive officer.

(3)	Towards the strategic and efficient management of businesses under the system of management by objective, a consolidated Medium-Term Management Plan is formulated every three years, together with department-level business plans based on the Medium-Term Management Plan. On top of this, a budget system has been developed and appropriate business administration based upon this budget system is being pursued. In addition, an IT platform and individual systems have been effectively installed and are utilized to improve the efficiency of company operations.

6.	System to secure the proper operation of the Corporate Group, comprising the concerned company, its parent company, and its subsidiaries

(1)	The “Group Philosophy” and the “Six Values We Respect” have been defined as management philosophies to be shared across the NOC Group. Not only the directors and employees of NOC, but also those of primary group companies are thoroughly informed of these guidelines.

(2)	To ensure that the operations of primary group companies are properly performed, the membership of the CSR Meeting includes the presidents (or chairmen) of primary group companies. In addition, primary group companies participate in six CSR committees: “Compliance,” “Human Rights,” “Information Security,” “Corporate Citizenship,” “Environment & Safety,” and “Quality Assurance,” as necessary. In this way, the activities of the entire Group are being promoted as one. Furthermore, an internal reporting system (Compliance Hotline) has been installed as a system available to directors and employees of primary group companies.

(3)	Towards the proper management of group companies, the “Group Companies Management Rules” have been stipulated, and a lead office is assigned to each group company based on its business content. With respect to the execution of operations by group companies, various matters that require prior approval from NOC and those that require reporting to NOC have been defined. Finally, directors and employees of NOC are regularly dispatched to group companies as directors and auditors, to secure the proper operations of group companies.

(4)	Opportunities are provided for the president (or director in charge) of NOC and the president of a primary group company to exchange views on important issues, etc. and to progress the management plan of group companies. A consultative body comprising the chairman, president, executive vice presidents, and senior vice presidents of NOC, and presidents of primary group companies, has also been established for communication, confirmation, and full implementation of basic policies, as well as to share information and exchange views, in order to maximize the corporate value of the Group.

(5)	The corporate auditors and accounting auditor of NOC also audit group companies, if necessary. In addition, opportunities are provided for the corporate auditors of NOC and those of group companies to exchange information and receive training, in order to improve the effectiveness of the auditing of the entire Group.

7.	System to ensure effective auditing by auditors

(1)	To ensure effective auditing, auditors receive prior reports concerning the agenda of the board meetings. Furthermore, auditors attend important meetings of NOC and its group companies, and inspect documents and receive reports concerning all matters requiring approval by the president, as well as reporting matters resolved or deliberated at the meetings of senior vice presidents.

(2)	Auditors have established the “Auditing Standard for Auditors” to delineate the responsibility and attitude of auditors as well as to define the auditing structure, criteria, and action guidelines for auditing. In addition, regarding the board of auditors, the “Auditors’ Meeting Rules” have been stipulated, which provide for procedures such as convocation, guidelines for preparing auditors’ reports, and matters requiring resolution, reporting, and consultation. These rules aim at the proper management of and fuller deliberation at auditors’ meetings.

(3)	Auditors have regular discussions with representative directors and exchange views with the internal auditing department, in order to maintain good communication with the executive branch. Auditors proactively have face-to-face meetings with the general managers of departments, as well as employees of departments and branch offices, to accurately understand the actual operation of individual departments. Auditors also actively meet with presidents and employees of group companies to ensure soundness in the management of the entire NOC Group.

(4)	The “Secretariat of Auditors” has been established as an organization independent of the executive branch. This Secretariat is responsible for the clerical work of the corporate auditors. Employees of the Secretariat of Auditors work independently of the executive branch and are engaged full-time in the execution of operations under the command and control of the auditors. With respect to the treatment of these employees, such as evaluation, transfer, promotion or demotion, these are decided through prior agreement with the standing auditor.

Consolidated Balance Sheet
(as of March 31, 2009)

194th Fiscal Year	NIPPON OIL CORPORATION

Item	Amount
Million yen
Assets	3,969,730
Current assets	1,758,489
Cash and bank deposits	227,533
Notes and accounts receivable	540,409
Inventories	664,560
Deferred income taxes	55,132
Other current assets	274,139
Allowance for doubtful receivables	(3,285)

Fixed assets	2,211,234
Property, plant and equipment	1,336,444
Buildings and structures	242,972
Oil tanks	30,517
Machinery and automobiles	355,144
Land	663,813
Construction in progress	30,780
Other tangible fixed assets	13,216

Intangible fixed assets	48,336
Software	15,927
Other intangible fixed assets	32,408

Investments and other assets	826,454
Investment securities	358,245
Long-term loans receivable	10,030
Deferred income tax	173,073
Exploration and development investments	211,985
Other investments	79,776
Allowance for doubtful receivables	(6,656)

Deferred assets	5

Total assets	3,969,730

Liabilities	2,953,424
Current liabilities	1,890,264
Notes and accounts payable	366,208
Short-term loans payable	382,538
Commercial paper	242,000
Accrued liabilities	557,017
Accrued income taxes	30,452
Deposits received	142,879
Accrued directors’ bonuses	440
Other current liabilities	168,727

Long-term liabilities	1,063,159
Bonds	185,021
Long-term loans payable	607,894
Deferred income tax	114,417
Accrued retirement benefits	54,482
Reserve for inspection of oil tanks, machinery and equipment, and ships	36,321
Accrued estimated cost for abandonment of wells	24,650
Other long-term liabilities	40,372

Net Assets	1,016,306
Shareholders’ equity	918,118
Common stock	139,437
Capital surplus	275,698
Retained earnings	507,371
Treasury stock	(4,389)

Unrealized gain/loss and other	(2,712)
Net unrealized gain on securities	25,534
Net gain on deferred hedges	9,218
Translation adjustments	(37,465)

Minority interests	100,900

Total liabilities and net assets	3,969,730

Consolidated Statement of Income
(Year ended March 31, 2009)

(	from April 1, 2008 to March 31, 2009)

194th Fiscal Year	NIPPON OIL CORPORATION

	Million yen	Million yen
Net sales		7,389,234
Cost of sales		7,414,998

Gross loss on sales		25,763
Selling, general, and administrative expenses		286,743

Operating loss		312,506

Non-operating income
Interest income	5,735
Dividend income	27,115
Asset rental income	8,142
Amortization of negative goodwill	1,339
Equity in earnings of unconsolidated subsidiaries and affiliates	5,822
Gain on valuation of derivatives	15,451
Foreign exchange gain	8,101
Miscellaneous income	8,379	80,088

Non-operating expenses
Interest expenses	28,727
Miscellaneous expenses	14,302	43,030

Ordinary loss		275,448

Extraordinary gain
Gain on sales of fixed assets	14,610
Other extraordinary gains	490	15,100

Extraordinary losses
Loss on sales of fixed assets	3,950
Loss on disposal of fixed assets	8,155
Loss on impairment of fixed assets	75,404
Loss on devaluation of investment securities	7,861
Other extraordinary losses	9,848	105,221

Income before income taxes and minority interests		365,569
Income taxes: Current		49,672
Deferred		(170,473)
Minority interests		6,846

Net loss		251,613

Consolidated Statement of Changes in Net Assets

194th Fiscal Year (from April 1, 2008 to March 31, 2009)	NIPPON OIL CORPORATION

	Shareholders’ equity					Unrealized gain/loss and other
									Total
					Total	Net unrealized	Net gain on		unrealized
	Common	Capital	Retained	Treasury	shareholders’	gain on	deferred	Translation	gain/loss and	Minority	Total Net
	stock	surplus	earnings	stock	equity	securities	hedges	adjustments	other	interests	Assets
	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen
Balance as of March 31, 2008	139,437	275,782	782,037	(2,595)	1,194,662	85,725	18,355	11,045	115,125	119,478	1,429,266
Accounting policies changed at overseas subsidiaries			(452)		(452)						(452)
Changes in the consolidated fiscal year
Dividends of surplus			(23,383)		(23,383)						(23,383)
Net income			(251,613)		(251,613)						(251,613)
Acquisition of treasury stock				(2,191)	(2,191)						(2,191)
Disposition of treasury stock		(83)		397	313						313
Changes in scope of consolidation			765		765						765
Changes in scope of equity- method			17		17						17
Changes in the consolidated fiscal year in items other than shareholders’ equity (net amount)						(60,191)	(9,136)	(48,510)	(117,838)	(18,577)	(136,415)
Total changes in the consolidated fiscal year	—	(83)	(274,214)	(1,794)	(276,091)	(60,191)	(9,136)	(48,510)	(117,838)	(18,577)	(412,507)
Balance as of March 31, 2009	139,437	275,698	507,371	(4,389)	918,118	25,534	9,218	(37,465)	(2,712)	100,900	1,016,306

Notes to Consolidated Financial Statements
1. Basis of Presentation of Consolidated Financial Statements
(1)	Scope of consolidation
1)	Number of consolidated subsidiaries and names of principal consolidated subsidiaries
a.	Number of consolidated subsidiaries: 53 companies

b.	Names of principal consolidated subsidiaries:

The names of principal consolidated subsidiaries are omitted here as they are shown in “Business Report, 1. Issues Concerning Present Situation of the Enterprise Group, (9) Principal Consolidated Subsidiaries and Subsidiaries/Affiliates Accounted for Under the Equity Method.”

During the consolidated fiscal year, three companies are included in the scope while four are excluded. The details are as follows:
(a)	Companies included in the scope of consolidation due to significance increased during the consolidated fiscal year:

Kawasaki Natural Gas Generation Co., Ltd.

Nippon Oil Exploration (Berau), Limited

(b)	Company included in the scope of consolidation due to establishment during the consolidated fiscal year:

Nippon Oil Exploration (PNG) Pty. Ltd.

(c)	Companies excluded from the scope of consolidation due to a merger with a consolidated subsidiary of NOC during the consolidated fiscal year:

Nippon Petrochemicals Co., Ltd.

The above company was merged into Nippon Petroleum Refining Co., Ltd., a consolidated subsidiary of NOC, as of April 1, 2008.

Takanawa Energy Corporation / Taiheiyo Sekiyu Hanbai Company, Limited

The above two companies were merged into ENEOS Frontier Co., Ltd., a consolidated subsidiary of NOC, as of April 1, 2008.

Nippon Oil Resources Development Co., Ltd.

The above company was merged into Nippon Oil Exploration Limited, a consolidated subsidiary of NOC, as of December 1, 2008.
2)	Names of principal non-consolidated subsidiaries

Shibushi Oil Storage Company, Ltd.

(Reason for exclusion from the scope of consolidation)

The non-consolidated subsidiaries are insignificant based on size and their total assets, sales, net income (on the equity basis), retained earnings (on the equity basis), etc., and have no significant impact on the consolidated financial statements.
(2)	Application of equity method
1)	Number of non-consolidated subsidiaries accounted for under the equity method and names of principal non-consolidated subsidiaries accounted for under the equity method:
a.	Number of non-consolidated subsidiaries accounted for under the equity method: 1 company

b.	Name of a principal non-consolidated subsidiary accounted for under the equity method:

Shinsui Marine Co., Ltd.

During the consolidated fiscal year, 14 companies were excluded from the scope of non-consolidated subsidiaries accounted for under the equity method. The details are as follows:

Company excluded from the scope of non-consolidated subsidiaries accounted for under the equity method due to a merger with a non-consolidated subsidiary of NOC during the consolidated fiscal year:

ENEOS Frontier Tokyo Company, Ltd. / ENEOS Frontier West Tokyo Company, Ltd. /

ENEOS Frontier Chiba Company, Ltd. / ENEOS Frontier Saitama Company, Ltd. /

ENEOS Frontier Gumma Company, Ltd. / ENEOS Frontier Nagano Company, Ltd. /

ENEOS Frontier Kanagawa Company, Ltd. / ENEOS Frontier Chubu Company, Ltd. /

ENEOS Frontier Kansai Company, Ltd. / ENEOS Frontier Hanshin Company, Ltd. /

ENEOS Frontier Shiga Company, Ltd. / ENEOS Frontier Chugoku Company, Ltd. /

ENEOS Frontier Kyushu Company, Ltd. / ENEOS Frontier South Kyushu Company, Ltd.

The above 14 companies were merged into ENEOS Frontier Company, Limited., a consolidated subsidiary accounted for under the equity method of NOC, as of April 1, 2008.
2)	Number of affiliates and principal affiliates accounted for under the equity method:
a.	Number of affiliates accounted for under the equity method: 24 companies

b.	Names of principal affiliates accounted for under the equity method:

The names of principal affiliates accounted for under the equity method are omitted here as they are shown in “Business Report, 1. Issues Concerning the Present Situation of Enterprise Group, (9) Principal Consolidated Subsidiaries and Subsidiaries/Affiliates Accounted for Under the Equity Method.”

During the consolidated fiscal year, two companies were included in the scope of affiliates accounted for under the equity method while one was excluded. The details are as follows:
(a)	Companies included in the scope of affiliates accounted for under the equity method due to increased significance during the consolidated fiscal year:

Hokkaido Energy Co., Ltd. / Kawasaki Gas Pipeline Co., Ltd.

(b)	A company excluded from the scope of affiliates accounted for under the equity method due to liquidation during the consolidated fiscal year:

Oita Paraxylene Co., Ltd.
3)	The non-consolidated subsidiaries and affiliates that are not accounted for under the equity method (including Saibu Nissou Co., Ltd.) have very little impact on the consolidated net income (for the proportion of equity) and retained earnings (for the proportion of equity) and have no significance as a whole.

4)	Regarding non-consolidated subsidiaries and affiliates accounted for under the equity method whose year-end date differs from that of the consolidated financial statements, the financial statements for the year to the year-end date of such companies are included for consolidation purposes.
(3)	Fiscal period of consolidated subsidiaries

Among the consolidated subsidiaries, the year-end date of 11 domestic companies (including Nippon Oil Exploration Ltd., Japan Canada Oil Co., Ltd., and Japan Vietnam Petroleum Co., Ltd.) and 18 overseas companies (including Nippon Oil Exploration U.S.A. Ltd., Nippon Oil Exploration and Production U.K. Ltd.) is December 31.

As the difference between the year-end date of the consolidated financial statements and those of such subsidiaries does not exceed three months, the financial statements for the years ended as of year-end dates of such companies are included in the consolidated financial statements.

However, necessary adjustments are made with regard to significant transactions in this period for consolidation purposes.

(4)	Accounting standards
1)	Basis and method of valuation of important assets
a.	Securities
(a)	Held-to-maturity securities: stated at their amortized cost (straight-line method).

(b)	Other securities

Marketable securities are stated at fair market value based on the quoted market price as of the consolidated fiscal year-end. (Any changes in unrealized holding gains or losses are included directly in the net assets. Cost of securities sold is primarily determined by the moving average method.)

Non-marketable securities are stated at cost, which is primarily determined by the moving average method.
b.	Derivative financial instruments are stated at fair market value.

c.	Inventories

Inventories are stated at cost (devalued when profit declines), which is primarily determined by the average method.

(Changes in accounting policies)

Effective April 1, 2009, “Accounting Standards for Valuation of Inventories” (ASBJ Statement No. 9 issued July 5, 2006) is applied to the relevant accounts.

As a result, operating loss, ordinary loss and loss before income taxes increased by 30,027 million yen, respectively.
2)	Depreciation of material depreciable assets
a.	Tangible fixed assets (other than lease assets)

Depreciation of buildings is primarily computed by the straight-line method and that of other tangible fixed assets is primarily computed by the declining-balance method. Useful lives and remaining values are compliant with standards defined by the Corporation Tax Law. The useful life of service stations is defined as 15 years.

(Supplemental information)

The length of useful years for oil-refining machinery and equipment at NOC and the domestic consolidated subsidiaries were revised in consideration of the operational status of each item in line with the amendment of the Corporation Tax Law, and the revised statutory useful years are applied to the items effective April 1, 2008.

This change resulted in a 5,778 million yen rise in depreciation, increasing operating loss, ordinary loss and loss before income taxes by 5,520 million yen during the consolidated fiscal year.

b.	Intangible fixed assets (other than lease assets)

Intangible fixed assets are primarily amortized by the straight-line method. Useful lives are compliant with standards defined by the Corporation Tax Law. Software for internal use is amortized by the straight-line method over its expected useful life as determined by NOC (five years).

Mining rights, which are reported by three consolidated subsidiaries, are amortized over the estimated useful life in one of them and are amortized by the production output method in the other two.

c.	Lease assets

Lease assets are depreciated to zero residual value over the lease periods stated as the useful lives on a straight-line basis.

However, finance lease transactions that do not transfer ownership and dated back to March 31, 2008 or before are accounted for in a manner similar to the accounting treatment for ordinary rental transactions.

(Changes in accounting policies)

Finance lease transactions that do not transfer ownership had been accounted for in a manner similar to the accounting treatment for ordinary rental transactions. However, effective April 1, 2008, those transactions are accounted for in a manner similar to ordinary sale and purchase transactions as prescribed in “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13 originally issued by the Corporate Accounting Council, First Subcommittee, on June 17, 1993, and revised on March 30, 2007) and “Guidance on Accounting Standard for Lease Transactions” (ASBJ Guidance No. 16 originally issued by the Japanese Institute of Certified Public Accountants, Accounting Practice Committee, on January 18, 1994 and revised on March 30, 2007).

Besides, finance lease transactions that do not transfer ownership and date back to March 31, 2008 or before are accounted for in a manner similar to the accounting treatment for ordinary rental transactions as before.

This change did not affect the result for this consolidated fiscal year.
3)	Significant accounting of allowances and reserves
a.	Allowance for doubtful receivables

General allowances for losses on doubtful receivables, such as trade receivables and loans, are provided for possible bad debts at an amount determined based on the historical experience of bad debts for normal receivables, and specific allowances are provided for estimated amounts considered to be uncollectable after reviewing the individual collectability of certain doubtful receivables.

b.	Accrued directors’ bonuses

Accrued directors’ bonuses are provided for the payment of bonuses to directors and corporate auditors at the estimated amount of directors’ bonuses payments.

c.	Accrued retirement benefits

Accrued retirement benefits are provided for payment of employees’ retirement benefits at an estimated amount calculated based on the present value of the retirement benefit obligation and pension plan assets as of the current consolidated fiscal year-end.

Prior service cost is amortized from the consolidated fiscal year incurred by the straight-line method over the years within the employees’ average years of service remaining (primarily five years).

Any actuarial gains or losses are amortized from the following consolidated fiscal year by the straight-line method over the years within the employees’ average years of service remaining when incurred (primarily five years).

d.	Reserve for inspection of oil tanks, machinery and equipment, and ships

To pay for future repair expenses, a reserve for the inspection and repair of oil tanks, machinery and equipment at refineries, and ships, which is required by the Fire Services Law and other related regulations, is provided for in the current portion of the estimated total costs for such work.

e.	Accrued estimated cost for abandonment of wells

The accrued estimated cost for abandonment of wells is provided to cover the costs to be incurred upon the abandonment of wells at an estimated amount allocated over a scheduled period based on the consolidated subsidiaries’ plans for the abandonment of such wells.

4)	Other significant items related to consolidated financial statements
a.	Accounting for consumption tax

Transactions subject to consumption tax are recorded as amounts exclusive of consumption tax.

b.	Accounting for exploration and development investments

Expenditures relating to exploration and development under certain agreements are capitalized and recovered in accordance with the terms of the respective agreements.
(5)	Valuation of consolidated subsidiaries’ assets and liabilities

All assets and liabilities of consolidated subsidiaries are valuated at fair value at the time of acquisitions.

(6)	Amortization of goodwill and negative goodwill

Goodwill and negative goodwill are amortized by the straight-line method equally over the estimated useful life, if the year of goodwill or negative goodwill reported can be substantially determined, or amortized over five years otherwise.

(7)	Application of “Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements”

The “Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements” (ASBJ Practical Issues Task Force Report No. 18, issued May 17, 2006) has been adopted during the consolidated fiscal year, and some modifications have been made as needed in consolidating the results.

This change has a negligible impact on the results for the consolidated fiscal year.
2. Notes to Consolidated Balance Sheet

(1)	Details of pledged assets

	1)	Details and amounts of pledged assets

		a.	Property, plant, and equipment	586,568 million

		b.	Investment securities	120 million

		c.	Others	1,405 million

	2)	Amounts of debts guaranteed by above assets

		a.	Short-term loans payable	3,925 million

		b.	Long-term loans payable	18,174 million

		c.	Accrued liabilities	173,244 million

		d.	Others	2,999 million

(Note) Other than the above, the following debts are secured by pledged assets.

		a.	Long-term borrowing (92 million yen) and Short-term borrowing (54 million yen) by Shonan Step-up Co., Ltd. from Mizuho Bank, Ltd.

		b.	Long-term borrowing (10,313 million yen) by Mizushima Eco-works Co., Ltd. from Development Bank of Japan, Inc.

(2)	Accumulated depreciation of tangible fixed assets			2,200,794 million

(3)	Debt guarantees

	1)	Guarantees of non-consolidated subsidiaries’ debts from financial institutions

38,572 million

	2)	Guarantees of employees’ debts (property accumulation residence fund loans)

10,051 million

(4)	Advanced depreciation by government subsidies

	1)	Buildings and structures		¥4 million

	2)	Machinery and automobiles		¥4,901 million

	3)	Other tangible fixed assets		¥38 million

3. Notes to Consolidated Statement of Changes in Net Assets

(1)	Total number of outstanding shares of NOC as of the end of this consolidated fiscal year

1,464,508,343 shares
(2)	Dividends of surplus paid during this consolidated fiscal year

	1)	The following were resolved at the Ordinary General Meeting of Shareholders held on June 24, 2008.

		a.	Total amount of dividends	¥8,783 million

		b.	Dividend per share	¥6

		c.	Date of record	March 31, 2008

		d.	Date of effectuation	June 25, 2008

	2)	The following were resolved at the Board of Directors’ meeting held October 29, 2008.

		a.	Total amount of dividends	¥14,600 million

		b.	Dividend per share	¥10

		c.	Date of record	September 30, 2008

		d.	Date of effectuation	December 8, 2008

(3)	Dividends of surplus to be paid after the year-end date of this consolidated fiscal year

The following matter will be proposed at the Ordinary General Meeting of Shareholders scheduled on June 23, 2009.

		a.	Total amount of dividends	¥14,600 million

		b.	Funds for dividends	Retained earnings

		c.	Dividend per share	¥10

		d.	Date of record	March 31, 2009

		e.	Date of effectuation	June 24, 2009

4. Notes to Information per Share

(1)	Net assets per share			¥627.90

(2)	Net income per share			¥172.42
5. Other Notes
Conclusion of a memorandum on management integration
NOC and Nippon Mining Holdings, Inc. signed a Memorandum on Management Integration on December 4, 2008. In this memorandum, the two companies agree to bring management resources together from their corporate groups and to seek sustainable growth and development in order to preempt structural changes evolving in the business environment and secure a solid business platform.

The two parties will work together to develop an action plan to carry out the integration and plan to sign an Agreement on Management Integration by around October 2009.

Balance Sheet
(as of March 31, 2009)

194th Fiscal Year	NIPPON OIL CORPORATION

Item	Million yen

Assets	2,868,804
Current assets	1,494,711
Cash and bank deposits	70,388
Notes receivable	235
Accounts receivable	423,854
Securities	40,000
Merchandise and finished products	238,535
Raw materials and supplies	248,337
Prepaid expenses	1,055
Deferred income taxes	39,832
Short-term loans receivable	263,589
Income tax refund receivable	83,197
Other current assets	90,793
Allowance for doubtful receivables	(5,108)

Fixed assets	1,374,092
Property, plant and equipment	461,662
Buildings	65,177
Structures	33,855
Oil Tanks	3,547
Machinery and equipment	28,804
Automobiles	20
Tools and equipment	3,506
Land	320,026
Lease assets	2,980
Construction in progress	3,743
Intangible fixed assets	15,989
Leaseholds	7,838
Utility rights	453
Software	7,687
Other intangible fixed assets	10

Investments and other assets	896,440

Investment securities	181,344

Investment in common stock of affiliates	410,169

Long-term loans receivable	97,229
Deferred income tax	166,193
Guarantee deposits	17,973
Long-term prepaid expenses	2,234
Other investments	22,409
Allowance for doubtful receivables	(1,114)

Total assets	2,868,804

Liabilities	2,121,884
Current liabilities	1,462,696
Accounts payable	228,795
Short-term loans payable	255,685
Commercial paper	242,000
Bonds (due within one year)	40,000
Accrued liabilities	529,455
Accrued income taxes	1,051
Accrued expenses	24,759
Lease obligations	214
Deposits received	114,260
Accrued directors’ bonuses	190
Other current liabilities	26,282
Long-term liabilities	659,188
Bonds	180,000
Long-term loans payable	436,776
Accrued retirement benefits	28,892
Reserve for inspection of oil tanks	2,059
Negative goodwill	329
Lease obligations	2,933
Other long-term liabilities	8,197
Net assets	746,920
Shareholders’ equity	719,748
Common stock	139,437
Capital surplus	266,345
Capital reserve	265,679
Other capital surplus	665
Retained earnings	316,378
Earned surplus reserve	28,026
Other retained earnings	288,352
Reserve for special depreciation	0
Reserve for advanced depreciation of fixed assets	34,596
Reserve for oil resources development	33,000
General reserve	61,830
Retained earnings carried forward	158,924
Treasury stock	(2,412)

Unrealized gain/loss and other	27,171
Net unrealized gain on securities	17,611
Net gain on deferred hedges	9,560

Total liabilities and net assets	2,868,804

Statement of Income
(Year Ended March 31, 2009)

(	from April 1, 2008 to March 31, 2009)

194th Fiscal Year	NIPPON OIL CORPORATION

	Million yen	Million yen
Net sales		6,658,071
Cost of sales		6,865,921

Gross loss on sales		207,849
Selling, general, and administrative expenses		233,240

Operating loss		441,090

Non-operating income
Interest income	3,295
Dividend income	296,788
Asset rental income	9,379
Foreign exchange gains	5,756
Miscellaneous income	6,123	321,343

Non-operating expense
Interest expenses	20,536
Miscellaneous expenses	6,762	27,298

Ordinary loss		147,045

Extraordinary gains
Gain on sales of fixed assets	3,805
Difference on retired acquiree’s shares	2,719
Other extraordinary gains	637	7,163

Extraordinary losses
Loss on sales of fixed assets	2,779
Loss on disposal of fixed assets	5,140
Loss on impairment of fixed assets	9,740
Unrealized loss on investment securities	15,626
Other extraordinary losses	6,506	39,792

Loss before income taxes		179,673
Income taxes: Current		637
Deferred		(195,034)

Net income		14,723

Statement of Changes in Net Assets

194th fiscal year (from April 1, 2008 to March 31, 2009)	NIPPON OIL CORPORATION

	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
								Reserve for
							Reserve for	advanced			Retained
					Earned	Reserve for	overseas	depreciation	Reserve for		earnings
	Common	Capital	Other capital	Total capital	surplus	special	investment	of fixed	oil resources	General	carried	Total retained
	stock	reserve	surplus	surplus	reserve	depreciation	losses	assets	development	reserve	forward	earnings
	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen
Balance as of the end of previous fiscal year	139,437	265,679	749	266,428	28,026	—	168	42,888	33,000	61,830	159,123	325,037
Change in the fiscal year
Dividends of surplus				—							(23,383)	(23,383)
Net income				—							14,723	14,723
Acquisition of treasury stock				—								—
Disposition of treasury stock			(83)	(83)								—
Increase due to merger				—								—
Provision of special depreciation reserve				—		0					(0)	—
Reversal of reserve for overseas investment losses				—			(168)				168	—
Reversal of reserve for advanced depreciation of fixed assets				—				(8,291)			8,291	—
Changes in the fiscal year in items other than shareholders’equity (net amount)
Total changes in the fiscal year	—	—	(83)	(83)	—	0	(168)	(8,291)	—	—	(199)	(8,659)
Balance as of the end of this fiscal year	139,437	265,679	665	266,345	28,026	0	—	34,596	33,000	61,830	158,924	316,378

	Shareholders’ equity		Unrealized gain/loss and other
					Total
		Total	Net unrealized	Net gain on	unrealized
	Treasury	shareholders’	gain on	deferred	gain/loss and	Total net
	stock	equity	securities	hedges	other	assets
	Million yen	Million yen	Million yen	Million yen	Million yen	Million yen
Balance as of the end of previous fiscal year	(632)	730,272	72,177	24,803	96,981	827,253
Change in the fiscal year
Dividends of surplus		(23,383)				(23,383)
Net income		14,723				14,723
Acquisition of treasury stock	(1,176)	(1,176)				(1,176)
Disposition of treasury stock	397	313				313
Increase due to merger	(1,001)	(1,001)				(1,001)
Provision of special depreciation reserve		—				—
Reversal of reserve for overseas investment losses		—				—
Reversal of reserve for advanced depreciation of fixed assets		—				—
Changes in the fiscal year in items other than shareholders’ equity (net amount)			(54,566)	(15,243)	(69,809)	(69,809)
Total changes in the fiscal year	(1,780)	(10,523)	(54,566)	(15,243)	(69,809)	(80,332)
Balance as of the end of this fiscal year	(2,412)	719,748	17,611	9,560	27,171	746,920

Notes to Non-Consolidated Financial Statements
1. Notes to Matters Concerning Significant Accounting Policies
(1)	Basis and method of valuation of assets
1)	Basis and method of valuation of securities
a.	Held-to-maturity securities are stated at their amortized cost (straight-line method)

b.	Stocks of subsidiaries and affiliates are stated at cost, as determined by the moving average method

c.	Other securities
(a)	Marketable securities are stated at fair market value based on the quoted market price as of the fiscal year-end. (Any changes in unrealized holding gain or loss are included directly in net assets.

Cost of securities sold is determined by the moving average method.)

(b)	Non-marketable securities are stated at cost, as determined by the moving average method.
2)	Basis and method of valuation of net assets and liabilities due to derivatives

Derivative financial instruments are stated at fair value.

3)	Basis and method of valuation of inventories

Stated at cost (as devaluated where profit declines) as determined by the average method. Merchandise in transit and raw materials in transit included in the relevant accounts are calculated by the specific cost method (as devaluated where profit declines).

(Changes of accounting policies)

Effective the year ended March 31, 2009, “Accounting Standards for Valuation of Inventories” (ASBJ Statement No. 9 issued July 5, 2006) is applied to the relevant accounts.

The effect of this change was to increase operating loss, ordinary loss and loss before income taxes by 23,772 million yen, respectively.
(2)	Depreciation of fixed assets
1)	Tangible fixed assets (other than lease assets)

Depreciation of buildings is calculated by the straight-line method and that of other tangible fixed assets is calculated by the declining-balance method. Useful lives and remaining values are compliant with standards defined by the Corporation Tax Law. The useful life of service stations is defined as 15 years.

(Supplemental information)

Useful lives of machinery and equipment were revised in consideration of the operational situation of each item in line with the amendment of the Corporation Tax Law coming into force, and the revised statutory useful lives are applied effective the year ended March 31, 2009.

The impact of this change was negligible on the results of the year under review.

2)	Intangible fixed assets (other than lease assets)

Intangible fixed assets are amortized using the straight-line method. Useful lives are compliant with standards defined by the Corporation Tax Law. Software for internal use is amortized using the straight-line method over its expected useful life as determined by NOC (five years).

3)	Lease assets

Depreciated to zero residual value for the lease periods as the useful lives on a straight-line basis.

However, finance lease transactions that do not transfer ownership and dated March 31, 2008 or before are accounted for in a manner similar to the accounting treatment for ordinary rental transactions.

(Changes of accounting policies)

Finance lease transactions that do not transfer ownership had been accounted for in a manner similar to the accounting treatment for ordinary rental transactions. However, effective the year ended March 31, 2009, those transactions are accounted for in a manner similar with ordinary sale and purchase transactions as prescribed in “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13 originally issued (by the Corporate Accounting Council, First Subcommittee) on June 17, 1993, and revised on March 30, 2007) and “Guidance on Accounting Standard for Lease Transactions” (ASBJ Guidance No. 16 originally issued (by the Japanese Institute of Certified Public Accountants, Accounting Practice Committee) on January 18, 1994 and revised on March 30, 2007).

On the other hand, finance lease transactions that do not transfer ownership and dated from March 31, 2008 or before are accounted for in a manner similar to the accounting treatment for ordinary rental transactions as before.

There was no impact of this change on the results for the year ended March 31, 2009.

4)	Long-term prepaid expenses

Long-term prepaid expenses are amortized using the straight-line method. The depreciation period is compliant with standards defined by the Corporation Tax Law.
(3)	Accounting of allowances and reserves
1)	Allowance for doubtful receivables

General allowances for losses on doubtful receivables, such as trade receivables and loans, are provided for possible bad debts at an amount determined based on the historical experience of bad debts for normal receivables, and specific allowances are provided for estimated amounts considered to be uncollectable after reviewing the individual collectability of certain doubtful receivables.

2)	Accrued directors’ bonuses

Accrued directors’ bonuses are provided for the payment of bonuses to directors and corporate auditors at the estimated amount of directors’ bonus payments.

3)	Accrued retirement benefits

Accrued retirement benefits are provided for payment of employee retirement benefits at an estimated amount calculated as of March 31, 2009, based on the present value of the retirement benefit obligation and pension plan assets as of the said date.

Prior service cost is amortized using the straight-line method from the fiscal year incurred over the years within the employees’ average years of service remaining (five years).

Any actuarial gains or losses recognized as at each fiscal year-end are amortized using the straight-line method from the following fiscal year over the years within the employees’ average years of service remaining when incurred (five years).

4)	Reserve for inspection of oil tanks

To pay for future repair expenses, a reserve for the inspection and repair of oil tanks, which is required by the Fire Services Law, is provided for the current portion of the estimated total costs for such work.
(4)	Other significant matters constituting the basis for the preparation of statements

Accounting for consumption tax

Transactions subject to consumption taxes are recorded as amounts exclusive of consumption tax.

(5)	Changes in representation

The account titles which had previously been stated as “containers” and “semi-finished products” until the year ended March 31, 2008 were merged as “finished products and merchandise” effective the year ended March 31, 2009.

Similarly, the account title of “crude oil” was changed to “raw materials and supplies.”
2. Notes to Balance Sheet

(1)	Pledged assets

	1)	Pledged assets

		a.	Property, plant and equipment	¥109 million

		b.	Investment securities	¥20 million

		c.	Investment in common stock of affiliates	¥3,495 million

		d.	Long-term loans receivable	¥1,070 million

	2)	Amount of debts guaranteed by above assets

		a.	Short-term loans payable	¥518 million

		b.	Long-term loans payable	¥553 million

		c.	Accrued liabilities	¥11,024 million

(Note)	In addition to the above, the debt covered by the pledged assets includes long-term loans payable (¥92 million) and short-term loans payable (¥54 million) of Shonan Step Up Co., Ltd. to Mizuho Bank Ltd.

(2)	Accumulated depreciation of tangible fixed assets		¥430,325 million

(3)	Debt guarantees

	1)	Guarantee of debts of affiliates	¥212,623 million

	2)	Guarantees of employees’ debts (property accumulation residence fund loans)
¥9,637 million

	3)	Keep-well agreements and others*	¥46,188 million

*	Keep-well agreements and others are mainly agreements entered into between NOC and subsidiaries to enhance the creditworthiness of subsidiaries.

(4)	Advanced depreciation by government subsidies

	1)	Buildings		¥1 million

	2)	Machinery and equipment		¥4,828 million

	3)	Tools and equipment		¥38 million

(5)	Due from/to affiliates

	1)	Due from affiliates

		a.	Short-term due from affiliates	¥322,537 million

		b.	Long-term due from affiliates	¥98,448 million

	2)	Due to affiliates

		a.	Short-term due to affiliates	¥380,946 million

		b.	Long-term due to affiliates	¥3,013 million

3. Notes to Statement of Income
Transactions from/to affiliates

(1)	Operating transactions

	1)	Sales	¥1,026,794 million

	2)	Purchases	¥1,063,415 million

	3)	Selling, general, and administrative expenses	¥48,461 million

(2)	Non-operating transactions		¥321,701 million

4. Notes to Statement of Changes in Net Assets

	Number of treasury stocks as of the end of this fiscal year		4,489,870 units
5. Notes to Tax Effect Accounting

Details of deferred income taxes-assets and deferred income taxes-liabilities
Deferred income taxes-assets
Loss on impairment of fixed assets	¥43,917 million
Accrued retirement benefits	¥11,756 million
Loss on devaluation of investment securities/investment in common stock of affiliates	¥18,406 million
Deficit carried over	¥207,544 million
Others	¥31,385 million

Subtotal of deferred income taxes-assets	¥313,011 million
Valuation allowance	(¥59,007 million)

Total deferred income taxes-assets	¥254,004 million
Deferred income taxes-liabilities
Net unrealized gain on securities	(¥10,162 million)
Reserve for advanced depreciation of fixed assets	(¥23,733 million)
Others	(¥14,082 million)

Total deferred income taxes-liabilities	(¥47,978 million)

Net deferred income taxes-assets	¥206,025 million
6. Notes Concerning Leased Fixed Assets
Fixed assets used under lease contracts

Other than the tangible assets stated on the balance sheet, there are some in-house power generation facilities, diesel generators and their peripheral devices, which are mainly used in the cogeneration business, under finance lease contracts by which the ownerships of the leased assets do not transfer.

7.	Notes to Transactions with Related Companies

(Supplemental information)

Effective the year ended March 31, 2009, “Accounting Standard for Related Party Disclosures” (ASBJ Statement No. 11 issued on October 17, 2006) and “Guidance on Accounting Standard for Related Party Disclosures” (ASBJ Guidance No. 13 issued on October 17, 2006) are adopted here.

As a result, there were no related parties in addition to those who should have fallen within the previous disclosure scope.
Subsidiaries and affiliates

		Share of
	Name of	voting rights		Details of	Transaction	Name of	Balance
Type	company	owned	Relationship with the party	transactions	amount	accounts	at year-end
					Million yen		Million yen
Subsidiary	Nippon Petroleum Refining Co., Ltd.	100% directly owned	Contract manufacturing of NOC products / Interlocking directorate	Temporary payment of gasoline taxes on behalf (*1)	601,279	Accrued liabilities (Gasoline taxes payable)	230,177
				Contract manufacturing (*2)	236,182	Accrued liabilities	48,290
				Loan of funds (*3)	177,789	Short-term loans receivable	204,654

Subsidiary	Nihonkai Oil Co., Ltd.	100% directly owned	Manufacturing of NOC’s products / Interlocking directorate	Repayment of funds (*3)	9,859	Short-term loans receivable	10,170

Subsidiary	Nippon Global Tanker Co., Ltd.	65% directly owned	Transport of crude oil and other / Interlocking directorate	Repayment of funds (*3)	1,588	Short-term loans receivable	4,315

Subsidiary	ENEOS Frontier Co., Ltd.	100% directly owned	Sales of NOC’s products / Interlocking directorate	Repayment of funds (*3)	3,292	Short-term loans receivable	3,795

Subsidiary	Nippon Oil Exploration Limited	100% directly owned	Loan for working capital / Guarantee of debts / Interlocking directorate	Loan of funds (*4)	69,000	Long-term loans receivable	69,000
				Guarantee of debts (*5)	92,750	—	—

Subsidiary	Nippon Oil Exploration U.S.A. Ltd.	100% indirectly owned	Guarantee of debts	Guarantee of debts and others (*6)	65,910	—	—

Affiliate	Tozai Oil Terminal Co., Ltd.	50% directly owned	Contract management of NOC’s oil tank sites / Interlocking directorate	Sale of oil tank facilities and other assets (*7)		—	—
				Proceeds from sales	1,842
				Gain on sales	318

Subsidiary	Nippon Oil Real Estate Co., Ltd.	100% directly owned	Contract management of real estate / Interlocking directorate	Sale of idle land and others (*7)		—	—
				Proceeds from sales	622
				Gain on sales	392

Subsidiary	Nippon Oil Trading Corporation	100% directly owned	Purchase of PR items for service station / Interlocking directorate	Sale of service station facilities and others (*7)		—	—
				Proceeds from sales	108
				Gain on sales	16

Affiliate	Hokkaido Energy Co., Ltd.	50% indirectly owned	Sales of NOC’s products / Interlocking directorate	Sale of service station facilities and others (*7)		—	—

				Proceeds from sales	32
				Gain on sales	19

     Of the amounts shown above, the transaction amounts do not include consumption taxes. Policies in setting terms and conditions of transactions

(*1)	Gasoline taxes are paid temporarily by Nippon Petroleum Refining Company, Limited on behalf of NOC, because the manufacturers of gasoline are obliged under the Gasoline Tax Law to pay gasoline taxes etc. for the gasoline shipped from their factories.

(*2)	The relevant costs and margins according to the contract are paid for contract manufacturing of petroleum products.

(*3)	The interest rate on and maturities of loans of funds are determined reasonably in consideration of market rates for similar payment schedules. Each day, NOC lends working funds of respective subsidiaries, while the respective subsidiaries allocate the idle funds to the repayment of loans. Therefore loans and repayments are shown as net amounts.

(*4)	The interest rate on loans of funds is determined reasonably in consideration of market rates.

(*5)	The Guarantee rate of bank loan and others of Nippon Oil Exploration Limited is determined based on the business actual influence on negotiating every time.

(*6)	The Guarantee rate of bank loan and others of Nippon Oil Exploration U.S.A. Ltd. is determined based on the business actual influence on negotiating every time.

(*7)	The price and other conditions on sale of fixed assets are determined as in a general arm’s-length transaction with a third party.
8.	Notes to Per-share Information

(1) Net assets per share	¥511.58
(2) Net income per share	¥10.07
9.	Other Notes

Conclusion of a memorandum on management integration
As for the conclusion of a memorandum on management integration, see “Notes to Consolidated Financial Statements, 5. Other notes.”

Independent Auditors’ Report (Consolidated Financial Statements)

The Board of Directors

Nippon Oil Corporation	May 12, 2009

Ernst & Young ShinNihon LLC

Haruo Senba (seal)

Designated and Engagement Partner

Certified Public Accountant

Kazuhiko Umemura (seal)

Designated and Engagement Partner

Certified Public Accountant

Yoshio Yukawa (seal)

Designated and Engagement Partner

Certified Public Accountant
In accordance with Article 444, Paragraph 4 of the Companies Act, we audited the consolidated financial statements of Nippon Oil Corporation (the “Company”) for the consolidated fiscal year (April 1, 2008, to March 31, 2009), comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets, and the notes to the consolidated financial statements. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to independently express an opinion, based on our audit, on these consolidated financial statements.
We conducted our audit in accordance with the auditing standards, procedures, and practices that are generally accepted and applied in Japan. Those standards, procedures and practices require that we plan and perform our audit to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and their methods of application and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the conditions of the financial position and the results of operations of the business group comprising Nippon Oil Corporation and its consolidated subsidiaries for the period covered by these consolidated statements in conformity with the accounting principles generally accepted in Japan.
Note:
As mentioned in Notes concerning the basis of presentation of consolidated financial statements (4) 1) c, the Company applied “Accounting Standards for Valuation of Inventories” for the year ended March 31, 2009 and thereby prepared the financial statements under applicable accounting standards.
We have no interest in the Company that should be disclosed pursuant to the Certified Public Accountants Act.

Independent Auditors’ Report

The Board of Directors

Nippon Oil Corporation	May 12, 2009

Ernst & Young ShinNihon LLC

Haruo Senba (seal)

Designated and Engagement Partner

Certified Public Accountant

Kazuhiko Umemura (seal)

Designated and Engagement Partner

Certified Public Accountant

Yoshio Yukawa (seal)

Designated and Engagement Partner

Certified Public Accountant
In accordance with Article 436, Paragraph 2, Item 1 of the Companies Act, we audited the financial statements of Nippon Oil Corporation (the “Company”) for the 194th fiscal year (April 1, 2008, to March 31, 2009), comprising the balance sheet, the statement of income, the statement of changes in net assets, the notes to the non-consolidated financial statements, and the supplementary schedules. The financial statements and the supplementary schedules are the responsibility of the Company’s management. Our responsibility is to independently express an opinion, based on our audit, on the financial statements and the supplementary schedules.
We conducted our audit in accordance with the auditing standards, procedures, and practices that are generally accepted and applied in Japan. Those standards, procedures, and practices require that we plan and perform our audit to obtain reasonable assurance as to whether the financial statements and the supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the supplementary schedules. An audit also includes assessing the accounting principles used and their methods of application and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the conditions of the Company’s financial position and the results of its operations for the period covered by those financial statements and the supplementary schedules in conformity with the accounting principles generally accepted in Japan.
Note:
As mentioned in Notes to matters concerning significant accounting policies (1) 3) the Company applied “Accounting Standards for Valuation of Inventories” for the year ended March 31, 2009 and thereby prepared the financial statements under applicable accounting standards.
We have no interest in the Company that should be disclosed pursuant to the Certified Public Accountants Act.

Corporate Auditors’ Report
The Board of Corporate Auditors of Nippon Oil Corporation (the “Company”), having received the audit report from and consulted with each of the Corporate Auditors concerning the performance by Directors of their duties during the 194th fiscal year, from April 1, 2008, to March 31, 2009, prepared this audit report.
1. Audit method and contents
     In compliance with the standards for the Corporate Auditors’ audit determined by the Board of Corporate Auditors, and in accordance with developed auditing plans, each of the Corporate Auditors completed their auditing. In which, they held discussions with the Directors and the Company’s internal audit staff and other employees and attempted to collect information and developed improved environment for auditing. Furthermore, each of the Corporate Auditors attended the meetings of the Board of Directors and other important meetings, received reports from the Directors and employees on the performance of duties by the Directors, requested explanations where necessary, inspected documents and so on containing important decisions, and investigated operations and assets at the Company’s head office and other important offices. The Corporate Auditors also monitored and verified the contents of the resolutions adopted at the Board of Directors’ meetings concerning improvements and operating effectiveness of the internal control systems. Auditors also monitored and verified the status of the internal control systems. Regarding internal control over financial reporting, the Corporate Auditors received reports from the Directors and Ernst & Young ShinNihon LLC on the evaluation of applicable internal control and audit status, requested explanations where necessary With respect to the Company’s subsidiaries, the Corporate Auditors promoted communications and information sharing with the directors and corporate auditors of those subsidiaries and, where necessary, received reports from the subsidiaries on their businesses.
     In connection with the accounting audit, we received explanations of the audit plans in advance from the statutory auditors, held discussions with them, and received reports on the accounting audit results. In addition, the Corporate Auditors monitored and verified whether the statutory auditors maintained their independence and conducted their audits appropriately, and received reports from them on the performance of their duties, and, where necessary, requested explanations. In this regard, the Corporate Auditors received notification from the statutory auditors that they had taken steps to improve the system for ensuring appropriate execution of accounting audits, and requested their explanations as to this notification, where necessary. Based on the above methods, the Corporate Auditors reviewed the financial statements and the supplementary schedules, and the consolidated financial statements for the fiscal year then ended.

2. Results of the audit
(1)	Result of the audit of the business report
1)	The business report and the supplementary schedules are recognized as presenting properly the conditions of the Company in accordance with the applicable laws and regulations and the Articles of Incorporation.

2)	With respect to the performance of their duties by Directors, no improper act or material facts that violated the applicable laws and regulations or the Articles of Incorporation are recognized.

3)	The contents of the resolutions by the Board of Directors with regard to internal control systems are recognized as being appropriate, and no matters are recognized to be pointed out with regard to the performance of the internal control systems by the Directors.
(2)	Result of the audit of the financial statements and the supplementary schedules

The auditing methods and results of statutory auditors, Ernst & Young ShinNihon LLC, are recognized as being appropriate.

(3)	Result of the audit of the consolidated financial statements

The auditing methods and results of statutory auditors, Ernst & Young ShinNihon LLC, are recognized as being appropriate.
May 12, 2009
The Board of Corporate Auditors
Nippon Oil Corporation
Hiroshi Maru, Standing Corporate Auditor
Hideo Tabuchi, Standing Corporate Auditor
Masao Fujii, Corporate Auditor (Outside auditor)
Hidehiko Haru, Corporate Auditor (Outside auditor)
Masahiro Sakata, Corporate Auditor (Outside auditor)